This preliminary prospectus supplement relates to an effective registration statement under the Securities Act of 1933, as amended, but is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities and we are not soliciting offers to buy these securities in any jurisdiction where the offer or sale is not permitted.

Filed Pursuant to Rule 424(b)(5)
Registration No. 333-195747

SUBJECT TO COMPLETION, DATED JUNE 17, 2014

PROSPECTUS SUPPLEMENT
(To prospectus dated May 7, 2014)

1,700,000 American Depositary Shares

GW PHARMACEUTICALS PLC

(Incorporated in England and Wales)

Representing 20,400,000 Ordinary Shares

This is a public offering of American depositary shares, or ADSs, of GW Pharmaceuticals plc. We are offering 1,200,000 ADSs and the selling shareholders are offering 500,000 ADSs. We will not receive any proceeds from the sale of ADSs by the selling shareholders. Each ADS represents the right to receive 12 ordinary shares, par value £0.001 per share.

Our ADSs are quoted on the Nasdaq Global Market under the symbol “GWPH.” On June 16, 2014, the last reported sale price of our ADSs was $77.25 per ADS.

Investing in our ADSs involves risk. See “Risk Factors” beginning on page S-17.

PRICE: $     PER ADS

	Price to Public	Underwriting Discounts and Commissions(1)	Proceeds to us	Proceeds to Selling Shareholders
Per ADS	$	$	$	$
Total	$	$	$	$

(1)	We have agreed to reimburse the underwriters for certain FINRA-related expenses. See “Underwriters”.

We have granted the underwriters the right to purchase up to an additional 255,000 ADSs within 30 days of the date of this prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the ADSs to purchasers on or about June   , 2014 through the book-entry facilities of The Depository Trust Company.

Joint Book-Running Managers

MORGAN STANLEY	BofA MERRILL LYNCH	COWEN AND COMPANY

Lead Manager

PIPER JAFFRAY

           , 2014

PROSPECTUS SUPPLEMENT

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

This prospectus supplement adds to and updates information contained in and incorporated by reference into the accompanying prospectus dated May 7, 2014 relating to our ordinary shares and American depositary shares, or ADSs. You should rely only on the information contained in or incorporated by reference into this prospectus supplement and the accompanying prospectus that we authorize to be distributed to you. We have not, and the underwriters have not, authorized any person, including the selling shareholders, to provide you with information different from that contained in or incorporated by reference into this prospectus supplement and the accompanying prospectus. This prospectus supplement and the accompanying prospectus are not an offer to sell, nor are they seeking an offer to buy, these securities in any state where the offer or sale is not permitted. The information in or incorporated by reference into this prospectus supplement or the accompanying prospectus speaks only as of the date of the prospectus supplement or the accompanying prospectus unless the information specifically indicates that another date applies, regardless of the time of delivery of this prospectus supplement or the accompanying prospectus or of any sale of the securities offered hereby. If the information in this prospectus supplement differs from the information contained in the accompanying prospectus or the documents incorporated by reference herein or therein, you should rely on the information contained in this prospectus supplement. However, if any statement in one of these documents is inconsistent with a statement in another document having a later date — for example, a document incorporated by reference in this prospectus supplement or the accompanying prospectus — the statement in the document having the later date modifies or supersedes the earlier statement.

This prospectus supplement and the accompanying prospectus includes or incorporates by reference statistical and other industry and market data that we obtained from industry publications and research, surveys and studies conducted by third parties. Industry publications and third-party research, surveys and studies generally indicate that their information has been obtained from sources believed to be reliable, although they do not guarantee the accuracy or completeness of such information. While we believe these industry publications and third-party research, surveys and studies are reliable, we have not independently verified such data.

No action is being taken in any jurisdiction outside the United States to permit a public offering of the ADSs or possession or distribution of this prospectus supplement or the accompanying prospectus in that jurisdiction. Persons who come into possession of this prospectus supplement or the accompanying prospectus in jurisdictions outside the United States are required to inform themselves about and to observe any restrictions as to this offering and the distribution of the prospectus applicable to that jurisdiction.

The representations, warranties and covenants made by us or the selling shareholders in any agreement that is filed as an exhibit to any document that is incorporated by reference in this prospectus supplement and the accompanying prospectus were made solely for the benefit of the parties to such agreement, including, in some cases, for the purpose of allocating risk among the parties to such agreements, and should not be deemed to be a representation, warranty or covenant to you. Moreover, such representations, warranties or covenants were accurate only as of the date when made. Accordingly, such representations, warranties and covenants should not be relied on as accurately representing the current state of our or the selling shareholders affairs.

Sativex®, Epidiolex®, the GW logo and other trademarks or service marks of GW Pharmaceuticals plc appearing in or incorporated by reference into this prospectus supplement or the accompanying prospectus are the property of GW Pharmaceuticals plc. Trade names, trademarks and service marks of other companies appearing in this prospectus supplement or the accompanying prospectus are the property of their respective owners.

In this prospectus supplement, “GW Pharma,” the Group,” the “Company,” “we,” “us” and “our” refer to GW Pharmaceuticals plc and its consolidated subsidiaries, except where the context otherwise requires.

CONVENTIONS THAT APPLY TO THIS PROSPECTUS SUPPLEMENT

All references in this prospectus supplement or the documents incorporated by reference herein to “$” are to U.S. dollars, all references to “£” are to pounds sterling and all references to “€” are to Euros. Solely for the convenience of the reader, unless otherwise indicated, all pounds sterling amounts as at and for the six months ended March 31, 2014 have been translated into U.S. dollars at the rate at March 31, 2014, of $1.6674 to £1.00. These translations should not be considered representations that any such amounts have been, could have been or could be converted into U.S. dollars at that or any other exchange rate as at that or any other date.

FORWARD-LOOKING STATEMENTS

This prospectus supplement and the accompanying prospectus, including the documents incorporated by reference herein and therein, contains forward-looking statements that are based on our current expectations, assumptions, estimates and projections about us and our industry. All statements other than statements of historical fact in this prospectus supplement and the accompanying prospectus, the documents incorporated by reference herein and therein, are forward-looking statements.

These forward-looking statements are subject to known and unknown risks, uncertainties, assumptions and other factors that could cause our actual results of operations, financial condition, liquidity, performance, prospects, opportunities, achievements or industry results, as well as those of the markets we serve or intend to serve, to differ materially from those expressed in, or suggested by, these forward-looking statements. These forward-looking statements are based on assumptions regarding our present and future business strategies and the environment in which we expect to operate in the future. Important factors that could cause those differences include, but are not limited to:

•	the inherent uncertainty of product development;
•	manufacturing and commercialization;
•	patents, including, but not limited to, legal challenges;
•	government regulation and approval, including, but not limited to, the expected timing of potential regulatory approval dates for Sativex and Epidiolex;
•	future revenue being lower than expected;
•	the level of pricing and reimbursement for our products and product candidates, if approved;
•	increasing competitive pressures in our industry;
•	general economic conditions or conditions affecting demand for the products offered by us in the markets in which we operate, both domestically and internationally, being less favorable than expected;
•	currency fluctuations and hedging risks;
•	worldwide economic and business conditions and conditions in the industry in which we operate;
•	our relationships with our customers and suppliers;
•	increased competition from other companies in the industry in which we operate;
•	changing technology;
•	claims for personal injury or death arising from the use of products and product candidates produced by us;
•	the occurrence of accidents or other interruptions to our production processes;
•	changes in our business strategy or development plans, and our expected level of capital expenses;
•	our ability to attract and retain qualified personnel;
•	regulatory, environmental, legislative and judicial developments;
•	our intention not to pay dividends; and
•	factors that are not known to us at this time.

Additional factors that could cause actual results, financial condition, liquidity, performance, prospects, opportunities, achievements or industry results to differ materially include, but are not limited to, those discussed under “Risk Factors” or elsewhere in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein. Additional risks that we may currently deem immaterial or that are not presently known to us could also cause the forward-looking events discussed in this prospectus supplement and the accompanying prospectus not to occur. The words “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “expect” and similar words are intended to identify estimates and forward-looking statements. Estimates and forward-looking statements speak only at the date they were made, and we undertake no obligation to update or to review any estimate and/or forward-looking statement because of new information, future events or other factors. Estimates and forward-looking statements involve risks and uncertainties and are not guarantees of future performance. Our future results may differ materially from those expressed in these estimates and forward-looking statements. In light of the risks and uncertainties described above, the estimates and forward-looking statements discussed in this prospectus supplement and the accompanying prospectus might not occur and our future results and our performance may differ materially from those expressed in these forward-looking statements due to, inclusive of, but not limited to, the factors mentioned above. Because of these uncertainties, you should not make any investment decision based on these estimates and forward-looking statements.

SUMMARY

This summary highlights selected information about us and the ADSs that we and the selling shareholders are offering. It may not contain all of the information that may be important to you. Before investing in the ADSs, you should read this entire prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein carefully for a more complete understanding of our business and this offering, including our consolidated financial statements, and the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included and incorporated by reference in this prospectus supplement and the accompanying prospectus.

Company Overview

We are a biopharmaceutical company focused on discovering, developing and commercializing novel therapeutics from our proprietary cannabinoid product platform in a broad range of disease areas. In our 15 years of operations, we have established a world leading position in the development of plant-derived cannabinoid therapeutics through our proven drug discovery and development processes, our intellectual property portfolio and our regulatory and manufacturing expertise. We commercialized the world’s first plant-derived cannabinoid prescription drug, Sativex, which is approved for the treatment of spasticity due to multiple sclerosis, or MS, in 25 countries outside the United States. We are also evaluating Sativex in a Phase 3 program for the treatment of cancer pain, for which we have received Fast Track Designation from the U.S. Food and Drug Administration, or FDA. We anticipate that top-line results from at least one of the two ongoing pivotal Phase 3 of Sativex for cancer pain trials will be available towards the end of 2014. Top-line results from the second pivotal Phase 3 trial are expected shortly after the first Phase 3 trial. This program is intended to support the submission of a New Drug Application, or NDA, for Sativex in cancer pain with the FDA, and in other markets around the world. We have a deep pipeline of additional cannabinoid product candidates, including orphan drug opportunities with a particular focus on pediatric epilepsy. We have received Orphan Drug Designation from the FDA for Epidiolex, our proprietary product candidate that contains plant-derived cannabidiol, or CBD, as its active ingredient, for the treatment of both Dravet syndrome and Lennox-Gastaut syndrome, or LGS, each of which are severe infantile-onset, genetic, drug-resistant epilepsy syndromes. The FDA has granted 20 Investigational New Drug Applications, or INDs, to independent investigators in the United States to treat a total of approximately 300 children and young adults suffering from intractable epilepsy with Epidiolex. We have obtained initial physician reported data on 27 patients receiving Epidiolex under these INDs, which have shown promising signals of efficacy in reducing seizures and expect data on additional patients receiving treatment under these INDs to be made available to us in the second half of 2014 and during 2015. We have opened a commercial IND with the FDA for Epidiolex in the treatment of Dravet syndrome, for which we have received Fast Track Designation. We expect to commence a Phase 2/3 trial of Epidiolex for Dravet syndrome in the second half of 2014 and an additional Phase 3 trial of Epidiolex for Dravet syndrome in 2015. We also expect to open a commercial IND with the FDA for Epidiolex in the treatment of LGS in the second half of 2014 and to commence Phase 3 trials in this indication in 2015. We expect to advance further orphan drug opportunities in the next 12 months. Our product pipeline also includes compounds in Phase 1 and 2 clinical development for glioma, ulcerative colitis, type-2 diabetes, and schizophrenia.

Our Product and Product Candidates

Sativex

Our most advanced product, Sativex, is an oromucosal spray consisting of a formulated extract of the cannabis sativa plant that contains the principal cannabinoids delta-9-tetrahydrocannabinol, or THC, and CBD. We are evaluating Sativex in a Phase 3 program to treat persistent pain in people with advanced cancer who experience inadequate pain relief from optimized chronic opioid therapy, the current standard of care. This program represents the lead target indication for Sativex in the United States and is based on positive data from two Phase 2 trials of Sativex involving over 530 patients in this indication. According to Fallon, et al. in the March/April 2006 edition of Clinical Medicine, pain is uncontrolled with opioid treatments in approximately 20% of patients with advanced cancer, or 420,000 people in the United States. There are currently no approved non-opioid treatments for patients who do not respond to, or experience negative side effects with, opioid medications. We believe that Sativex has the potential to address a significant unmet need in this large market by treating patients with a product that employs a differentiated non-opioid mechanism of action, and offers the prospect of pain relief without increasing opioid-related adverse side effects. Our ongoing Phase 3 program is being conducted under an IND and consists of three clinical trials, the first two of which are expected to enroll 760 patients in total and are intended to form the basis of the NDA. These two Phase 3 trial protocols mirror our Phase 2b trial of Sativex with respect to patient population and treatment duration, and employ a primary efficacy endpoint that yielded statistically significant results in favor of Sativex in both Phase 2 trials. The costs of the Phase 3 program are fully funded by Otsuka Pharmaceutical Co. Ltd., or Otsuka.

Sativex is commercially available for the treatment of MS spasticity in 14 countries outside the United States. We have also received regulatory approval for Sativex for MS spasticity in 11 additional countries, and we anticipate commercial launches in several of these countries in the next 12 months. Sativex is recommended for approval in a further two countries and regulatory filings are under review in eight other countries. While we believe that MS spasticity represents an attractive indication for the United States, we also believe that cancer pain is the optimal entry point for Sativex in the United States from a commercial and regulatory perspective since we performed our MS spasticity pre-clinical and clinical program outside of the United States, and will be required to conduct an additional development program prior to the submission of an NDA with the FDA for this indication. We have opened an IND with the FDA and plan to conduct a US-targeted pivotal Phase 3 clinical trial to evaluate Sativex for the treatment of MS spasticity. We have submitted to the FDA a request for Special Protocol Assessment, or SPA, of the Phase 3 study protocol, for which we have not yet reached agreement. We expect to respond to the FDA’s feedback on the protocol through an additional SPA submission with a view to commencing the trial in early 2015. If the trial is conducted and is successful, we intend to submit the results, along with the foreign clinical data collected in our clinical development program for MS spasticity to date, in an NDA for MS spasticity. According to the World Health Organization, MS affects 1.3 million people worldwide, of which up to 80% suffer from spasticity, a symptom of MS characterized by muscle stiffness and uncontrollable spasms. There is no cure for spasticity, and it is widely recognized that currently available oral treatments afford only partial relief and have unpleasant side effects. Sativex offers the prospect of treating patients who have failed existing oral therapies and who might otherwise require invasive and costly alternative treatment options.

Epilepsy

We are also developing other cannabinoid product candidates focused on epilepsy, in particular, pediatric epilepsy. Several features of the pharmacology of certain cannabinoids suggest that they may be candidates for investigation as anti-epileptic drugs. We have conducted pre-clinical research of CBD in epilepsy for the last six years in collaboration with the University of Reading. This research has shown that CBD has significant anti-epileptiform and anticonvulsant activity using a variety of in vitro and in vivo models and that it has the ability of CBD to treat seizures in acute animal models of epilepsy with significantly fewer side effects than existing anti-epileptic drugs. According to Russ in the February 2012 edition of Pediatrics, there are 466,000 childhood epilepsy patients in the United States and 765,000 patients in Europe, of which 20%, or 93,200 patients in the United States and 153,000 in Europe, are deemed medically intractable.

Epidiolex

Our most advanced product candidate in the field of epilepsy is Epidiolex, a liquid formulation of a highly purified CBD extract. The FDA has granted 20 INDs to independent investigators in the United States to treat a total of approximately 300 children and young adults suffering from intractable epilepsy with Epidiolex. Twelve week treatment data on 27 patients as well as safety data from an additional 35 patients from these INDs were recently made available to us from the physicians conducting these studies and we expect treatment data on additional patients to be made available to us during the second half of 2014 and during 2015. These INDs contain no control or comparator group for reference and these patient data are not designed to be aggregated or reported as study results. Moreover, data from such small numbers of patients may be highly variable. Information obtained from these INDs may not reliably predict data collected via systematic evaluation of efficacy in our sponsored clinical trials. Such studies are carried out by individual investigators and not conducted in strict compliance with Good Clinical Practices.

Treatment effect data on the 27 patients have been assessed in a manner consistent with the FDA’s recommended endpoint for evaluating efficacy in epilepsy trials, which compares percent change in the average four week seizure frequency throughout the 12 week treatment period to seizure frequency during a four week baseline period. Patients comprise a broad range of treatment-resistant epilepsies with convulsive and/or non-convulsive seizures. The average age was 10.5 years and 26 of the 27 patients were between three to 18 years of age and one patient was 26 years of age. In all cases, Epidiolex was added to current anti-epileptic drugs, or AEDs. On average, patients were taking 2.7 other AEDs.

The following changes in seizure frequency (convulsive and non-convulsive seizures) were reported: (a) the mean overall reduction in seizure frequency compared to baseline seizure frequency was 44% and the median overall reduction in seizure frequency compared to baseline seizure frequency was 42%; (b) 48% of all patients obtained at least a 50% reduction in seizure frequency as compared to baseline seizure frequency; (c) 41% of all patients obtained at least a 70% reduction in seizure frequency as compared to baseline seizure frequency; and (d) 22% of all patients obtained at least a 90% reduction in seizure frequency as compared to baseline seizure frequency. During the last 4 weeks of treatment (weeks 8 to 12), 15% of all patients were seizure-free.

Of the 27 patients, the largest single type of epilepsy was Dravet syndrome (n=9). For the patients with Dravet syndrome, the following changes in convulsive seizure frequency, the only types of seizures considered by the FDA in assessing primary efficacy for Dravet syndrome trials, were reported: (a) the mean reduction in seizure frequency as compared to baseline seizure frequency was 52% and median reduction in seizure frequency compared to baseline seizure frequency was 63%; (b) 56% of Dravet syndrome patients obtained at least a 50% reduction in seizure frequency as compared to baseline seizure frequency; (c) 44% of Dravet syndrome patients obtained at least a 70% reduction in seizure frequency as compared to baseline seizure frequency; and (d) 33% of Dravet syndrome patients obtained at least a 90% reduction in seizure frequency as compared to baseline seizure frequency. During the last 4 weeks of treatment (weeks 8 to 12), 33% of Dravet patients were seizure-free.

In addition to data on clinical effect, safety data have been made available to us on a total of 62 patients (27 patients with 12 weeks of treatment with Epidiolex as well as 35 additional patients who have commenced treatment with Epidiolex but have yet to reach 12 weeks of treatment). In total this patient group represents approximately 120 patient-months of treatment with Epidiolex. At least one adverse event was reported in 81% of patients. The most common adverse events (occurring in 10% or more patients and resulting from all causes) were: Somnolence (40% of patients), Fatigue (26% of patients), Diarrhea (16% of patients), decreased appetite (11% of patients) and increased appetite (10% of patients). Of the reported adverse events, 80% were mild or moderate. There have been no withdrawals from treatment due to adverse events, although there has been one withdrawal due to lack of clinical effect and an additional two patients are currently being gradually withdrawn from treatment after 12 weeks due to lack of clinical effect. Serious adverse events were reported in seven patients, including death of a patient from SUDEP (sudden unexpected death in epilepsy). None of these serious adverse events, including the one reported death, were deemed related to Epidiolex by the independent investigators. In some instances, the addition of Epidiolex may be associated with changes in serum concentrations of concomitant AEDs.

We believe the data we have received to date under these expanded access INDs support the continued investigation of Epidiolex as a potential treatment for epilepsy, including for Dravet syndrome and LGS.

In November 2013, we received Orphan Drug Designation from the FDA for Epidiolex for the treatment of Dravet syndrome. According to Dravet et al in the 2012 edition of Epileptic Syndromes in Infancy, Childhood and Adolescence, up to 5% of epilepsies diagnosed in the first year of life are Dravet syndrome, equating to 5,440 patients in the United States and 6,710 patients in Europe under the age of 20. We believe, however, that this syndrome is under diagnosed. We held a pre-IND meeting with the FDA in February 2014 to discuss the investigational plan for Epidiolex in Dravet syndrome, following which we opened a commercial IND in May 2014. In June 2014, we received Fast Track designation from the FDA. We expect to commence clinical development of Epidiolex for Dravet syndrome in the second half of 2014. The first Phase  2/3 trial is designed as a two-part randomized double-blind, placebo-controlled parallel group dose escalation, safety, tolerability, pharmacokinetic and efficacy trial of single and multiple doses of Epidiolex to treat Dravet syndrome in children who are being treated with other anti-epileptic drugs. Part one comprises the pharmacokinetic and dose-finding elements of the trial in a total of 30 patients over a 3 week treatment period. Part two is a placebo-controlled safety and efficacy evaluation of Epidiolex over a 3 month treatment period in a total of 80 patients. We anticipate commencing an additional Phase 3 trial in Dravet syndrome in the first quarter of 2015 in parallel with part two of the first Phase  2/3 trial.

In addition to Dravet syndrome, in March 2014, we received Orphan Drug Designation from the FDA for Epidiolex for the treatment of LGS, another pediatric epilepsy condition. We have received written responses from the FDA to our pre-IND meeting request, and we expect to commence two Phase 3 trials in LGS during 2015.

We are currently manufacturing Epidiolex in-house using many of the same processes and facilities developed for Sativex. We expect to satisfy near-term requirements for Epidiolex from these current facilities but we also expect to explore further scale-up options for various parts of the production process both in-house and with external third parties.

GWP42006 (CBDV)

In addition to Epidiolex, our epilepsy product candidates also include GWP42006, which features CBDV as the primary cannabinoid. CBDV is similar in chemical structure to CBD and has also shown anti-epileptic properties across a range of in vitro and in vivo models of epilepsy. We have completed a Phase 1 trial of GWP42006 in 66 healthy subjects. In this trial, GWP42006 was well tolerated even at the highest tested dose. There were no serious or severe adverse events, nor any withdrawals due to adverse events. We expect to commence a Phase 2 trial of GWP42006 in patients with epilepsy around the end of 2014, or early 2015. GWP42006 has the potential for development in the field of pediatric epilepsy as well as the broader epilepsy market.

We have rights to a portfolio of intellectual property related to CBD and CBDV in epilepsy. This portfolio includes eight patent families containing one or more pending and/or issued patent claims related to the use of CBD and/or CBDV in the treatment of epilepsy as well as compositions, extraction techniques, CBD and CBDV extracts and highly purified CBD.

Other Orphan Product Candidates

Beyond epilepsy-related orphan diseases, in October 2013, we commenced a Phase 1b trial of our combination GWP42002:GWP42003 product in the treatment of recurrent glioblastoma multiforme, or GBM, a particularly aggressive brain tumor which is considered a rare disease by the FDA and the European Medicines Agency. According to the New England Journal of Medicine, GBM accounts for approximately 46% of the 22,500 new cases of brain cancer diagnosed in the United States each year. We expect to advance at least one additional orphan drug opportunity in the next 12 months.

Other Pipeline Product Candidates

Our product pipeline also includes GWP42004, which has completed a Phase 2a trial in the treatment of dyslipidemia in subjects with type-2 diabetes. Although, in this small trial, GWP42004 did not show a benefit in lipid control, GWP42004 did show some evidence of anti-diabetic effects. We have initiated a Phase 2 dose-ranging trial of GWP42004 in this indication. In addition, we are developing GWP42003, a cannabinoid which has shown anti-inflammatory properties in pre-clinical studies. GWP42003 is currently in a Phase 2 trial for ulcerative colitis for which we expect data in the second half of 2014. We generally expect to conduct our early clinical development activities outside of the United States and to submit INDs in the United States at a later stage in their development.

Our Product Pipeline Summary

Our commercialized product and key ongoing development programs are shown in the tables below.

Sativex

Product/Product Candidates	Indication	Partner(s)	Status	Expected Next Steps
Sativex	MS spasticity	Otsuka, Almirall, Novartis, Bayer and Neopharm	Approved in 25 countries. Phase 3 protocol discussions in US	US Phase 3 trial to commence in early 2015. Additional ex-US submissions, approvals and launches
Sativex	Cancer pain	Otsuka, Almirall, Novartis, Bayer and Neopharm	Phase 3 program ongoing	Phase 3 data towards the end of 2014

Epilepsy

Product/Product Candidates	Indication	Partner(s)	Status	Expected Next Steps
Epidiolex (CBD)	Pediatric epilepsy Initial targets: Dravet syndrome and Lennox-Gastaut syndrome	We retain global rights	Orphan Drug Designation granted by FDA for Dravet syndrome and LGS. IND granted by FDA to conduct Phase 2/3 trial for Dravet syndrome. Additional INDs granted by FDA to outside investigators	Commence Phase 2/3 trial in Dravet syndrome. Open sponsor IND in LGS. Treatment IND data during second half of 2014 and 2015
GWP42006 (CBDV)	Epilepsy	We retain global rights	Phase 1 trial completed	Phase 2 trial to commence around end of 2014/early 2015

Other Orphan Product Candidates

Product/Product Candidates	Indication	Partner(s)	Status	Expected Next Steps
Combination of GWP42002 and GWP42003	Glioma	We retain global rights	Phase 1b trial ongoing	Phase 1b data from initial phase of trial in 2014
Intravenous GWP42003	Neonatal Hypoxic-Ischemic Encephalopathy	We retain global rights	Pre-clinical	Apply for Orphan Drug Designation

Other Pipeline Product Candidates

Product/Product Candidates	Indication	Partner(s)	Status	Expected Next Steps
GWP42004	Type-2 diabetes	We retain global rights	Phase 2 dose ranging trial ongoing	Phase 2 dose ranging trial data in the second half of 2015
GWP42003	Ulcerative colitis	We retain global rights	Phase 2 trial ongoing	Phase 2 data in the second half of 2014
GWP42003	Schizophrenia	We retain global rights	Phase 2a trial ongoing	Phase 2a trial data in the second half of 2015

Our Strategic Partnerships

To support the development and commercialization of Sativex, we have entered into license and development agreements with the following major pharmaceutical companies: Otsuka in the United States; Almirall S.A., or Almirall, in Europe (excluding the United Kingdom) and Mexico; Novartis Pharma AG, or Novartis, in Australia and New Zealand, Asia (excluding Japan, China and Hong Kong), the Middle East (excluding Israel) and Africa; Bayer HealthCare AG, or Bayer, in the United Kingdom and Canada; and Neopharm Group, or Neopharm, in Israel. These agreements provide our collaborators with the sole right to commercialize Sativex in exclusive territories for all indications. From our incorporation through March 31, 2014 these agreements have yielded cash of £67.6 million in upfront fees and milestone payments. In addition, we are entitled to receive up to an additional £198.0 million in potential payments upon the achievement of regulatory and commercial milestones. Upon commercialization, we are also entitled to receive revenue from the supply of products as well as royalties on product sales. In addition, under the terms of our agreement with Otsuka, all pre-clinical and clinical costs associated with the development of Sativex in the United States are fully funded by Otsuka.

Our Strengths

We believe that we offer the following key distinguishing characteristics:

•	Commercialized most advanced product and validated development and regulatory pathway. We believe that the successful development and regulatory approval of Sativex in MS spasticity provides important validation of our proprietary cannabinoid product platform. On this basis, we believe we can expand the approved indications for Sativex and develop a portfolio of additional cannabinoid therapeutics.
•	A pipeline of cannabinoid orphan drug opportunities for which we retain global commercial rights. We have received Orphan Drug Designation from the FDA for Epidiolex in the treatment of both Dravet syndrome and LGS, each of which is a severe, infantile-onset, genetic, drug-resistant epilepsy syndrome. The FDA has granted 20 INDs to independent investigators in the United States to treat a total of approximately 300 children suffering from intractable epilepsy. We have opened a commercial IND for Dravet syndrome and expect to open a commercial IND for Epidiolex for LGS. We have commenced a Phase 1b trial of another product, our combination GWP42002:GWP42003, to treat GBM, an aggressive brain tumor and potential orphan drug indication, and also plan on advancing other cannabinoid orphan drug opportunities during 2014.
•	Significant late stage opportunity in cancer pain, a large market. We are currently evaluating Sativex in a Phase 3 program, which is fully funded by Otsuka, to support the submission of an NDA in the United States and regulatory applications across other parts of the world for the treatment of advanced cancer pain. Our Phase 3 program follows positive Phase 2 data from clinical trials of Sativex involving over 530 patients in this indication and employs several of the same key study features as our Phase 2 trials.

•	Additional late stage opportunity in the United States for MS spasticity. Sativex is approved for MS spasticity in 25 countries outside the United States. We believe that MS spasticity represents an attractive indication for Sativex in the United States and we will be required to conduct an additional development program prior to the submission of a separate NDA with the FDA for this indication. We have opened an IND with the FDA for a proposed Phase 3 trial in the MS spasticity indication and are currently in SPA negotiations with FDA.
•	Opportunity for first-in-class treatments across a large number of therapeutic targets. We are at the forefront of the commercialization of cannabinoid therapeutics using our proprietary product platform to identify, validate and develop innovative first-in-class therapeutics that are designed to meet significant unmet medical needs.
•	Collaborations with major global pharmaceutical companies for Sativex. We have entered into collaboration agreements for Sativex, including with Otsuka, Almirall, Novartis and Bayer.
•	Strong competitive position in a highly specialized and regulated field. We believe we are uniquely positioned to benefit from the significant potential within the field of cannabinoid therapeutics in which we have developed a successful track record and expertise, as well as an intellectual property portfolio, during our 15 years of operations.
•	In-house manufacturing capabilities and expertise in controlled substances. We operate under Good Manufacturing Practice commercial manufacturing licenses in the United Kingdom, which give us the capability to supply our products to global markets. We have successfully exported cannabinoid commercial or research materials to 35 countries and have substantial expertise in relevant international and national regulations in relation to the research, distribution and commercialization of cannabinoid therapeutics.
•	Highly experienced management team and network of leading scientists. Several members of our leadership team have been in place for over ten years. We have a fully integrated in-house research and development organization, regulatory capabilities and commercial manufacturing expertise. We closely collaborate with a broad network of leading scientists in the cannabinoid field, including 24 academic institutions in eight countries.

Our Proprietary Cannabinoid Product Platform

The cannabis plant is the unique source of more than 70 structurally-related, plant-derived cannabinoids. Although one cannabinoid, THC, is known to cause psychoactive effects associated with the use of illicit herbal cannabis, none of the other cannabinoids are known to share this property. In recent decades, there have been major scientific advances that have led to the discovery of new plant-derived cannabinoids and a cannabinoid receptor system in the human body, or endocannabinoid system. We are at the forefront of this new area of science, and we believe that our proprietary cannabinoid product platform uniquely positions us to discover and develop cannabinoids as new therapeutics. We are currently evaluating the potential for cannabinoids in the treatment of central nervous system, or CNS, disorders, including epilepsy, multiple sclerosis and schizophrenia, cancer and cancer pain, type-2 diabetes, ulcerative colitis, and neurodegenerative disease.

Our proprietary cannabinoid product platform consists of our:

•	continually evolving library of internally generated novel cannabis plant types that produce selected cannabinoids, or chemotypes. We reproduce the selected chemotypes solely through propagation of plant cuttings, or clones, in order to ensure that all subsequent plant material is genetically uniform. The cultivation process lasts 11 weeks from plant cutting to harvest;
•	in-house extraction, processing methodologies and analytical techniques, which yield well-characterized and standardized chemotype extracts;
•	discovery of novel cannabinoid pharmacology through conducting in vitro and in vivo pharmacologic evaluation studies in validated disease models to determine the most promising potential therapeutic areas for each extract;
•	in-house formulation and manufacturing capabilities;

•	global in-house development and regulatory expertise; and
•	intellectual property portfolio, which includes 46 patent families with issued and/or pending claims directed to plants, plant extracts, extraction technology, pharmaceutical formulations, drug delivery and the therapeutic uses of cannabinoids, as well as plant variety rights, know-how and trade secrets. The patents and pending patent applications directed to Sativex in the United States, if issued, would expire on various dates between 2021 and 2026, excluding possible patent extensions.

We believe that our focus on the development of therapeutics from plant-derived cannabinoids offers the following important advantages:

•	Our plant extract formulations may contain one or more principal cannabinoids offering a multi-target profile designed to address many of the causative factors of complex diseases.
•	Our approach is optimally suited to targeting the endocannabinoid system, the complexities of which make the “single-target” approach to development of cannabinoid therapeutics more challenging.
•	Our platform enables us to evaluate the therapeutic potential of products containing single cannabinoids as well as combinations of cannabinoids, as demonstrated by Sativex, while remaining defined as a single new medicinal entity by regulatory authorities.
•	The chemical complexity of our plant-based formulations may offer superior therapeutic promise compared with the corresponding pure cannabinoids and provide additional hurdles for potential generic competitors.

We believe that the successful development and regulatory approval of Sativex for MS spasticity provide important validation of our proprietary cannabinoid product platform.

The prospect for cannabinoid therapeutics to be approved through the FDA approval pathway has been the subject of statements from the White House, Congress and the Drug Enforcement Administration, or DEA. The White House Office of National Drug Control Policy states on its “Facts and Answers to the Frequently Asked Questions about Marijuana” on the White House website that the FDA has recognized and approved the medicinal use of isolated components of the marijuana plant and related synthetic compounds, and it specifically references Sativex as a product that is currently in late-stage clinical trials with the FDA. In its June 2012 report entitled “Reducing the U.S. Demand for Illegal Drugs,” the U.S. Senate Caucus on International Narcotics Control expresses the view that the development of marijuana-based therapeutics through an approved FDA process is the best route to explore and references Sativex as a promising product currently in the final phase of the FDA’s trials for approved use in the United States. In that report, the Senate Caucus urged the FDA to complete a careful review of Sativex in a timely manner. In its May 2014 report entitled “The Dangers and Consequences of Marijuana Abuse,” the DEA expresses support for ongoing research into potential medicinal uses of marijuana’s active ingredients, and specifically references Sativex and Epidiolex.

Our Business Strategy

Our goal is to capitalize on our leading position in the field of cannabinoid therapeutics by pursuing the following strategies:

•	Secure regulatory approval of Sativex for advanced cancer pain in the United States and around the world. We expect data from at least one of the Phase 3 trials to be available towards the end of 2014, and data from the second Phase 3 trial shortly thereafter, following which we expect to submit an NDA to the FDA and submit regulatory applications across other parts of the world for Sativex in cancer pain.
•	Advance our proprietary pipeline of cannabinoid orphan drug opportunities. Our strategy for the development of Epidiolex in pediatric epilepsy is to perform commercial development programs initially concentrating on the orphan drug indications of Dravet syndrome and LGS. We have commenced a Phase 1b trial of another combination product, GWP42002:GWP42003, to treat GBM, an aggressive brain tumor and potential orphan drug indication, and also plan on advancing other cannabinoid orphan drug opportunities during 2014. We retain global commercial rights to our orphan pipeline.

•	Achieve global commercialization of Sativex for MS spasticity. Sativex has been approved in 25 countries for MS spasticity and we intend to seek and obtain approval for Sativex in this indication in additional countries throughout the world, and to conduct an additional development program necessary for submission of a separate NDA to the FDA.
•	Advance additional product candidates in our pipeline towards commercialization with a particular focus on the U.S. market. We have a deep product pipeline that includes two other cannabinoid product candidates in Phase 2 trials for the treatment of type-2 diabetes and ulcerative colitis, and a product candidate expected to enter Phase 2 trials for the treatment of schizophrenia.
•	Leverage our proprietary cannabinoid product platform to discover, develop and commercialize additional novel first-in-class cannabinoid products. We believe our established platform, including our in-house development expertise, allows us to achieve candidate selection and proof of concept in an efficient manner.
•	Continue to selectively enter into new collaboration agreements for certain programs and retain full control and/or co-promotion opportunities for other programs. We plan to seek future collaboration agreements for certain programs, while retaining commercial interests in other selected product opportunities where the development and commercialization activities are appropriate for our size and financial resources.
•	Further strengthen our competitive position. We will continue to develop our extensive international network of the most prominent scientists in the cannabinoid field and secure additional intellectual property rights.

Government Regulation and Product Approval

Expanded Access to Investigational Drugs

An investigational drug may be eligible for clinical use outside the context of a manufacturer’s clinical trial of the drug. “Expanded access,” sometimes also referred to as “treatment use,” refers to the use of an investigational drug where the primary purpose is to diagnose, monitor, or treat a patient’s disease or condition rather than to collect information about the safety or effectiveness of a drug. Expanded access INDs are often sponsored by individual physicians to treat patients. FDA regulations provide for three categories of expanded access: expanded access for individual patients, including for emergency use; expanded access for intermediate-size patient populations; and expanded access for large patient populations under a treatment IND or treatment protocol. For all types of expanded access, FDA must determine prior to granting expanded access that: (1) the patient or patients to be treated have a serious or life threatening disease or condition and there is no comparable or satisfactory alternative therapy; (2) the potential patient benefit justifies the potential risks of use and that the potential risks are not unreasonable in the context of the disease or condition to be treated; and (3) granting the expanded access will not interfere with the initiation, conduct, or completion of clinical studies in support of the drug’s approval. In addition, the sponsor of an expanded access IND must submit IND safety reports and, in the cases of protocols continuing for one year or longer, annual reports to the FDA. Expanded access programs are not intended to yield information relevant to evaluating a drug’s effectiveness.

Risk Factors

Our business is subject to numerous risks that could prevent us from successfully implementing our business strategy. These and other risks are discussed more fully in “Risk Factors” immediately following this prospectus supplement summary and include the following:

•	We are substantially dependent on the success of our only commercial product, Sativex.
•	We are dependent on the success of our product candidates, including Sativex for cancer pain, none of which may receive regulatory approval or be successfully commercialized.
•	In respect of our product candidates targeting orphan indications, orphan drug exclusivity may afford limited protection, and if another party obtains orphan drug exclusivity for the drugs and indications we are targeting, we may be precluded from commercializing our product candidates in those indications during that period of exclusivity.

•	We expect to face intense competition, often from companies with greater resources and experience than we have.
•	If the price for Sativex or any future approved products decreases or if governmental and other third-party payers do not provide adequate coverage and reimbursement levels our revenue and prospects for profitability will suffer.
•	Problems in our manufacturing process, failure to comply with manufacturing regulations or unexpected increases in our manufacturing costs could harm our business, results of operations and financial condition.
•	We have significant and increasing liquidity needs and may require additional funding.
•	Information obtained from expanded access studies and other survey results may not reliably predict the efficacy of our product candidates in company-sponsored clinical trials and may lead to adverse events that could limit approval.
•	Our ability to research, develop and commercialize Sativex and our product candidates is dependent on our ability to maintain licenses relating to the cultivation, possession and supply of controlled substances.
•	Serious adverse events or other safety risks could require us to abandon development and preclude, delay or limit approval of our product candidates, or limit the scope of any approved label or market acceptance.
•	Sativex and the other product candidates we are developing will be subject to U.S. controlled substance laws and regulations and failure to comply with these laws and regulations, or the cost of compliance with these laws and regulations, may adversely affect the results of our business operations, both during clinical development and post approval, and our financial condition.
•	If third parties claim that intellectual property used by us infringes upon their intellectual property, our operating profits could be adversely affected.
•	We rely heavily on Otsuka for funding of our research and development programs and overhead, and Otsuka is a joint owner of the intellectual property resulting from our pre-clinical research collaboration.
•	Our existing collaboration arrangements and any that we may enter into in the future may not be successful, which could adversely affect our ability to develop and commercialize Sativex and our product candidates.
•	We may not be able to adequately protect Sativex, our product candidates or our proprietary technology in the marketplace.
•	The price of our ADSs and ordinary shares may be volatile.
•	If we are deemed to be a passive foreign investment company, U.S. investors who invest in our ADSs may suffer adverse tax consequences.

Corporate Information

Our registered and principal executive offices are located at Porton Down Science Park, Salisbury, Wiltshire, SP4 0JQ, United Kingdom, our general telephone number is (44) 198 055-7000 and our internet address is http://www.gwpharm.com. Our website and the information contained on or accessible through our website are not part of this prospectus supplement. Our agent for service of process in the United States is CT Corporation System, 111 Eighth Avenue, 13th Floor, New York, NY 10011. Since June 28, 2001, our ordinary shares have been listed on the Alternative Investment Market, or AIM, a market operated by London Stock Exchange plc and since May 1, 2013, our ADSs, which represent 12 ordinary shares each, have been listed on The Nasdaq Global Market, or Nasdaq, under the symbol “GWPH.” See “Price Range of Our Ordinary Shares” and “Price Range of Our ADSs,” respectively, in this prospectus supplement.

The Offering

Total ADSs Being Offered:
By us:
1,200,000
By the Selling Shareholders
500,000
Total
1,700,000
Option to Purchase Additional ADSs:
We have granted the underwriters an option to purchase up to an additional 255,000 ADSs from us within 30 days of the date of this prospectus supplement.
American Depositary Shares:
The ADSs being sold pursuant to this prospectus supplement represent ordinary shares of GW Pharmaceuticals plc. Each ADS represents an ownership interest in 12 of our ordinary shares. As an ADS holder, we will not treat you as one of our shareholders. The depositary bank, Citibank, N.A., will be the registered holder of the ordinary shares underlying your ADSs. You will have ADS holder rights as provided in the deposit agreement. To better understand the terms of the ADSs, you should carefully read the section in the accompanying prospectus entitled “Description of American Depositary Shares”, which is incorporated by reference into this prospectus supplement, and the deposit agreement referred to therein.

Investors in our ADSs will be able to trade our securities and receive distributions on them to the extent described in the section in the accompanying prospectus entitled “Description of American Depositary Shares”.
Depositary Bank:
Citibank, N.A.
ADSs Outstanding Before the Offering:
9,433,774
ADSs Outstanding After the Offering:
11,133,774 (or 11,388,774 if the underwriters’ option to purchase additional ADSs is exercised in full).
Use of Proceeds:
We intend to use the net proceeds to us from this offering to fund pre-launch activities for Epidiolex in the United States, the expansion of Epidiolex growing and manufacturing capability and build-up of inventory in preparation for launch of Epidiolex, if approved, the advancement of other early stage pipeline opportunities, with a particular focus on orphan diseases, from our proprietary cannabinoid platform; and for other general corporate purposes. We will not receive any proceeds from the sale of ADSs by the selling shareholders. See “Use of Proceeds.”
Lock-up:
We and the selling shareholders have agreed with the underwriters, subject to certain customary exceptions, not to dispose of or hedge any of our ADSs or ordinary shares or securities that are convertible into or exchangeable for our ADSs or ordinary shares during the period from the date of this prospectus supplement continuing through the date 90 days hereafter, except with the prior written consent of the underwriters. See “Underwriters”.

Risk Factors:
See “Risk Factors” beginning on page S-17 and the other information included in this prospectus supplement and accompanying prospectus for a discussion of risks you should carefully consider before deciding to invest in our ADSs.
NASDAQ Global Market Symbol:
“GWPH”

Unless otherwise indicated, all information in this prospectus supplement, including information relating to the number of ordinary shares to be outstanding immediately after the completion of this offering:

•	excludes 11,709,766 ordinary shares, issuable upon exercise of outstanding options under our equity compensation plans, as at March 31, 2014;
•	excludes 208,496 ordinary shares, issuable upon exercise of outstanding options granted to non-executive directors and consultants, other than under our equity compensation plans, as at March 31, 2014;
•	excludes 12,469,939 ordinary shares potentially issuable pursuant to future awards under our Long-Term Incentive Plan; and
•	assumes no exercise by the underwriters of their option to purchase up to 255,000 additional ADSs.

RISK FACTORS

Investing in our ADSs involves a high degree of risk. Before making a decision to invest in our ADSs, in addition to the other information contained in or incorporated by reference into this prospectus supplement or the accompanying prospectus, you should carefully consider the risks described under “Risk Factors” in our Annual Report on Form 20-F for the year ended September 30, 2013, as updated by the risks described under “Risk Factors” in the accompanying prospectus and as further updated by the risks described below, as well as in other documents that we subsequently file with the SEC that are incorporated by reference into this prospectus supplement. See also “Where You Can Find Additional Information.”

Risks Related to Our Business

We are substantially dependent on the success of our only commercial product Sativex.

Our future success will depend heavily on the continued successful commercialization of Sativex, which is now in the early stages of its commercial life. Although Sativex is currently approved in 25 countries outside of the United States for spasticity due to multiple sclerosis, or MS, and is sold in 14 of those countries, it may never be successfully commercialized in all of these jurisdictions. Sativex’s commercial success depends on a number of factors beyond our control, including the willingness of physicians to prescribe Sativex to patients, payers’ willingness and ability to pay for the drug, the level of pricing achieved, patients’ response to Sativex and the ability of our marketing partners to generate sales. Accordingly, we cannot assure you that we will succeed in generating revenue growth through the commercialization of Sativex for MS spasticity. If we are not successful in the continued commercialization of Sativex, our business, results of operations and financial condition will be materially harmed.

We are dependent on the success of our product candidates, including Sativex for cancer pain, none of which may receive regulatory approval or be successfully commercialized.

Our success will depend on our ability to successfully commercialize our product pipeline, including commercialization of Sativex for cancer pain, currently in Phase 3 trials, and our other cannabinoid product candidates for type-2 diabetes, ulcerative colitis, cancer, epilepsy and schizophrenia. We are evaluating Sativex in Phase 3 trials for the treatment of cancer pain in the United States and it may never receive U.S. regulatory approval. We have applied for Special Protocol Assessment, or SPA, to the U.S. Food and Drug Administration, or FDA, regarding the proposed pivotal trial for Sativex for MS spasticity in the United States, and have opened an Investigational New Drug Application, or IND, with the FDA for this indication. We have not yet reached agreement with the FDA on the Phase 3 protocol and we may not be able to reach a satisfactory conclusion to the SPA process and we may never receive U.S. regulatory approval for this indication either. Even if completed Phase 3 clinical trials and/or Phase 3 clinical trials conducted for U.S. approval show positive results, there can be no assurance that the FDA will approve Sativex for any given indication for several potential reasons, including failure to follow Good Clinical Practice, or GCP, negative assessment of risk: benefit, unacceptable risk of abuse or diversion, insufficient product quality control and standardization, non-GMP compliant manufacturing facilities, unreliable dose counter, and failure to agree on appropriate clinical endpoints. For example, discussions with the FDA about its recommended primary endpoints for a pivotal study in MS spasticity are expected to lead to use of the Modified Ashworth Scale (MAS) and the Physician Global Impression of Change (PGIC) rather than the primary endpoints we used in our previous Phase 3 studies. In those studies, we demonstrated statistical improvements on the PGIC and approached statistical significance on the MAS. The new proposed study is powered to detect a statistical difference on both endpoints.

Our ability to successfully commercialize Sativex and our other product candidates will depend on, among other things, our ability to:

•	successfully complete pre-clinical and clinical trials;
•	receive regulatory approvals from the FDA and similar foreign regulatory authorities;
•	produce, through a validated process, in manufacturing facilities inspected and approved by regulatory authorities, including the FDA, sufficiently large quantities of Sativex, the related Botanical Drug Substances, or BDSs, and our product candidates to permit successful commercialization;

•	establish collaborations with third parties for the commercialization of our product candidates, or otherwise build and maintain strong sales, distribution and marketing capabilities sufficient to launch commercial sales of our product candidates;
•	obtain reimbursement from payers such as government health care systems and insurance companies, as well as achieve commercially attractive levels of pricing;
•	secure acceptance of Sativex and our product candidates from physicians, health care payers, patients and the medical community;
•	create positive publicity surrounding Sativex and our other product candidates;
•	manage our spending as costs and expenses increase due to clinical trials and commercialization; and
•	obtain and enforce sufficient intellectual property for Sativex and our other product candidates.

Our failure with respect to any of the factors above could have a material adverse effect on our business, results of operations and financial condition.

In respect of our product candidates targeting orphan indications, orphan drug exclusivity may afford limited protection, and if another party obtains orphan drug exclusivity for the drugs and indications we are targeting, we may be precluded from commercializing our product candidates in those indications during that period of exclusivity.

The first NDA applicant with an orphan drug designation for a particular active moiety to treat a specific disease or condition that receives FDA approval is entitled to a seven-year exclusive marketing period in the U.S. for that product, for that indication. There is no assurance that we will successfully obtain orphan drug designation for future rare indications or orphan exclusivity upon approval of any of our product candidates that have already obtained designation. Even if we do obtain orphan exclusivity for any product candidate, the exclusive marketing rights may be lost if the FDA later determines that the request for designation was materially defective or if the manufacturer is unable to assure sufficient quantity of the drug. Moreover, a drug product with an active moiety that is a different cannabinoid from that in our drug candidate or, under limited circumstances, the same drug product, may be approved by the FDA for the same indication during the period of marketing exclusivity. The limited circumstances include a showing that the second drug is clinically superior to the drug with marketing exclusivity through a demonstration of superior safety or efficacy or that it makes a major contribution to patient care. In addition, if a competitor obtains approval and marketing exclusivity for a drug product with an active moiety that is the same as that in a product candidate we are pursuing for the same indication, approval of our product candidate would be blocked during the period of marketing exclusivity unless we could demonstrate that our product candidate is clinically superior to the approved product.

We expect to face intense competition, often from companies with greater resources and experience than we have.

The pharmaceutical industry is highly competitive and subject to rapid change. The industry continues to expand and evolve as an increasing number of competitors and potential competitors enter the market. Many of these competitors and potential competitors have substantially greater financial, technological, managerial and research and development resources and experience than we have. Some of these competitors and potential competitors have more experience than we have in the development of pharmaceutical products, including validation procedures and regulatory matters. In addition, Sativex competes with, and our other therapeutics, if successfully developed, will compete with, product offerings from large and well-established companies that have greater marketing and sales experience and capabilities than we or our collaboration partners have. In particular, Insys Therapeutics, Inc. has publicly stated its intention to develop CBD in Dravet syndrome and LGS and other companies with greater resources than us may announce similar plans in the future. If we are unable to compete successfully, we may be unable to grow and sustain our revenue.

If the price for Sativex or any future approved products decreases or if governmental and other third-party payers do not provide adequate coverage and reimbursement levels our revenue and prospects for profitability will suffer.

Reimbursement systems in international markets vary significantly by country and by region, and reimbursement approvals must be obtained on a country-by-country basis. Our partners may elect to reduce the price of our products in order to increase the likelihood of obtaining reimbursement approvals. In many countries, products cannot be commercially launched until reimbursement is approved and the negotiation process in some countries can exceed 12 months. In addition, pricing and reimbursement decisions in certain countries can be affected by decisions taken in other countries, which can lead to mandatory price reductions and/or additional reimbursement restrictions across a number of other countries, which may thereby adversely affect our sales and profitability. In the event that countries impose prices which are not sufficient to allow us or our partners to generate a profit, our partners may refuse to launch the product in such countries or withdraw the product from the market, which would adversely affect sales and profitability. For example, in Germany, a revised price has caused us to initiate the renegotiation of supply terms with our partner, Almirall, in order to maintain a level of profitability of our sales of Sativex in Germany. In addition, to date, the Australian reimbursement authorities have not agreed to grant public reimbursement for Sativex in the MS spasticity indication. As a result, our partner, Novartis, has not yet launched commercialization of Sativex in Australia and the other countries in its territory and we have amended our agreement with Novartis in order to permit Novartis not to make a decision about launching Sativex in any country in its territory until final data for the two Phase 3 clinical trials we are conducting for Sativex for cancer pain is available. Future price decreases or unfavorable reimbursement decisions could have a material adverse effect on our business, results of operations and financial condition.

Problems in our manufacturing process, failure to comply with manufacturing regulations or unexpected increases in our manufacturing costs could harm our business, results of operations and financial condition.

We are responsible for the manufacture and supply of Sativex to our collaboration partners and for the manufacture and supply of Sativex, Epidiolex and other product candidates for use in clinical trials. The manufacturing of Sativex and our product candidates necessitates compliance with international Good Manufacturing Practice, or GMP, and other international regulatory requirements. Our ability to successfully manufacture Sativex, Epidiolex and other product candidates involves cultivation of botanical raw material from specific cannabinoid plants under highly controlled and standardized conditions, extraction and purification processes, manufacture of finished products and labeling and packaging, which includes product information, tamper evidence and anti-counterfeit features. Our ability to successfully manufacture Epidiolex and other product candidates requires similar tight controls and processes. In addition, we must ensure therapeutic consistency among our batches, including clinical batches and, if approved, marketing batches. Demonstrating such consistency may require typical manufacturing controls as well as clinical data. We must also ensure that our batches conform to complex release specifications. For each step in the manufacturing process for Sativex and our product candidates, we are currently reliant on single manufacturing facilities and no back-up facilities are yet in place. Because Sativex is a complex mixture manufactured from plant materials, and because the release specifications may not be identical in all countries, certain batches may fail release testing and not be able to be commercialized. If we are unable to manufacture Sativex, or other product candidates in accordance with regulatory specifications, or if there are disruptions in our manufacturing process due to damage, loss or otherwise, or failure to pass regulatory inspections of our manufacturing facilities, we may not be able to meet current demand or supply sufficient product for use in clinical trials, and this may also harm our ability to commercialize Sativex, Epidiolex and our product candidates on a timely or cost-competitive basis, if at all. In addition, we are in the process of expanding and upgrading parts of our growing and manufacturing facilities in order to meet future demand and FDA requirements, a program which requires significant time and resources. We also expect to expand and upgrade other parts of our growing and manufacturing facilities in the future. These activities may lead to delays, interruptions to supply, or may prove to be more costly than anticipated. We may fail to expand our growing and manufacturing capability in time to meet market demand for our products and product candidates. Any problems in our growing or manufacturing process could have a material adverse effect on our business, results of operations and financial condition.

In addition, under the Sativex license agreements, we generate revenue from the supply of commercial product to our partners at a fixed percentage of partners’ net sales, and hence any increases in our manufacturing costs will adversely affect our margins and our financial condition.

In addition, before we can begin commercial manufacture of Sativex and any other product candidates for sale in the United States, we must obtain FDA regulatory approval for the product, which requires a successful FDA inspection of our manufacturing facilities, processes and quality systems in addition to other product-related approvals. Further, pharmaceutical manufacturing facilities are continuously subject to inspection by the FDA and foreign regulatory authorities, before and after product approval. Due to the complexity of the processes used to manufacture Sativex and our product candidates, we may be unable to initially or continue to pass federal, state or international regulatory inspections in a cost effective manner. If we are unable to comply with manufacturing regulations, we may be subject to fines, unanticipated compliance expenses, recall or seizure of any approved products, total or partial suspension of production and/or enforcement actions, including injunctions, and criminal or civil prosecution. These possible sanctions would adversely affect our business, results of operations and financial condition.

We have significant and increasing liquidity needs and may require additional funding.

Our operations have consumed substantial amounts of cash since inception. Excluding receipts from milestone fees, our cash flow used for operating activities and capital expenditure less proceeds from finance leases, for the years ended September 30, 2013 and September 30, 2012 was £9.7 million and £9.3 million, respectively, and £7.4 million for the six months ended March, 31, 2014. We expect our capital expenditure, operating and management and administrative expenses and cash used for operations to continue to be significant and to increase substantially in connection with our planned research and development and continued product commercialization efforts and as we continue to establish ourselves as a U.S. public company. For the year ended September 30, 2014, we expect to increase the operating cash outflow and capital expenditure less proceeds from finance leases to approximately £24.1 million. The operating cash outflow in 2015 is expected to increase further as we expand our pipeline research and development activities, in particular in relation to Epidiolex clinical trials, and as we scale up our Epidiolex growing and manufacturing facilities. We may need to raise additional capital to fund our operations, continue to conduct clinical trials to support potential regulatory approval of marketing applications, and to fund commercialization of our products.

The amount and timing of our future funding requirements will depend on many factors, including, but not limited to:

•	the timing of FDA approval, if any, and approvals in international markets of Sativex and our other product candidates, if at all;
•	the timing and amount of revenue from sales of Sativex, or revenue from grants or other sources;
•	the rate of progress and cost of our clinical trials for Epidiolex and other product development programs;
•	costs of establishing or outsourcing sales, marketing and distribution capabilities;
•	costs and timing of completion of expanded in-house manufacturing facilities as well as any outsourced growing and commercial manufacturing supply arrangements for Sativex, Epidiolex and our other product candidates;
•	costs of filing, prosecuting, defending and enforcing any patent claims and other intellectual property rights associated with our product candidates;
•	costs of operating as a U.S. public company;
•	the effect of competing technological and market developments;
•	the continuation of our existing collaboration agreements;
•	personnel, facilities and equipment requirements; and

•	the terms and timing of any additional collaborative, licensing, co-promotion or other arrangements that we may establish.

While we expect to fund our future capital requirements from cash flow from operations, including milestone and other payments from our partners and the net proceeds, proceeds from our prior equity offerings and proceeds we receive from this offering, we cannot assure you that any future funding sources will be available to us on favorable terms, or at all.

Risks Related to Development and Regulatory Approval of Sativex and Our Product Candidates

Information obtained from expanded access studies and other survey results may not reliably predict the efficacy of our product candidates in company-sponsored clinical trials and may lead to adverse events that could limit approval.

Expanded access studies are uncontrolled, carried out by individual investigators, and not typically conducted in strict compliance with GCPs, all of which can lead to a treatment effect which may differ from that in placebo-controlled trials. These studies provide only anecdotal evidence of efficacy for regulatory review. These studies contain no control or comparator group for reference and these patient data are not designed to be aggregated or reported as study results. Moreover, data from such small numbers of patients may be highly variable. Information obtained from these studies may not reliably predict data collected via systematic evaluation of the efficacy in company-sponsored clinical trials. Reliance on such information to design our clinical trials may lead to Phase 2 and 3 trials that are not adequately designed to demonstrate efficacy and could delay or prevent our ability to seek approval of Epidiolex.

Expanded access programs provide supportive safety information for regulatory review. Physicians conducting these studies may use Epidiolex in a manner inconsistent with the protocol, including in children with conditions beyond those being studied in GW-sponsored trials. Any adverse events or reactions experienced by subjects in the expanded access program may be attributed to Epidiolex and may limit our ability to obtain regulatory approval with labeling that we consider desirable, or at all.

In addition, the children whose parents participated in the survey published in an article published in the December 2013 edition of Epilepsy and Behavior by Jacobson and Porter of Stanford University reported in our Annual Report on Form 20-F were not treated with our CBD based drug candidate, Epidiolex. Therefore, the results of this survey may not be indicative of how these children would have responded to treatment with Epidiolex. The results of this survey are also based on a small number of patients outside of a clinical trial and are not necessarily predictive of results in controlled clinical trials with larger and more diverse patient populations.

Our ability to research, develop and commercialize Sativex and our product candidates is dependent on our ability to maintain licenses relating to the cultivation, possession and supply of controlled substances.

Our research and manufacturing facilities are located exclusively in the United Kingdom. In the United Kingdom, licenses to cultivate, possess and supply cannabis for medical research are granted by the Home Office on an annual basis. Although the Home Office has renewed our licenses each year since 1998, it may not do so in the future, in which case we may not be in a position to carry on our research and development program in the United Kingdom. In addition, we are required to maintain our existing commercial licenses to cultivate, produce and supply cannabis. However, if the Home Office were not prepared to renew such licenses, we would be unable to manufacture and distribute our products on a commercial basis in the United Kingdom or beyond. In order to carry out research in countries other than the United Kingdom, similar licenses to those outlined above are required to be issued by the relevant authority in each country. In addition, we will be required to obtain licenses to export from the United Kingdom and to import into the recipient country. To date, we have obtained necessary import and export licenses to 35 countries. Although we have an established track record of successfully obtaining such licenses as required, this may change in the future.

In the United States, the DEA regulates the cultivation, possession and supply of cannabis for medical research and/or commercial development, including the requirement of annual registrations to manufacture or distribute pharmaceutical products derived from cannabis extracts. We do not currently conduct any manufacturing or repackaging/relabeling of either Sativex or its active ingredients, or any product candidates, in the United States. In the event that we sought to do so in the future, a decision to manufacture, or supply cannabis extracts for medical research or commercial development in the United States would require that we and/or our contract manufacturers maintain such registrations, and be subject to other regulatory requirements such as manufacturing quotas, and if the DEA failed to issue or renew such registrations, we would be unable to manufacture and distribute any product in the United States on a commercial basis.

Serious adverse events or other safety risks could require us to abandon development and preclude, delay or limit approval of our product candidates, or limit the scope of any approved label or market acceptance.

If Sativex or any of our product candidates, prior to or after any approval for commercial sale, cause serious or unexpected side effects, or are associated with other safety risks such as misuse, abuse or diversion, a number of potentially significant negative consequences could result, including:

•	regulatory authorities may interrupt, delay or halt clinical trials;
•	regulatory authorities may deny regulatory approval of our product candidates;
•	regulatory authorities may require certain labeling statements, such as warnings or contraindications or limitations on the indications for use, and/or impose restrictions on distribution in the form of a Risk Evaluation and Mitigation Strategy, or REMS, in connection with approval, if any;
•	regulatory authorities may withdraw their approval, require more onerous labeling statements or impose a more restrictive REMS of any product that is approved;
•	we may be required to change the way the product is administered or conduct additional clinical trials;
•	our relationships with our collaboration partners may suffer;
•	we could be sued and held liable for harm caused to patients; or
•	our reputation may suffer.

We may voluntarily suspend or terminate our clinical trials if at any time we believe that they present an unacceptable risk to participants or if preliminary data demonstrate that our product candidates are unlikely to receive regulatory approval or unlikely to be successfully commercialized. To date, we have only voluntarily suspended clinical trials when recruitment of the target patients has proven to be too difficult. In addition, regulatory agencies, IRBs or data safety monitoring boards may at any time recommend the temporary or permanent discontinuation of our clinical trials or request that we cease using investigators in the clinical trials if they believe that the clinical trials are not being conducted in accordance with applicable regulatory requirements, or that they present an unacceptable safety risk to participants. Although we have never been asked by a regulatory agency, IRB or data safety monitoring board to temporarily or permanently discontinue a clinical trial, if we elect or are forced to suspend or terminate a clinical trial of Sativex or any other of our product candidates, the commercial prospects for that product will be harmed and our ability to generate product revenue from that product may be delayed or eliminated. Furthermore, any of these events may result in labeling statements such as warnings or contraindications. For example, the FDA has stated that Sativex will likely be labeled as carrying a risk of seizures and that further mechanistic studies, although encouraged, are not likely to alter this conclusion. In addition, such events or labeling could prevent us or our partners from achieving or maintaining market acceptance of the affected product and could substantially increase the costs of commercializing our product candidates and impair our ability to generate revenue from the commercialization of these products either by us or by our collaboration partners.

Sativex and the other product candidates we are developing will be subject to U.S. controlled substance laws and regulations and failure to comply with these laws and regulations, or the cost of compliance with these laws and regulations, may adversely affect the results of our business operations, both during clinical development and post approval, and our financial condition.

Sativex and certain product candidates we are developing contain controlled substances as defined in the federal Controlled Substances Act of 1970, or CSA. Controlled substances that are pharmaceutical products are subject to a high degree of regulation under the CSA, which establishes, among other things, certain registration, manufacturing quotas, security, recordkeeping, reporting, import, export and other requirements administered by the DEA. The DEA classifies controlled substances into five schedules: Schedule I, II, III, IV or V substances. Schedule I substances by definition have a high potential for abuse, no currently “accepted medical use” in the United States, lack accepted safety for use under medical supervision, and may not be prescribed, marketed or sold in the United States. Pharmaceutical products approved for use in the United States may be listed as Schedule II, III, IV or V, with Schedule II substances considered to present the highest potential for abuse or dependence and Schedule V substances the lowest relative risk of abuse among such substances. Schedule I and II drugs are subject to the strictest controls under the CSA, including manufacturing and procurement quotas, security requirements and criteria for importation. In addition, dispensing of Schedule II drugs is further restricted. For example, they may not be refilled without a new prescription.

While cannabis is a Schedule I controlled substance, products approved for medical use in the United States that contain cannabis or cannabis extracts must be placed in Schedules II-V, since approval by the FDA satisfies the “accepted medical use” requirement. If and when Sativex and other product candidates receive FDA approval, the DEA will make a scheduling determination and place that product in a schedule other than Schedule I in order for it to be prescribed to patients in the United States. If approved by the FDA, we expect the finished dosage form of Sativex to be listed by the DEA as a Schedule II or III controlled substance. Consequently, its manufacture, importation, exportation, domestic distribution, storage, sale and legitimate use will be subject to a significant degree of regulation by the DEA. In addition, the scheduling process may take one or more years, thereby delaying the launch of Sativex and other product candidates in the United States. Furthermore, if the FDA, DEA, or any foreign regulatory authority determines that Sativex and other product candidates may have potential for abuse, it may require us to generate more clinical or other data than we currently anticipate to establish whether or to what extent the substance has an abuse potential, which could increase the cost and/or delay the launch of Sativex and other product candidates.

DEA registration and inspection of facilities.  Facilities conducting research, manufacturing, distributing, importing or exporting, or dispensing controlled substances must be registered (licensed) to perform these activities and have the security, control, recordkeeping, reporting and inventory mechanisms required by the DEA to prevent drug loss and diversion. All these facilities must renew their registrations annually, except dispensing facilities, which must renew every three years. The DEA conducts periodic inspections of certain registered establishments that handle controlled substances. Obtaining the necessary registrations may result in delay of the importation, manufacturing or distribution of Sativex and other product candidates. Furthermore, failure to maintain compliance with the CSA, particularly non-compliance resulting in loss or diversion, can result in regulatory action that could have a material adverse effect on our business, financial condition and results of operations. The DEA may seek civil penalties, refuse to renew necessary registrations, or initiate proceedings to restrict, suspend or revoke those registrations. In certain circumstances, violations could lead to criminal proceedings.

State-controlled substances laws.  Individual states have also established controlled substance laws and regulations. Though state-controlled substances laws often mirror federal law, because the states are separate jurisdictions, they may separately schedule Sativex and our product candidates as well. While some states automatically schedule a drug based on federal action, other states schedule drugs through rulemaking or a legislative action. State scheduling may delay commercial sale of any product for which we obtain federal regulatory approval and adverse scheduling could have a material adverse effect on the commercial attractiveness of such product. We or our partners must also obtain separate state registrations, permits or licenses in order to be able to obtain, handle, and distribute controlled substances for clinical trials or commercial sale, and failure to meet applicable regulatory requirements could lead to enforcement and sanctions by the states in addition to those from the DEA or otherwise arising under federal law.

Clinical trials.  Because Sativex and other product candidates contain cannabis extracts, which are Schedule I substances, to conduct clinical trials with Sativex and other product candidates in the United States prior to approval, each of our research sites must submit a research protocol to the DEA and obtain and maintain a DEA researcher registration that will allow those sites to handle, dispense and obtain the product from our importer. If the DEA delays or denies the grant of a research registration to one or more research sites, the clinical trial could be significantly delayed, and we could lose clinical trial sites. The importer for the clinical trials must also obtain a Schedule I importer registration and an import permit for each import. We do not currently conduct any manufacturing or repackaging/relabeling of either Sativex or other product candidates or their active ingredients (i.e., the cannabis extract) in the United States. Sativex and other product candidates are imported in their fully-finished, packaged and labeled dosage form.

Importation.  If Sativex or any other product candidate is approved and classified as a Schedule II or III substance, an importer can import for commercial purposes if it obtains an importer registration and files an application for an import permit for each import. The DEA provides annual assessments/estimates to the International Narcotics Control Board which guides the DEA in the amounts of controlled substances that the DEA authorizes to be imported. The failure to identify an importer or obtain the necessary import authority, including specific quantities, could affect the availability of Sativex and other product candidates and have a material adverse effect on our business, results of operations and financial condition. In addition, an application for a Schedule II importer registration must be published in the Federal Register, and there is a waiting period for third party comments to be submitted.

If Sativex or any other product candidate is approved and classified as a Schedule II controlled substance, federal law may prohibit the import of the substance for commercial purposes. If Sativex or any other product candidate is listed as a Schedule II substance, we will not be allowed to import the drug for commercial purposes unless the DEA determines that domestic supplies are inadequate or there is inadequate domestic competition among domestic manufacturers for the substance as defined by the DEA. Moreover, Schedule I controlled substances, including BDSs, have never been registered with the DEA for importation commercial purposes, only for scientific and research needs. Therefore, if neither Sativex nor its BDSs (or other product candidates and their BDSs) could be imported, such product would have to be wholly manufactured in the United States, and we would need to secure a manufacturer that would be required to obtain and maintain a separate DEA registration for that activity.

Manufacture in the United States.  If, because of a Schedule II classification or voluntarily, we were to conduct manufacturing or repackaging/relabeling in the United States, our contract manufacturers would be subject to the DEA’s annual manufacturing and procurement quota requirements. Additionally, regardless of the scheduling of Sativex and other product candidates, cannabis and the BDSs comprising the active ingredient in the final dosage form are currently Schedule I controlled substances and would be subject to such quotas as these substances could remain listed on Schedule I. The annual quota allocated to us or our contract manufacturers for the active ingredient in Sativex and other product candidates may not be sufficient to meet commercial demand or complete clinical trials. Consequently, any delay or refusal by the DEA in establishing our, or our contract manufacturers’, procurement and/or production quota for controlled substances could delay or stop our clinical trials or product launches, which could have a material adverse effect on our business, financial position and operations.

Distribution in the United States.  If Sativex or any other product candidate is scheduled as Schedule II or III, we would also need to identify wholesale distributors with the appropriate DEA registrations and authority to distribute the product to pharmacies and other health care providers. We would need to identify distributors to distribute the product to pharmacies; these distributors would need to obtain Schedule II or III distribution registrations. The failure to obtain, or delay in obtaining, or the loss any of those registrations could result in increased costs to us. If Sativex or any other product candidate is a Schedule II drug, pharmacies would have to maintain enhanced security with alarms and monitoring systems and they must adhere to recordkeeping and inventory requirements. This, coupled with the fact that Sativex must be refrigerated, may discourage some pharmacies from carrying the product. Furthermore, state and federal enforcement actions, regulatory requirements, and legislation intended to reduce prescription drug abuse, such as the requirement that physicians consult a state prescription drug monitoring program may make physicians less willing to prescribe, and pharmacies to dispense, Schedule II products.

If third parties claim that intellectual property used by us infringes upon their intellectual property, our operating profits could be adversely affected.

There is a substantial amount of litigation, both within and outside the United States, involving patent and other intellectual property rights in the pharmaceutical industry. We may, from time to time, be notified of claims that we are infringing upon patents, trademarks, copyrights, or other intellectual property rights owned by third parties, and we cannot provide assurances that other companies will not, in the future, pursue such infringement claims against us or any third-party proprietary technologies we have licensed. If we were found to infringe upon a patent or other intellectual property right, or if we failed to obtain or renew a license under a patent or other intellectual property right from a third party, or if a third party that we were licensing technologies from was found to infringe upon a patent or other intellectual property rights of another third party, we may be required to pay damages, including triple damages if the infringement is found to be willful, suspend the manufacture of certain products or reengineer or rebrand our products, if feasible, or we may be unable to enter certain new product markets. Any such claims could also be expensive and time consuming to defend and divert management’s attention and resources. Our competitive position could suffer as a result. In addition, if we have declined to enter into a valid non-disclosure or assignment agreement for any reason, we may not own the invention or our intellectual property and may not be adequately protected. Although we have reviewed certain third-party patents and patent filings that we believe may be relevant to Sativex and Epidiolex, we have not conducted a full freedom-to-operate search or analysis for Sativex or Epidiolex, and we may not be aware of patents or pending or future patent applications that, if issued, would block us from commercializing Sativex or Epidiolex. Thus, we cannot guarantee that Sativex and Epidiolex, or our commercialization thereof, does not and will not infringe any third party’s intellectual property.

Risks Related to Our Reliance Upon Third Parties

We rely heavily on Otsuka for funding of our research and development programs and overhead, and Otsuka is a joint owner of the intellectual property resulting from our pre-clinical research collaboration.

We rely heavily on our relationship with Otsuka for the funding of our research and development programs and for overhead expenses. Under the terms of our agreement with Otsuka with respect to Sativex in the United States, Otsuka funds all pre-clinical and clinical trials for the development of Sativex in the treatment of cancer pain. As provided for under the terms of this agreement, we also expect Otsuka to fund pre-clinical and clinical trials required for the development of Sativex in the treatment of MS spasticity in the United States. There is no assurance that Otsuka will agree to fund MS spasticity development activities, in which case Sativex may never be developed for the treatment of MS spasticity in the United States. If Otsuka were to terminate this agreement, we would be required to find alternative funding for our clinical program for the development of Sativex in the treatment of cancer pain and MS spasticity or face substantial delays in, or possible termination of, that program. In addition, under a separate global research collaboration for research of cannabinoids in CNS and oncology, we received funds from Otsuka from 2007 to June 2013. The term of this research collaboration agreement with Otsuka ended in June 2013. Since then our GW-funded research and development expenditure has increased as a result of this change and we expect this trend to continue.

In addition, the research collaboration agreement provided that all intellectual property rights (including both patents and non-manufacturing related know-how) that was conceived by either Otsuka or us during the course of the collaboration is to be jointly owned by Otsuka and us. We have 9 patent families with 259 jointly owned patent applications relating to our collaboration with Otsuka, including those directed to the use of Sativex in the CNS and/or oncology field or that are otherwise relevant to Sativex. Because Otsuka exercises some control over this jointly owned intellectual property, we may need to seek Otsuka’s consent to pursue, use, license and/or enforce some of this collaboration intellectual property in the future. In addition, Otsuka has the right to develop and commercialize a synthetic cannabinoid molecule product (a molecule not based on a phytocannabinoid but which has an effect on the endocannabinoid system) subject to payment of a royalty to us. An unexpected deterioration in our relationship with Otsuka would have a material adverse effect on our business, reputation, results of operations and financial condition.

Our existing collaboration arrangements and any that we may enter into in the future may not be successful, which could adversely affect our ability to develop and commercialize Sativex and our product candidates.

We are a party to, and may seek additional, collaboration arrangements with pharmaceutical or biotechnology companies for the development or commercialization of our current and potential product candidates, including for the commercialization of Sativex. We may enter into new arrangements on a selective basis depending on the merits of retaining commercialization rights for ourselves as compared to entering into selective collaboration arrangements with leading pharmaceutical or biotechnology companies for each product candidate, both in the United States and internationally. To the extent that we decide to enter into collaboration agreements, we will face significant competition in seeking appropriate collaborators. Moreover, collaboration arrangements are complex and time consuming to negotiate, document and implement. We may not be successful in our efforts to establish, implement and maintain collaborations or other alternative arrangements if we choose to enter into such arrangements. The terms of any collaboration or other arrangements that we may establish may not be favorable to us.

Any existing or future collaboration that we enter into may not be successful. The success of our collaboration arrangements will depend heavily on the efforts and activities of our collaborators. Collaborators generally have significant discretion in determining the efforts and resources that they will apply to these collaborations. For example, we have recently amended our agreement with Novartis, our collaborator for Sativex in parts of Asia, the Middle East and Africa, in order to permit Novartis not to make a determination about launching Sativex in any country in its territory until final data is available for the two Phase 3 clinical trials we are conducting for Sativex in cancer pain.

Disagreements between parties to a collaboration arrangement regarding development, intellectual property, regulatory or commercialization matters, can lead to delays in the development process or commercialization of the applicable product candidate and, in some cases, termination of the collaboration arrangement. These disagreements can be difficult to resolve if neither of the parties has final decision making authority.

Collaborations with pharmaceutical or biotechnology companies and other third parties often are terminated or allowed to expire by the other party. Any such termination or expiration would adversely affect us financially and could harm our business reputation.

Risks Related to Our Intellectual Property

We may not be able to adequately protect Sativex, our product candidates or our proprietary technology in the marketplace.

Our success will depend, in part, on our ability to obtain patents, protect our trade secrets and operate without infringing on the proprietary rights of others. We rely upon a combination of patents, trade secret protection (i.e., know how), and confidentiality agreements to protect the intellectual property of Sativex and our product candidates. The strengths of patents in the pharmaceutical field involves complex legal and scientific questions and can be uncertain. Where appropriate, we seek patent protection for certain aspects of our products and technology. Filing, prosecuting and defending patents throughout the world would be prohibitively expensive, so our policy is to patent commercially potential technology in jurisdictions with significant commercial opportunities. However, patent protection may not be available for some of the products or technology we are developing. If we must spend significant time and money protecting or enforcing our patents, designing around patents held by others or licensing, potentially for large fees, patents or other proprietary rights held by others, our business, results of operations and financial condition may be harmed. We may not develop additional proprietary products that are patentable.

The patent positions of pharmaceutical products are complex and uncertain. The scope and extent of patent protection for Sativex and our product candidates are particularly uncertain. To date, our principal product candidates, including Sativex and Epidiolex, have been based on specific formulations of certain previously known cannabinoids found in nature in the cannabis sativa plant. While we have sought patent protection directed to, among other things, composition of matter for our specific formulations, their methods of use, and methods of manufacture, we do not have and will not be able to obtain composition of matter protection on these previously known cannabinoids per se. We anticipate that the products we develop in the future will continue to include or be based on the same or other naturally occurring compounds, as well as synthetic compounds we may discover. Although we have sought and expect to continue to seek patent protection for our product candidates, their methods of use, and methods of manufacture, any or all of them may not be subject to effective patent protection. Publication of information related to Sativex and our product candidates by us or others may prevent us from obtaining or enforcing patents relating to these products and product candidates. Furthermore, others may independently develop similar products, may duplicate our products, or may design around our patent rights. In addition, any of our issued patents may be declared invalid. If we fail to adequately protect our intellectual property, we may face competition from companies who attempt to create a generic product to compete with Sativex. We may also face competition from companies who develop a substantially similar product to Sativex or one of our other product candidates, that is not covered by any of our patents.

Many companies have encountered significant problems in protecting and enforcing intellectual property rights in foreign jurisdictions. The legal systems of certain countries, particularly certain developing countries, do not favor the enforcement of patents and other intellectual property rights, particularly those relating to pharmaceuticals, which could make it difficult for us to stop the infringement of our patents or marketing of competing products in violation of our proprietary rights generally. Proceedings to enforce our patent rights in foreign jurisdictions could result in substantial cost and divert our efforts and attention from other aspects of our business.

Risks Related to Ownership of our American Depositary Shares (ADSs) and Ordinary Shares

As a new investor, you will experience substantial dilution as a result of this offering.

The public offering price per ADS will be substantially higher than the net tangible book value per ADS prior to the offering. Consequently, if you purchase ADSs in this offering at an assumed public offering price of $77.25 per ADS (which is the last reported public sale price of our ADSs on June 16, 2014), you will incur immediate dilution of $65.33 per ADS. For further information regarding the dilution resulting from this offering, please see the section entitled “Dilution” in this prospectus supplement. In addition, you may experience further dilution to the extent that additional ordinary shares are issued upon exercise of outstanding options and warrants. This dilution is due in large part to the fact that our earlier investors paid substantially less than the assumed public offering price when they purchased their ordinary shares. In addition, if the underwriters exercise their option to purchase additional ADSs, you will experience additional dilution.

The price of our ADSs and ordinary shares may be volatile.

Many factors may have a material adverse effect on the market price of the ADSs, including, but not limited to:

•	the loss of any of our key scientific or management personnel;
•	announcements of the failure to obtain regulatory approvals or receipt of a complete response letter from the FDA;
•	announcements of restricted label indications or patient populations, or changes or delays in regulatory review processes;
•	announcements of therapeutic innovations or new products by us or our competitors;
•	adverse actions taken by regulatory agencies with respect to our clinical trials, manufacturing supply chain or sales and marketing activities;
•	changes or developments in laws or regulations applicable to Sativex, Epidiolex and our product candidates;
•	any adverse changes to our relationship with licensors, manufacturers or suppliers;
•	the failure of our testing and clinical trials;
•	the failure to retain our existing, or obtain new, collaboration partners;
•	announcements concerning our competitors or the pharmaceutical industry in general;
•	the achievement of expected product sales and profitability;
•	the failure to obtain reimbursements for our products or price reductions;
•	manufacture, supply or distribution shortages;
•	actual or anticipated fluctuations in our operating results;
•	our cash position;

•	changes in financial estimates or recommendations by securities analysts;
•	potential acquisitions;
•	the trading volume of ADSs on Nasdaq and of our ordinary shares on the Alternative Investment Market, or AIM;
•	sales of our ADSs or ordinary shares by us, our executive officers and directors or our shareholders in the future;
•	general economic and market conditions and overall fluctuations in the United States equity markets; and
•	changes in accounting principles.

In addition, the stock market in general, and Nasdaq in particular, have experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of individual companies. Broad market and industry factors may negatively affect the market price of our ADSs, regardless of our actual operating performance.

If we are deemed to be a passive foreign investment company, U.S. investors who invest in our ADSs may suffer adverse tax consequences.

If we are deemed to be a passive foreign investment company, U.S. investors who invest in our ADSs may suffer adverse tax consequences. These consequences may include being subject to U.S. taxation at possibly adverse or higher rates and under a system that may be more complicated and unfamiliar to them. See “Taxation — U.S. Federal Income Taxation — Passive Foreign Investment Company”.

USE OF PROCEEDS

We estimate that we will receive total estimated net proceeds from this offering of approximately $86.3 million, based on an assumed public offering price of $77.25 per ADS (the closing trading price of our ADSs on Nasdaq on June 16, 2014), or $104.8 million if the underwriters exercise their option to purchase additional ADSs in full, in each case after deducting estimated underwriting discounts and commissions and estimated expenses of the offering payable by us.

Each $1.00 increase (decrease) in the assumed public offering price per ADS would increase (decrease) our net proceeds, after deducting estimated underwriting discounts and commissions and offering expenses, by approximately $1.1 million (assuming no exercise of the option to purchase additional ADSs by the underwriters).

We intend to use the net proceeds we receive from this offering as follows:

•	approximately $30.0 million to fund pre-launch activities for Epidiolex in the United States;
•	approximately $25.0 million to fund the expansion of Epidiolex growing and manufacturing capability and build-up of inventory in preparation for launch, if Epidiolex is approved;
•	approximately $25.0 million to fund the advancement of other early stage pipeline opportunities, with a particular focus on orphan diseases, from our proprietary cannabinoid platform; and
•	$6.3 million for other general corporate purposes.

The expected uses of the net proceeds we receive from this offering represent our intentions based upon our current plans and business conditions. The amounts and timing of our actual expenses may vary significantly depending on numerous factors. Accordingly, we will have broad discretion over the uses of the net proceeds in this offering and investors will be relying on the judgment of our management regarding the application of the net proceeds. In addition, it is possible that the amount set forth above will not be sufficient for the purposes described above. Pending these uses, we intend to invest the net proceeds from this offering in short or medium term investments.

We will not receive any proceeds from the sale of ADSs by the selling shareholders.

EXCHANGE RATES

Fluctuations in the exchange rate between the pound sterling and the U.S. dollar will affect the U.S. dollar amounts received by owners of the ADSs on conversion of dividends, if any, paid in pounds sterling on the ordinary shares and will affect the U.S. dollar price of the ADSs on Nasdaq. The table below shows the period end, average, high and low exchange rates of U.S. dollars per pound sterling for the periods shown. Average rates are computed by using the noon buying rate of the Federal Reserve Bank of New York for the U.S. dollar on the last business day of each month during the relevant year indicated or each business day during the relevant month indicated. The rates set forth below are provided solely for your convenience and may differ from the actual rates used in the preparation of our consolidated financial statements included in or incorporated by reference into this prospectus supplement and the accompanying prospectus and other financial data appearing in this prospectus supplement.

	Noon Buying Rate
	Period End	Average(1)	High	Low
Period:
2008	1.4619	1.8424	2.0311	1.4395
2009	1.6167	1.4499	1.6977	1.3658
2010	1.5392	1.5415	1.6370	1.4344
2011	1.5537	1.6105	1.6691	1.5358
2012	1.6262	1.5924	1.6275	1.5301
2013	1.6574	1.5642	1.6574	1.4837
2014 (through June 13, 2014)	1.6953	1.6664	1.6976	1.6300
Month:
January 2014	1.6450	1.6470	1.6612	1.6335
February 2014	1.6750	1.6558	1.6750	1.6300
March 2014	1.6675	1.6624	1.6743	1.6491
April 2014	1.6883	1.6748	1.6883	1.6583
May 2014	1.6764	1.6842	1.6976	1.6709
June 2014 (through June 13, 2014)	1.6953	1.6800	1.6953	1.6747

(1)	The average of the noon buying rate for pounds sterling on the last day of each full month during the relevant year or each business day during the relevant month indicated.

PRICE RANGE OF OUR ORDINARY SHARES

Our ordinary shares have been trading on the AIM under the symbol “GWP” since June 28, 2001.

The following table sets forth, for the periods indicated, the reported high and low closing sale prices of our ordinary shares on the AIM in pounds sterling and U.S. dollars. U.S. dollar per ordinary share amounts have been translated into U.S. dollars at $1.6674 = £1.00 based on the certified foreign exchange rates published by Federal Reserve Bank of New York on March 31, 2014.

	Price Per Ordinary Share		Price Per Ordinary Share
	High	Low	High	Low
Annual (Year Ended September 30):
2008	£1.04	£0.35	$1.73	$0.58
2009	£1.07	£0.26	$1.78	$0.43
2010	£1.56	£0.80	$2.60	$1.33
2011	£1.33	£0.83	$2.22	$1.38
2012	£1.03	£0.66	$1.72	$1.10
2013	£0.90	£0.40	$1.50	$0.67
2014 (through June 16, 2014)	£4.11	£0.85	$6.85	$1.42
Quarterly:
First Quarter 2010	£1.03	£0.80	$1.72	$1.33
Second Quarter 2010	£1.41	£0.86	$2.35	$1.43
Third Quarter 2010	£1.56	£1.06	$2.60	$1.77
Fourth Quarter 2010	£1.24	£0.90	$2.07	$1.50
First Quarter 2011	£1.15	£0.83	$1.92	$1.38
Second Quarter 2011	£1.19	£0.93	$1.98	$1.55
Third Quarter 2011	£1.30	£0.93	$2.17	$1.55
Fourth Quarter 2011	£1.33	£0.86	$2.22	$1.43
First Quarter 2012	£1.03	£0.76	$1.72	$1.27
Second Quarter 2012	£1.00	£0.81	$1.67	$1.35
Third Quarter 2012	£0.94	£0.72	$1.57	$1.20
Fourth Quarter 2012	£0.78	£0.66	$1.30	$1.10
First Quarter 2013	£0.75	£0.54	$1.25	$0.90
Second Quarter 2013	£0.63	£0.40	$1.05	$0.67
Third Quarter 2013	£0.70	£0.46	$1.17	$0.77
Fourth Quarter 2013	£0.87	£0.47	$1.45	$0.78
First Quarter 2014	£1.99	£0.85	$3.32	$1.42
Second Quarter 2014	£4.11	£1.90	$6.85	$3.14
Third Quarter 2014 (through June 16, 2014)	£3.81	£2.19	$6.35	$3.65
Most Recent Six Months:
January 2014	£2.72	£1.90	$4.54	$3.17
February 2014	£3.33	£2.79	$5.55	$4.65
March 2014	£4.11	£2.78	$6.85	$4.64
April 2014	£3.48	£2.19	$5.80	$3.65
May 2014	£3.67	£3.17	$6.12	$5.29
June 2014 (through June 1, 2014)	£3.81	£3.33	$6.35	$5.55

On June 16, 2014, the last reported sales price of our ordinary shares on AIM was £3.73 per share ($6.22 per share). Our ordinary shares are also quoted on the OTC Pink Marketplace under the symbol “GWPRF” and the bid and ask quotes are published electronically by OTC Markets Group Inc. OTC Pink Marketplace is not a securities exchange and OTC Markets Group Inc. is not registered with the Securities and Exchange Commission in any way and it is not a Financial Industry Regulatory Authority (FINRA) broker-dealer.

PRICE RANGE OF OUR ADSs

Our ADSs, each representing 12 ordinary shares, have been listed on Nasdaq since May 1, 2013. Our ADSs are listed for trading on Nasdaq under the symbol “GWPH.”

The following table sets forth, for the periods indicated, the reported high and low closing sale prices of our ADSs on Nasdaq in U.S. dollars.

	Price Per ADS
	High	Low
Annual (Year Ended September 30):
2013 (May 1, 2013 through September 30, 2013)	$17.75	$8.51
2014 (through June 16, 2014)	$83.05	$17.01
Quarterly:
Third Quarter 2013	$9.20	$8.46
Fourth Quarter 2013	$17.95	$8.50
First Quarter 2014	$41.54	$17.01
Second Quarter 2014	$83.05	$37.98
Third Quarter 2014 (through June 16, 2014)	$77.40	$44.00
Most Recent Six Months:
January 2014	$56.05	$37.98
February 2014	$65.91	$55.39
March 2014	$83.05	$55.84
April 2014	$73.10	$44.00
May 2014	$76.26	$66.16
June 2014 (through June 16, 2014)	$77.40	$67.08

On June 16, 2014, the last reported sales price of our ADSs on Nasdaq was $77.25 per ADS.

CAPITALIZATION

The following table presents our total capitalization and cash and cash equivalents as at March 31, 2014:

•	on an actual basis; and
•	on a pro forma basis to give effect to the sale by us of ADSs in this offering at an assumed public offering price of $77.25 per ADS (the closing trading price of our ADSs on Nasdaq on June 16, 2014), after deduction of the estimated underwriting discounts and commissions and estimated offering expenses payable by us in connection with this offering and assuming no exercise of the option to purchase additional ADSs by the underwriters.

	As of March 31, 2014
	Actual		Pro forma for the Offering
	(in thousands)
Cash and cash equivalents	$159,389	£95,592	$245,728	£147,372
Obligations under finance leases, including current maturities	$3,264	£1,957	$3,264	£1,957
Equity:
Share capital	$361	£216	$384	£230
Share premium account	$239,091	£143,391	$325,404	£195,157
Other reserves	$32,117	£19,262	$32,117	£19,262
Accumulated deficit	$(118,597)	£(71,127)	$(118,597)	£(71,127)
Total equity(1)	$152,972	£91,742	$239,308	£143,522
Total capitalization	$156,236	£93,699	$242,572	£145,479

(1)	We expect to receive approximately $4.3 million of proceeds from the exercise of 1.9 million of share options by the selling shareholders, which is not reflected in this table.

A $1.00 increase or decrease in the assumed public offering price per ADS would increase or decrease our pro forma total equity and total capitalization by approximately $1.1 million, after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us.

DILUTION

If you invest in the ADSs, your interest will be diluted to the extent of the difference between the assumed public offering price per ADS and our net tangible book value per ADS after this offering. Dilution results from the fact that the assumed public offering price per ordinary share underlying our ADSs is substantially in excess of the net tangible book value per ordinary share. Our net tangible book value as at March 31, 2014 was approximately $0.66 per ordinary share and $7.93 per ADS. Net tangible book value per share represents the amount of total tangible assets, minus the amount of total liabilities, divided by the total number of ordinary shares outstanding. Dilution is determined by subtracting net tangible book value per ordinary share from the assumed public offering price per ordinary share which is $77.25 per ADS and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.

Without taking into account any other changes in such net tangible book value after March 31, 2014, other than to give effect to our sale of ADSs offered in this offering at the assumed public offering price of $77.25 per ADS after deduction of estimated underwriting discounts and commissions and estimated offering expenses payable by us, our adjusted net tangible book value as at March 31, 2014 would have been $0.99 per outstanding ordinary share, including ordinary shares underlying our outstanding ADSs, or $11.92 per ADS. This represents an immediate increase in net tangible book value of $0.33 per ordinary share, or $3.99 per ADS, to existing shareholders and an immediate dilution in net tangible book value of $5.44 per ordinary share, or $65.33 per ADS, to purchasers of ADSs in this offering. The following table presents this dilution to new investors purchasing ADSs in the offering:

		As at March 31, 2014
		(per ADS) (in $) (unaudited)
Assumed public offering price		77.25
Net tangible book value as at March 31, 2014(1)	7.93
Increase in net tangible book value attributable to new investors	3.99
As adjusted net tangible book value immediately after the offering		11.92
Dilution to new investors		65.33

(1)	Net tangible book value at March 31, 2014, excludes a deferred tax asset of $1.3 million.

Each $1.00 increase (decrease) in an assumed public offering price of $77.25 per ADS after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us would increase (decrease) the net tangible book value after this offering by $0.00 per ordinary share and $0.06 per ADS assuming no exercise of the option to purchase additional ADSs granted to the underwriters and the dilution to investors in the offering by $0.00 per ordinary share and $0.06 per ADS.

PRINCIPAL AND SELLING SHAREHOLDERS

The following table and related footnotes set forth information with respect to the beneficial ownership of our ordinary shares, as of March 31, 2014 and as adjusted to reflect the sale of the ADSs offered in this offering, by:

•	each of our directors and members of the executive board; and
•	each person known to us to own beneficially more than 5% of our ordinary shares as of March 31, 2014; and
•	each selling shareholder participating in this offering.

Beneficial ownership is determined in accordance with the rules and regulations of the SEC. In computing the number of ordinary shares owned by a person and the percentage ownership of that person, we have included shares that the person has the right to acquire within 60 days, including through the exercise of any option, warrant or other right or the conversion of any other security. These ordinary shares, however, are not included in the computation of the percentage ownership of any other person. Ownership of our ordinary shares by the “principal shareholders” identified above has been determined by reference to our share register, which provides us with information regarding the registered holders of our ordinary shares but generally provides limited, or no, information regarding the ultimate beneficial owners of such ordinary shares. As a result, we may not be aware of each person or group of affiliated persons who beneficially owns more than 5% of our ordinary shares.

This table assumes no exercise of the underwriters’ option to purchase additional ADSs.

Unless otherwise indicated, the address for each of the shareholders, directors and/or officers in the table below is c/o GW Pharmaceuticals plc, Porton Down Science Park, Salisbury, Wiltshire, SP4 0JQ, United Kingdom.

	Ordinary Shares Beneficially Owned Prior to the Offering(2)		Number of Ordinary Shares Offered(2)	Ordinary Shares Beneficially Owned After the Offering(2)
Name of Beneficial Owner(1)	Number	Percent		Number	Percent
5% or greater shareholders
Prudential plc group of companies(3)	31,570,529	14.6%	—	31,570,529	14.6%
Capital Research and Management Company(4)	10,866,000	5.0%	—	10,866,000	5.0%
Named Executive Officers and Directors
Dr. Geoffrey Guy(5)	18,711,986	8.6%	3,112,428	15,599,558	7.2%
Mr. Justin Gover(6)	4,758,254	2.2%	1,750,000	3,008,254	1.4%
Mr. Thomas Lynch	236,344	*	180,000	56,344	*
Mr. James Noble	72,500	*	—	72,500	*
Mr. Adam George(7)	218,761	*	150,000	68,761	*
Dr. Stephen Wright(8)	1,274,172	*	807,570	466,602	*
Mr. Chris Tovey	12,500	*	—	12,500	*
Mr. Cabot Brown	—	*	—	—	*
All Named Executive Officers and Directors as a Group (8 persons)	25,282,017	14.2%	—	19,282,019	8.9%

*	Indicates beneficial ownership of less than one percent of our ordinary shares.
(1)	The business addresses for the listed beneficial owners are as follows: Prudential plc group of companies — Laurence Pountney Hill, London, EC4R 0HH.
(2)	Number of shares owned as shown both in this table and the accompanying footnotes and percentage ownership before the offering is based on 216,460,765 ordinary shares outstanding on March 31, 2014. Number of shares owned and percentage ownership after the offering reflects the sale by us of 1,200,000 ADSs (representing 14,400,000 ordinary shares) in this offering.

(3)	Includes (i) 31,570,529 ordinary shares indirectly held by Prudential plc, (ii) 31,570,529 ordinary shares indirectly held by M&G Group Limited, a wholly owned subsidiary of Prudential plc, (iii) 31,570,529 ordinary shares indirectly held by M&G Limited, a wholly owned subsidiary of M&G Group Limited, (iv) 31,570,529 ordinary shares indirectly held by M&G Investment Management Limited, a wholly owned subsidiary of M&G Limited and (v) 31,570,529 ordinary shares held of record by M&G Securities Limited, a wholly owned subsidiary of M&G Limited.
(4)	Capital Research and Management Company, or CRMC, a U.S. — based investment management company, holds these shares in the form of American Depositary Shares. The Capital Group Companies, Inc. is the parent company of CRMC. The business address for CRMC is 333 South Hope Street, Los Angeles, California 90071.
(5)	Includes 25,000 ordinary shares beneficially owned by Dr. Guy’s immediate family, 1,174,958 shares held by his personal pension plan and options to purchase 1,524,332 ordinary shares that have vested.
(6)	Includes 33,147 ordinary shares beneficially owned by Mr. Gover’s spouse and options to purchase 1,274,886 ordinary shares that have vested.
(7)	Includes 21,696 shares held by his personal pension plan and options to purchase 197,065 ordinary shares that have vested.
(8)	Includes 5,000 ordinary shares beneficially owned by Dr. Wright’s spouse and options to purchase 1,269,172 ordinary shares that have vested.

Our major shareholders do not have different voting rights. We are not aware of any arrangement that may, at a subsequent date, result in a change of control of our company.

As of March 31, 2014, less than one percent of our outstanding ordinary shares are held by eleven holders of record with addresses in the United States.

Citibank, N.A. is the holder of record for the company’s ADR program, whereby each ADS represents twelve ordinary shares. As of March 31, 2014, Citibank, N.A. held 105,574,392 ordinary shares representing 48.8% of the issued share capital held at that date. As of March 31, 2014, we had a further 745,528 ordinary shares held by 11 U.S. resident shareholders of record, representing less than one percent of total voting power. Certain of these ordinary shares and ADSs were held by brokers or other nominees. As a result, the number of holders of record or registered holders in the United States is not representative of the number of beneficial holders or of the residence of beneficial holders.

To our knowledge, there has been no significant change in the percentage ownership held by the principal shareholders listed above since March 31, 2014.

TAXATION

U.S. Federal Income Taxation

The following discussion describes the material U.S. federal income tax consequences to U.S. Holders (as defined below) under present law of the purchase, ownership and disposition of the ADSs. This discussion is based on the U.S. Internal Revenue Code of 1986, as amended, in effect as of the date of this prospectus supplement and on U.S. Treasury regulations in effect or, in some cases, proposed, as of the date of this prospectus supplement, as well as judicial and administrative interpretations thereof available on or before such date. All of the foregoing authorities are subject to change, which change could apply retroactively and could affect the tax consequences described below.

This discussion applies only to U.S. Holders that acquire the ADSs in this offering and hold the ADSs as capital assets for U.S. federal income tax purposes. It does not purport to be a comprehensive description of all tax considerations that may be relevant to a decision to purchase the ADSs by any particular investor. In particular, this discussion does not address tax considerations applicable to a U.S. Holder that may be subject to special tax rules, including, without limitation, a dealer in securities or currencies, a trader in securities that elects to use a mark-to-market method of accounting for securities holdings, banks, thrifts, or other financial institutions, an insurance company, a tax-exempt organization, a person that holds the ADSs as part of a hedge, straddle or conversion transaction for tax purposes, a person whose functional currency for tax purposes is not the U.S. dollar, certain former citizens or residents of the United States, a person subject to the U.S. alternative minimum tax, or a person that owns or is deemed to own 10% or more of the company’s voting stock. In addition, the discussion does not address tax consequences to an entity treated as a partnership for U.S. federal income tax purposes that holds the ADSs, or a partner in such partnership. The U.S. federal income tax treatment of each partner of such partnership generally will depend upon the status of the partner and the activities of the partnership. Prospective purchasers that are partners in a partnership holding the ADSs should consult their own tax advisers.

PROSPECTIVE PURCHASERS ARE URGED TO CONSULT THEIR TAX ADVISORS ABOUT THE APPLICATION OF THE U.S. FEDERAL INCOME TAX RULES TO THEIR PARTICULAR CIRCUMSTANCES AS WELL AS THE STATE, LOCAL, NON-U.S. AND OTHER TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE ADSs.

The discussion below of the U.S. federal income tax consequences to “U.S. Holders” will apply to you if you are a beneficial owner of ADSs and you are, for U.S. federal income tax purposes,

•	an individual who is a citizen or resident of the United States;
•	a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) organized under the laws of the United States, any state therein or the District of Columbia;
•	an estate whose income is subject to U.S. federal income taxation regardless of its source; or
•	a trust that (i) is subject to the primary supervision of a court within the United States and subject to the control of one or more U.S. persons for all substantial decisions or (ii) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

If you hold ADSs, you should be treated as the holder of the underlying ordinary shares represented by those ADSs for U.S. federal income tax purposes.

Taxation of Dividends and Other Distributions on the ADSs

Subject to the passive foreign investment company rules discussed below, the gross amount of cash distributions made by us to you with respect to the ADSs will generally be includable in your gross income as dividend income on the date of receipt by the depositary bank, but only to the extent that the distribution is paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles). To the extent, if any, that the amount of the distribution exceeds our current and accumulated earnings and profits, it will be treated first as a tax-free return of your tax basis in your ADSs, and to the extent the amount of the distribution exceeds your tax basis, the excess will be taxed as capital gain. We do not intend to calculate our earnings and profits under U.S. federal income tax principles. Therefore, a U.S. Holder should expect that a distribution will generally be treated as a dividend even if that distribution would otherwise be treated as a non-taxable return of capital or as capital gain under the rules described above. U.S. Holders should consult their own tax advisors regarding the tax consequences to them if we pay dividends in any non-U.S. currency. A dividend in respect of the ADSs will not be eligible for the dividends-received deduction allowed to corporations in respect of dividends received from other U.S. corporations.

With respect to non-corporate U.S. Holders, including individual U.S. Holders, dividends will generally be taxed at the preferential rate applicable to qualified dividend income, provided that (i) the ADSs are readily tradable on an established securities market in the United States, or we are eligible for the benefits of an approved qualifying income tax treaty with the United States that includes an exchange of information program, (ii) we are not a passive foreign investment company (as discussed below) for either our taxable year in which the dividend is paid or the preceding taxable year, (iii) certain holding period requirements are met and (iv) you are not under any obligation to make related payments with respect to positions in substantially similar or related property. Under U.S. Internal Revenue Service authority, common or ordinary shares, or ADSs representing such shares, are considered for purpose of clause (i) above to be readily tradable on an established securities market in the United States if they are listed on Nasdaq. You should consult your tax advisors regarding the availability of the preferential rate for dividends paid with respect to the ADSs.

Dividends generally will constitute income from sources outside the United States for U.S. foreign tax credit purposes. However, if 50% or more of our stock is treated as held by U.S. persons, we will be treated as a “U.S.-owned foreign corporation.” In that case, dividends may be treated for U.S. foreign tax credit purposes as income from sources outside the United States to the extent paid out of our non-U.S. source earnings and profits, and as income from sources within the United States to the extent paid out of our U.S. source earnings and profits. We cannot assure you that we will not be treated as a U.S.-owned foreign corporation. If the dividends are taxed as qualified dividend income (as discussed above), the amount of the dividend taken into account for purposes of calculating the U.S. foreign tax credit limitation will generally be limited to the gross amount of the dividend, multiplied by the preferential rate divided by the highest rate of tax normally applicable to dividends. The limitation on foreign taxes eligible for credit is calculated separately with respect to specific classes of income. For this purpose, dividends distributed by us with respect to the ADSs will generally constitute “passive category income.”

Taxation of Dispositions of ADSs

Subject to the passive foreign investment company rules discussed below, you will recognize taxable gain or loss on any sale, exchange or other taxable disposition of an ADS equal to the difference between the amount realized (in U.S. dollars) for the ADS and your tax basis (in U.S. dollars) in the ADS. The gain or loss will generally be capital gain or loss. If you are a non-corporate U.S. Holder, including an individual U.S. Holder, who has held the ADS for more than one year, you will be eligible for preferential tax rates. The deductibility of capital losses is subject to limitations. Any such gain or loss that you recognize will generally be treated as U.S. source income or loss for U.S. foreign tax credit purposes.

Medicare Tax

Certain U.S. Holders that are individuals, estates or trusts and whose income exceeds certain thresholds will be subject to an additional 3.8% Medicare tax on some or all of such U.S. Holder’s “net investment income.” Net investment income generally includes income from the ADSs unless such income is derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consists of certain passive or trading activities). You should consult your tax advisors regarding the effect this Medicare tax may have, if any, on your acquisition, ownership or disposition of the ADSs.

Passive Foreign Investment Company

Special U.S. tax rules apply to companies that are considered to be passive foreign investment companies or PFICs. We will be classified as a PFIC in a particular taxable year if either (i) 75% or more of our gross income for the taxable year is passive income; or (ii) on average at least 50% of the value of our assets produce passive income or are held for the production of passive income. Passive income for this purpose generally includes, among other things, certain dividends, interest, royalties, rents and gains from commodities and securities transactions and from the sale or exchange of property that gives rise to passive income.

In making this determination, we will be treated as earning our proportionate share of any income and owning our proportionate share of any assets of any corporation in which we hold a 25% or greater interest (by value). Based on current estimates of our gross income and gross assets, the nature of our business and our current business plan (all of which are subject to change), we believe that we will not be classified as a PFIC, but the PFIC tests must be applied each year, and it is possible that we may become a PFIC in a future year. In the event that, contrary to our expectation, we are classified as a PFIC in any year in which you hold the ADSs, and you do not make one of the elections described in the following paragraph, any gain recognized by you on a sale or other disposition (including a pledge) of the ADSs would be allocated ratably over your holding period for the ADSs. The amounts allocated to the taxable year of the sale or other disposition and to any year before we became a PFIC would be taxed as ordinary income. The amount allocated to each other taxable year would be subject to tax at the highest rate in effect for individuals or corporations, as appropriate, for that taxable year, and an interest charge would be imposed. Further, to the extent that any distribution received by you on your ADSs were to exceed 125% of the average of the annual distributions on the ADSs received during the preceding three years or your holding period, whichever is shorter, that distribution would be subject to taxation in the same manner as gain on the sale or other disposition of shares if we were a PFIC, described above. Classification as a PFIC may also have other adverse tax consequences, including, in the case of individuals, the denial of a step-up in the basis of your ADSs at death.

You can avoid the unfavorable rules described in the preceding paragraph by electing to mark your ADSs to market, but only if the ADSs are treated as “marketable stock.” If you make this mark-to-market election, you will be required in any year in which we are a PFIC to include as ordinary income the excess of the fair market value of your ADSs at year-end over your basis in those ADSs. In addition, the excess, if any, of your basis in the ADSs over the fair market value of your ADSs at year-end is deductible as an ordinary loss in an amount equal to the lesser of (i) the amount of the excess or (ii) the amount of the net mark-to-market gains that you have included in income in prior years. Any gain you recognize upon the sale of your ADSs will be taxed as ordinary income in the year of sale. Amounts treated as ordinary income will not be eligible for the preferential tax rate applicable to qualified dividend income or long-term capital gains.

The U.S. federal income tax rules relating to PFICs are complex. You are urged to consult your tax advisors with respect to the purchase, ownership and disposition of the ADSs, any elections available with respect to such ADSs and the U.S. Internal Revenue Service information reporting obligations with respect to the purchase, ownership and disposition of the ADSs.

Information Reporting and Backup Withholding

Distributions with respect to ADSs and proceeds from the sale, exchange or disposition of ADSs may be subject to information reporting to the U.S. Internal Revenue Service and possible U.S. backup withholding. Backup withholding will not apply, however, to a U.S. Holder who furnishes a correct taxpayer identification number and makes any other required certification or who is otherwise exempt from backup withholding. U.S. Holders who are required to establish their exempt status generally must provide such certification on U.S. Internal Revenue Service Form W-9. U.S. Holders should consult their tax advisors regarding the application of the U.S. information reporting and backup withholding rules.

Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against your U.S. federal income tax liability, and you may obtain a refund of any excess amounts withheld under the backup withholding rules by filing the appropriate claim for refund with the U.S. Internal Revenue Service and furnishing any required information.

Specified Foreign Financial Assets

Tax reporting obligations are imposed on certain U.S. persons that own “specified foreign financial assets,” including securities issued by any foreign person, either directly or indirectly or through certain foreign financial institutions, if the aggregate value of all of those assets exceeds $50,000 on the last day of the taxable year or $75,000 at any time during the taxable year. This reporting requirement applies to individuals and, if specified by the U.S. Internal Revenue Service, domestic entities formed or availed of for the purpose of holding, directly or indirectly, specified foreign financial assets. The ADSs may be treated as specified foreign financial assets, and investors may be subject to this information reporting regime.

Significant penalties and an extended statute of limitations may apply to a U.S. Holder subject to this reporting requirement that fails to file information reports. Each prospective investor that is a U.S. person should consult its own tax advisor regarding this information reporting obligation.

United Kingdom Tax Considerations

The following is a general summary of certain U.K. tax considerations relating to the ownership and disposal of the ordinary shares or the ADSs and does not address all possible tax consequences relating to an investment in the ordinary shares or the ADSs. It is based on current U.K. tax law and published HM Revenue & Customs, (or “HMRC”), practice as at the date of this prospectus supplement, both of which are subject to change, possibly with retrospective effect.

Save as provided otherwise, this summary applies only to persons who are resident (and, in the case of individuals, domiciled) in the United Kingdom for tax purposes and who are not resident for tax purposes in any other jurisdiction and do not have a permanent establishment or fixed base in any other jurisdiction with which the holding of the ordinary shares or ADSs is connected (“U.K. Holders”). Persons (a) who are not resident (or, if resident are not domiciled) in the United Kingdom for tax purposes, including those individuals and companies who trade in the United Kingdom through a branch, agency or permanent establishment in the United Kingdom to which the ordinary shares or the ADSs are attributable, or (b) who are resident or otherwise subject to tax in a jurisdiction outside the United Kingdom, are recommended to seek the advice of professional advisors in relation to their taxation obligations.

This summary is for general information only and is not intended to be, nor should it be considered to be, legal or tax advice to any particular investor. It does not address all of the tax considerations that may be relevant to specific investors in light of their particular circumstances or to investors subject to special treatment under U.K. tax law. In particular:

•	this summary only applies to the absolute beneficial owners of the ordinary shares or the ADSs and any dividends paid in respect of the ordinary shares where the dividends are regarded for U.K. tax purposes as that person’s own income (and not the income of some other person);
•	this summary: (a) only addresses the principal U.K. tax consequences for investors who hold the ordinary share or ADSs as capital assets/investments, (b) does not address the tax consequences that may be relevant to certain special classes of investor such as dealers, brokers or traders in shares or securities and other persons who hold the ordinary shares or ADSs otherwise than as an investment, (c) does not address the tax consequences for holders that are financial institutions, insurance companies, collective investment schemes, pension schemes, charities and tax-exempt organizations, (d) assumes that the holder is not an officer or employee of the company (or of any related company) and has not (and is not deemed to have) acquired the ordinary shares or ADSs by virtue of an office or employment, and (e) assumes that the holder does not control or hold (and is not deemed to control or hold), either alone or together with one or more associated or connected persons, directly or indirectly (including through the holding of the ADSs), an interest of 10% or more in the issued share capital (or in any class thereof), voting power, rights to profits or capital of the company, and is not otherwise connected with the company.

This summary further assumes that a holder of ADSs is the beneficial owner of the underlying ordinary shares for U.K. direct tax purposes.

POTENTIAL INVESTORS IN THE ADSs SHOULD SATISFY THEMSELVES PRIOR TO INVESTING AS TO THE OVERALL TAX CONSEQUENCES, INCLUDING, SPECIFICALLY, THE CONSEQUENCES UNDER U.K. TAX LAW AND HMRC PRACTICE OF THE ACQUISITION, OWNERSHIP AND DISPOSAL OF THE ORDINARY SHARES OR ADSs, IN THEIR OWN PARTICULAR CIRCUMSTANCES BY CONSULTING THEIR OWN TAX ADVISERS.

Taxation of dividends

Withholding Tax

Dividend payments in respect of the ordinary shares or ADSs may be made without withholding or deduction for or on account of U.K. tax.

Income Tax

Dividends received by individual U.K. Holders will be subject to U.K. income tax on the gross amount of the dividend paid (including the amount of the non-refundable U.K. dividend tax credit referred to below).

An individual holder of ordinary shares or ADSs who is not a U.K. Holder will not be chargeable to U.K. income tax on dividends paid by the company, unless such holder carries on (whether solely or in partnership) a trade, profession or vocation in the United Kingdom through a branch or agency in the United Kingdom to which the ordinary shares or ADSs are attributable. In these circumstances, such holder may, depending on his or her individual circumstances, be chargeable to U.K. income tax on dividends received from the company.

The rate of U.K. income tax that is chargeable on dividends received in the tax year 2014/2015 by (i) additional rate taxpayers is 37.5%, (ii) higher rate taxpayers is 32.5%, and (iii) basic rate taxpayers is 10%. Individual U.K. Holders will be entitled to a non-refundable tax credit equal to one-ninth of the full amount of the dividend received from the company, which will be taken into account in computing the gross amount of the dividend that is chargeable to U.K. income tax. The tax credit will be credited against such holder’s liability (if any) to U.K. income tax on the gross amount of the dividend. After taking into account the tax credit, the effective rate of tax for the 2014/2015 tax year (i) for additional rate taxpayers will be 30.6% of the dividend paid (ii) for higher rate taxpayers will be 25% of the dividend paid, and (iii) for basic rate taxpayers will be nil. An individual holder who is not subject to U.K. income tax on dividends received from the company will not generally be entitled to claim repayment of the tax credit in respect of such dividends. An individual’s dividend income is treated as the top slice of their total income that is chargeable to U.K. income tax.

Corporation Tax

A U.K. Holder within the charge to U.K. corporation tax may be entitled to exemption from U.K. corporation tax in respect of dividend payments. If the conditions for the exemption are not satisfied, or such U.K. Holder elects for an otherwise exempt dividend to be taxable, U.K. corporation tax will be chargeable on the gross amount of any dividends. If potential investors are in any doubt as to their position, they should consult their own professional advisers.

A corporate holder of ordinary shares or ADSs that is not a U.K. Holder will not be subject to U.K. corporation tax on dividends received from the company, unless it carries on a trade in the United Kingdom through a permanent establishment to which the ordinary shares or ADSs are attributable. In these circumstances, such holder may, depending on its individual circumstances and if the exemption from U.K. corporation tax discussed above does not apply, be chargeable to U.K. corporation tax on dividends received from the company.

Taxation of disposals

U.K. Holders

A disposal or deemed disposal of ordinary shares or ADSs by an individual U.K. Holder may, depending on his or her individual circumstances, give rise to a chargeable gain or to an allowable loss for the purpose of U.K. capital gains tax. The principal factors that will determine the capital gains tax position on a disposal of ordinary shares or ADSs are the extent to which the holder realizes any other capital gains in the tax year in which the disposal is made, the extent to which the holder has incurred capital losses in that or any earlier tax year and the level of the annual allowance of tax-free gains in that tax year (the “annual exemption”). The annual exemption for the 2014/2015 tax year is £11,000. If, after all allowable deductions, an individual U.K. Holder’s total taxable income for the year exceeds the basic rate income tax limit, a taxable capital gain accruing on a disposal of ordinary shares or ADSs will be taxed at 28%. In other cases, a taxable capital gain accruing on a disposal of ordinary shares or ADSs may be taxed at 18% or 28% or at a combination of both rates.

A disposal of ordinary shares or ADSs by a corporate U.K. Holder may give rise to a chargeable gain or an allowable loss for the purpose of U.K. corporation tax. Such a holder should be entitled to an indexation allowance, which applies to reduce capital gains to the extent that such gains arise due to inflation. The allowance may reduce a chargeable gain but will not create or increase an allowable loss.

Any gains or losses in respect of currency fluctuations over the period of holding the ADSs would also be brought into account on the disposal.

Non-U.K. Holders

An individual holder who is not a U.K. Holder will not be liable to U.K. capital gains tax on capital gains realized on the disposal of his or her ordinary shares or ADSs unless such holder carries on (whether solely or in partnership) a trade, profession or vocation in the United Kingdom through a branch or agency in the United Kingdom to which the ordinary shares or ADSs are attributable. In these circumstances, such holder may, depending on his or her individual circumstances, be chargeable to U.K. capital gains tax on chargeable gains arising from a disposal of his or her ordinary shares or ADSs.

A corporate holder of ordinary shares or ADSs that is not a U.K. Holder will not be liable for U.K. corporation tax on chargeable gains realized on the disposal of its ordinary shares or ADSs unless it carries on a trade in the United Kingdom through a permanent establishment to which the ordinary shares or ADSs are attributable. In these circumstances, a disposal of ordinary shares or ADSs by such holder may give rise to a chargeable gain or an allowable loss for the purposes of U.K. corporation tax.

Inheritance Tax

If for the purposes of the Taxes on Estates of Deceased Persons and on Gifts Treaty 1978 between the United States and the United Kingdom an individual holder is domiciled in the United States and is not a national of the United Kingdom, any ordinary shares or ADSs beneficially owned by that holder will not generally be subject to U.K. inheritance tax on that holder’s death or on a gift made by that holder during his/her lifetime, provided that any applicable United States federal gift or estate tax liability is paid, except where (i) the ordinary shares or ADSs are part of the business property of a U.K. permanent establishment or pertain to a U.K. fixed base used for the performance of independent personal services; or (ii) the ordinary shares or ADSs are comprised in a settlement unless, at the time the settlement was made, the settlor was domiciled in the United States and not a national of the U.K. (in which case no change to U.K. inheritance tax should apply).

Stamp Duty and Stamp Duty Reserve Tax

Issue and transfer of ordinary shares

No U.K. stamp duty or stamp duty reserve tax (or “SDRT”), is payable on the issue of the ordinary shares.

The transfer on sale of ordinary shares by a written instrument of transfer will, under current law, generally be liable to U.K. stamp duty at the rate of 0.5% of the amount or value of the consideration for the transfer. The purchaser normally pays the stamp duty.

An agreement to transfer ordinary shares will, under current law, generally give rise to a liability on the purchaser to SDRT at the rate of 0.5% of the amount or value of the consideration. Such SDRT is payable on the seventh day of the month following the month in which the charge arises, but where an instrument of transfer is executed and duly stamped before the expiry of a period of six years beginning with the date of that agreement, (i) any SDRT that has not been paid ceases to be payable, and (ii) any SDRT that has been paid may be recovered from HMRC, generally with interest.

UK legislation does currently provide for stamp duty (in the case of transfers) or SDRT to be payable at the rate of 1.5% on the amount or value of the consideration (or, in some cases, the value of shares) where shares are issued or transferred to a person (or a nominee or agent of a person) whose business is or includes issuing depositary receipts or the provision of clearance services.

However, following litigation on the subject, HMRC has confirmed that it will no longer seek to apply the 1.5% SDRT charge when new shares are issued to a clearance service or depositary receipt system on the basis that the charge is not compatible with EU law. In HMRC’s view, the 1.5% SDRT or stamp duty charge will continue to apply to transfers of shares into a clearance service or depositary receipt system unless they are an integral part of an issue of share capital. The law in this area may still be susceptible to change. We therefore recommend that advice is sought in relation to paying the 1.5 per cent SDRT or stamp duty charge in any circumstances.

The U.K. government has announced its intention to offer full relief from stamp duty and SDRT on transactions in shares admitted to trading only on “recognised growth markets”, including AIM, with effect from 28 April 2014. The legislation giving effect to this measure (Finance Bill 2014) is not expected to receive Royal Assent until July 2014. Investors should consult their own tax advisers on the stamp duty and SDRT consequences of the acquisition and/or disposal of the ordinary shares in the light of this new relief.

Transfer of ADSs

No U.K. stamp duty will be payable on a written instrument transferring an ADS or on a written agreement to transfer an ADS provided that the instrument of transfer or the agreement to transfer is executed and remains at all times outside the United Kingdom. Where these conditions are not met, the transfer of, or agreement to transfer, an ADS could, depending on the circumstances, attract a charge to U.K. stamp duty at the rate of 0.5% of the value of the consideration given in connection with the transfer.

No SDRT will be payable in respect of an agreement to transfer an ADS.

UNDERWRITERS

Under the terms and subject to the conditions in an underwriting agreement dated the date of this prospectus supplement, the underwriters named below, for whom Morgan Stanley & Co. LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated and Cowen and Company, LLC are acting as representatives, have severally agreed to purchase, and we and the selling shareholders have agreed to sell to them, severally, the number of American Depositary Shares, or ADSs, each representing 12 of our ordinary shares, par value £0.001 per share, of the Company, or “ordinary shares”, indicated below:

Name	Number of ADSs
Morgan Stanley & Co. LLC
Merrill Lynch, Pierce, Fenner & Smith Incorporated
Cowen and Company, LLC.
Piper Jaffray & Co.
Total:	1,700,000

The underwriters and the representatives are collectively referred to as the “underwriters” and the “representatives,” respectively. The underwriters are offering the ADSs subject to their acceptance of the ADSs from us and the selling shareholders and subject to prior sale. The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the ADSs offered by this prospectus supplement are subject to the approval of certain legal matters by their counsel and to certain other conditions. The underwriters are obligated to take and pay for all of the ADSs offered by this prospectus supplement if any such shares are taken. However, the underwriters are not required to take or pay for the ADSs covered by the underwriters’ option to purchase additional shares described below.

The underwriters initially propose to offer part of the ADSs to the public at the offering price listed on the cover page of this prospectus supplement and part to certain dealers. After the initial offering of the ADSs, the offering price and other selling terms may from time to time be varied by the representatives.

We have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus supplement, to purchase up to 255,000 additional ADSs from us at the public offering price listed on the cover page of this prospectus supplement, less underwriting discounts and commissions. To the extent the option is exercised, each underwriter will become obligated, subject to certain conditions, to purchase about the same percentage of the additional ADSs as the number listed next to the underwriter’s name in the preceding table bears to the total number of ADSs listed next to the names of all underwriters in the preceding table.

The following table shows the per ADS and total public offering price, underwriting discounts and commissions, and proceeds before expenses to us and the selling shareholders. These amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase up to an additional 255,000 ADSs.

	Per ADS	Total
		No Exercise	Full Exercise
Public offering price	$	$	$
Underwriting discounts and commissions to be paid by:
Us	$	$	$
The selling shareholders	$	$	$
Proceeds, before expenses, to us	$	$	$
Proceeds, before expenses, to selling shareholders	$	$	$

The estimated offering expenses payable by us, exclusive of the underwriting discounts and commissions, are approximately $800,000. The underwriters have agreed to reimburse us $75,000 for certain expenses related to the offering. We have agreed to reimburse the underwriters for expenses relating to clearance of this offering with the Financial Industry Regulatory Authority up to $15,000. The amounts included in the line item entitled “underwriting discounts and commissions” in the table above excludes a $125,000 fee to be paid by us to Trout Capital LLC for certain advisory services provided to us in connection with this offering.

Each selling shareholder will pay all taxes incurred by such selling shareholder on the transfer and sale of their securities, fees for such selling shareholder's accounting, legal or advisory services and such selling shareholder's proportionate share of certain costs and expenses incurred by us in effecting the registration of the shares covered by this prospectus supplement. We will bear all other costs, fees and expenses incurred in effecting the registration of the shares covered by this prospectus supplement, including, without limitation, blue sky registration and filing fees, and fees and expenses of our counsel and accountants.

Our ADSs have been approved for quotation on the NASDAQ Global Market under the trading symbol “GWPH” and our ordinary shares are listed on the AIM under the listing code “GWP”.

We, and all our directors and officers, including the selling shareholders, have agreed that, without the prior written consent of Morgan Stanley & Co. LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated and Cowen and Company, LLC, on behalf of the underwriters, we and they will not, during the period ending 90 days after the date of this prospectus supplement (the “restricted period”):

•	offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant for the sale of, or otherwise transfer or dispose of, any ordinary shares or ADSs or any securities convertible into or exercisable or exchangeable for ordinary shares or ADSs; or
•	enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the ordinary shares or ADSs.

whether any such transaction described above is to be settled by delivery of ADSs or such other securities, in cash or otherwise. In addition, we and each such person agree that, without the prior written consent of Morgan Stanley & Co. LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated and Cowen and Company, LLC, on behalf of the underwriters, we or such other person will not, during the restricted period, make any demand for, or exercise any right with respect to, the registration of any ordinary shares or ADSs or any security convertible into or exercisable or exchangeable for ordinary shares or ADSs.

The restrictions described in the immediately preceding paragraph to do not apply to:

•	transactions relating to the ordinary shares, ADSs or other securities acquired in open market transactions after the completion of the offering, provided that no filing under Section 16(a) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, shall be required or shall be voluntarily made during the restricted period in connection with subsequent sales of ordinary shares, ADSs or other securities acquired, in such open market transactions;
•	transfers of ordinary shares, ADSs or any security convertible into ordinary shares or ADSs as a bona fide gift or charitable contribution;
•	transfers to any member of the immediate family of the transferee or any trust or pension plan scheme for the direct or indirect benefit of the transferee or the immediate family of the transferee (for the purposes of this section, “immediate family” shall mean any relationship by blood, marriage or adoption, not more remote than first cousin)
•	transfers to the transferee’s affiliates or to any investment fund or other entity controlled or managed by the transferee;
•	distributions of ordinary shares, ADSs or any security convertible into ordinary shares or ADSs to limited partners, members or shareholders of the transferee, except under certain circumstances;
•	transfers of ADSs or ordinary shares to us in connection with the cashless exercise of options that would otherwise expire, other than a “broker-assisted” cashless exercise; provided that, for the avoidance of doubt, any ADSs or ordinary shares received in connection with the cashless exercise of options shall be subject to the restricted period;

•	the establishment of a trading plan pursuant to Rule 10b5-1 under the Exchange Act for the transfer of ADSs or ordinary shares, provided that such plan does not provide for the transfer of ADSs or ordinary shares during the restricted period and no public announcement or filing under the Exchange Act regarding the establishment of such plan shall be required of or voluntarily made by or on behalf of the transferee or us; or
•	the sale of ADSs to the underwriters.

Morgan Stanley & Co. LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated and Cowen and Company, LLC, in their sole discretion, may release the ADSs and other securities subject to the lock-up agreements described above in whole or in part at any time.

In order to facilitate the offering of the ADSs, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the ADSs. Specifically, the underwriters may sell more ADSs than they are obligated to purchase under the underwriting agreement, creating a short position. A short sale is covered if the short position is no greater than the number of ADSs available for purchase by the underwriters under the option. The underwriters can close out a covered short sale by exercising the option or purchasing ADSs in the open market. In determining the source of ADSs to close out a covered short sale, the underwriters will consider, among other things, the open market price of ADSs compared to the price available under the option. The underwriters may also sell ADSs in excess of the option, creating a naked short position. The underwriters must close out any naked short position by purchasing ADSs in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the ADSs in the open market after pricing that could adversely affect investors who purchase in this offering. As an additional means of facilitating this offering, the underwriters may bid for, and purchase, ADSs in the open market to stabilize the price of the ADSs. These activities may raise or maintain the market price of the ADSs above independent market levels or prevent or retard a decline in the market price of the ADSs. The underwriters are not required to engage in these activities and may end any of these activities at any time.

We, the selling shareholders and the underwriters have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act.

A prospectus supplement in electronic format may be made available on websites maintained by one or more underwriters, or selling group members, if any, participating in this offering. The representative may agree to allocate a number of ADSs to underwriters for sale to their online brokerage account holders. Internet distributions will be allocated by the representative to underwriters that may make Internet distributions on the same basis as other allocations.

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. Certain of the underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for us, for which they received or will receive customary fees and expenses.

In addition, in the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities and instruments. Such investment and securities activities may involve our securities and instruments. The underwriters and their respective affiliates may also make investment recommendations or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long or short positions in such securities and instruments.

Selling Restrictions

European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”) an offer to the public of any ADSs may not be made in that Relevant Member State, except that an offer to the public in that Relevant Member State of any ADSs may be made at any time under the following exemptions under the Prospectus Directive, if they have been implemented in that Relevant Member State:

(a)	to any legal entity which is a qualified investor as defined in the Prospectus Directive;
(b)	to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the representatives for any such offer; or
(c)	in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of our ADSs shall result in a requirement for the publication by us or any underwriter of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer to the public” in relation to any of our ADSs in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any of our ADSs to be offered so as to enable an investor to decide to purchase any of our ADSs, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in the Relevant Member State, and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

United Kingdom

Each underwriter has represented and agreed that:

(a)	it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000, as amended (“FSMA”) received by it in connection with the issue or sale of the ADSs in circumstances in which Section 21(1) of the FSMA does not apply to us; and
(b)	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the ADSs in, from or otherwise involving the United Kingdom.

This document, in so far as it constitutes an invitation or inducement to engage in investment activity (within the meaning of section 21 FSMA) in connection with the securities which are the subject of the offering contemplated by this document, our ordinary shares or otherwise, is being directed only at (i) persons who are outside the United Kingdom or (ii) persons who have professional experience in matters relating to investments who fall within Article 19(5) (“Investment professionals”) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”) or (iii) certain high value persons and entities who fall within Article 49(2)(a) to (d) (“High net worth companies, unincorporated associations etc”) of the Order; or (iv) any other person to whom it may lawfully be communicated (all such persons in (i) to (iv) together being referred to as “relevant persons”). The ADSs are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire such ADSs will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this document or any of its contents. The communication of this document or any such invitation or inducement to any persons other than relevant persons is unauthorized and may contravene FSMA.

No approved prospectus relating to the matters in this document has been made available to the public in the United Kingdom and, accordingly, the securities which are the subject of the offering contemplated by this document may not be, and will not be, offered in the United Kingdom except in circumstances which will not result in there being an offer to the public in the United Kingdom (other than an offer falling within Section 86 FSMA).

Switzerland

The securities will not be distributed or offered, directly or indirectly, to the public in Switzerland and this document may not be publicly distributed or otherwise made publicly available in Switzerland. This document does not constitute a public offering prospectus as that term is understood pursuant to article 652a or 1156 of the Swiss Federal Code of Obligations.

Dubai

This prospectus supplement relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority (“DFSA”). This prospectus supplement is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus supplement nor taken steps to verify the information set forth herein and has no responsibility for the prospectus supplement. The securities to which this prospectus supplement relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the securities offered should conduct their own due diligence on the securities. If you do not understand the contents of this prospectus supplement you should consult an authorized financial advisor.

Australia

No placement document, prospectus, product disclosure statement or other disclosure document has been lodged with the Australian Securities and Investments Commission (“ASIC”), in relation to the offering. This prospectus does not constitute a prospectus, product disclosure statement or other disclosure document under the Corporations Act 2001 (the “Corporations Act”), and does not purport to include the information required for a prospectus, product disclosure statement or other disclosure document under the Corporations Act.

Any offer in Australia of the securities may only be made to persons (the “Exempt Investors”) who are “sophisticated investors” (within the meaning of section 708(8) of the Corporations Act), “professional investors” (within the meaning of section 708(11) of the Corporations Act) or otherwise pursuant to one or more exemptions contained in section 708 of the Corporations Act so that it is lawful to offer the securities without disclosure to investors under Chapter 6D of the Corporations Act.

The securities applied for by Exempt Investors in Australia must not be offered for sale in Australia in the period of 12 months after the date of allotment under the offering, except in circumstances where disclosure to investors under Chapter 6D of the Corporations Act would not be required pursuant to an exemption under section 708 of the Corporations Act or otherwise or where the offer is pursuant to a disclosure document which complies with Chapter 6D of the Corporations Act. Any person acquiring securities must observe such Australian on-sale restrictions.

This prospectus contains general information only and does not take account of the investment objectives, financial situation or particular needs of any particular person. It does not contain any securities recommendations or financial product advice. Before making an investment decision, investors need to consider whether the information in this prospectus is appropriate to their needs, objectives and circumstances, and, if necessary, seek expert advice on those matters.

Hong Kong

The securities have not been offered or sold and will not be offered or sold in Hong Kong, by means of any document, other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance; or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance. No advertisement, invitation or document relating to the securities has been or may be issued or has been or may be in the possession of any person for the purposes of issue, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to securities which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance and any rules made under that Ordinance.

Japan

The securities have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948, as amended) and, accordingly, will not be offered or sold, directly or indirectly, in Japan, or for the benefit of any Japanese Person or to others for re-offering or resale, directly or indirectly, in Japan or to any Japanese Person, except in compliance with all applicable laws, regulations and ministerial guidelines promulgated by relevant Japanese governmental or regulatory authorities in effect at the relevant time. For the purposes of this paragraph, “Japanese Person” shall mean any person resident in Japan, including any corporation or other entity organized under the laws of Japan.

Singapore

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of securities may not be circulated or distributed, nor may the securities be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275, of the SFA, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the securities are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

(a)	a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or
(b)	a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

securities (as defined in Section 239(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the securities pursuant to an offer made under Section 275 of the SFA except:

(a)	to an institutional investor or to a relevant person defined in Section 275(2) of the SFA, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA;
(b)	where no consideration is or will be given for the transfer;
(c)	where the transfer is by operation of law;
(d)	as specified in Section 276(7) of the SFA; or
(e)	as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore.

LEGAL MATTERS

The validity of our ordinary shares and certain matters governed by English law will be passed on for us by Mayer Brown International LLP, our English counsel. The validity of the ADSs and certain other matters governed by U.S. federal and New York state law will be passed on for us by Mayer Brown LLP, New York, New York, our U.S. counsel. Certain legal matters in connection with this offering will be passed on for the underwriters by Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., and Edwin Coe LLP, counsel for the underwriters.

EXPERTS

The consolidated financial statements as at September 30, 2013 and 2012, and for each of the years in the three-year period ended September 30, 2013 have been incorporated by reference herein in reliance upon the reports of Deloitte LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to periodic reporting and other informational requirements of the Securities Exchange Act of 1934, as amended, or the Exchange Act, as applicable to foreign private issuers. Accordingly, we are required to file reports, including annual reports on Form 20-F, and other information with the SEC. As a foreign private issuer, we are exempt from the rules of the Exchange Act prescribing the furnishing and content of proxy statements to shareholders under the federal proxy rules contained in Sections 14(a), (b) and (c) of the Exchange Act, and our executive officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. The reports and other information so filed can be inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You can request copies of these documents upon payment of a duplicating fee, by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms.

The SEC also maintains an Internet website at http://www.sec.gov that contains reports, proxies, information statements and other material that are filed through the SEC’s Electronic Data Gathering, Analysis and Retrieval (EDGAR) system and filed electronically with the SEC.

We will furnish to Citibank, N.A., as depositary bank of our ADSs, our annual and semi-annual reports. When the depositary bank receives these reports, it will upon our request promptly provide them to all holders of record of ADSs or otherwise make such reports available to such ADS holders in accordance with the terms of the deposit agreement. We will also furnish the depositary bank with all notices of shareholders’ meetings and other reports and communications in English that we make available to our shareholders. The depositary bank will make these notices, reports and communications available to holders of ADSs and will upon our request mail to all holders of record of ADSs the information contained in any notice of a shareholders’ meeting it receives.

Our ADSs are quoted on the Nasdaq Global Market under the symbol “GWPH”. You may inspect certain reports and other information concerning us at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

Information about us is also available on our website at http://www.gwpharm.com. Such information on our website is not part of this prospectus supplement.

INCORPORATION BY REFERENCE

The rules of the SEC allow us to incorporate by reference information into this prospectus supplement. The information incorporated by reference is considered to be a part of this prospectus supplement. Any statement contained in a document incorporated or deemed to be incorporated by reference shall be deemed to be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained in this prospectus supplement or in any other subsequently filed document which is incorporated or deemed to be incorporated by reference modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement.

The following documents filed with the SEC are incorporated in this prospectus supplement by reference:

(1)	Our annual report on Form 20-F for the year ended September 30, 2013 (File No. 000-35892) which we filed with the SEC on June 29, 2010 and subsequently amended on January 6, 2014 and January 8, 2014;
(2)	Our interim report for the period ended March 31, 2014 on Form 6-K filed with the SEC on May 7, 2014 (excluding exhibits thereto); and
(3)	Exhibit 99.2 to our report on Form 6-K furnished to the SEC on June 17, 2014.

We also incorporate by reference in this prospectus supplement all subsequent annual reports filed with the SEC on Form 20-F under the Exchange Act and those of our reports submitted to the SEC on Form 6-K that we specifically identify in such form as being incorporated by reference in this prospectus supplement after the date hereof and prior to the completion of an offering of securities under this prospectus supplement.

In addition, all reports and other documents filed or submitted by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date hereof and prior to the termination of an offering pursuant to this prospectus supplement shall be deemed to be incorporated by reference in this prospectus supplement and to be part of this prospectus supplement from the date of filing or submission of such reports and documents.

You may also obtain copies of these documents free of charge by contacting us at the following address or telephone number set forth below:

GW Pharmaceuticals plc
Porton Down Science Park
Salisbury, Wiltshire, SP4 0JQ
United Kingdom
Telephone number (44) 198 055-7000

PROSPECTUS

American Depositary Shares

GW PHARMACEUTICALS PLC

(Incorporated in England and Wales)

Representing Ordinary Shares

This prospectus relates to the proposed sale from time to time by us or any selling shareholder of American Depositary Shares, or ADSs, of GW Pharmaceuticals plc. Each ADS represents 12 ordinary shares, par value £0.001 per share. We will not receive any proceeds from the ADSs sold by any selling shareholder.

Our ADSs are quoted on the Nasdaq Global Market under the symbol “GWPH.” On May 6, 2014, the last reported sale price of our ADSs on the Nasdaq Global Market was $74.49 per ADS.

When securities are offered under this prospectus, we will provide you with a prospectus supplement describing the specific terms of the offering. You should read this prospectus and any accompanying prospectus supplement carefully before you invest. We or any selling shareholder may sell these securities to or through underwriters, and also to other purchasers or through dealers or agents, or through any combination of these methods, on a continuous or delayed basis. The names of the underwriters will be set forth in the accompanying prospectus supplement.

This prospectus may not be used to consummate sales of ADSs unless accompanied by a prospectus supplement.

Investing in these securities involves risks. See “Risk Factors” beginning on page 6 of this prospectus, as well as other information contained or incorporated by reference in this prospectus and the applicable prospectus supplement before deciding to invest in the ADSs.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is May 7, 2014.

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form F-3 that we filed with the U.S. Securities and Exchange Commission, which we refer to as the SEC, utilizing a “shelf” registration process. Under this shelf registration process, we or certain of our shareholders may sell the securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities we or any selling shareholder may offer. Each time we or a selling shareholder offers securities pursuant to this prospectus, we will attach a prospectus supplement to the front of this prospectus that will contain specific information about the terms of the offering. We may also add, update or change information contained in this prospectus by means of a prospectus supplement or by incorporating by reference information that we file or furnish to the SEC. The registration statement that we filed with the SEC includes exhibits that provide more detail on the matters discussed in this prospectus. Before you invest in any securities offered by this prospectus, you should read this prospectus, any related prospectus supplements and the related exhibits filed with the SEC, together with the additional information described under the heading “Where You Can Find More Information” and “Incorporation By Reference.”

In this prospectus, “GW Pharma,” the Group,” the “Company,” “we,” “us” and “our” refer to GW Pharmaceuticals plc and its consolidated subsidiaries, except where the context otherwise requires. All references in this prospectus to “$” are to U.S. dollars, all references to “£” are to pounds sterling and all references to “€” are to Euros.

You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. Neither we nor any selling shareholder has authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. Neither we nor any selling shareholder will make an offer of these securities in any jurisdiction where it is unlawful. You should assume that the information in this prospectus or any prospectus supplement, as well as the information we have previously filed with the SEC or incorporated by reference in this prospectus, is accurate only as of the date of the documents containing the information.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to periodic reporting and other informational requirements of the Securities Exchange Act of 1934, as amended, or the Exchange Act, as applicable to foreign private issuers. Accordingly, we are required to file reports, including annual reports on Form 20-F, and other information with the SEC. As a foreign private issuer, we are exempt from the rules of the Exchange Act prescribing the furnishing and content of proxy statements to shareholders under the federal proxy rules contained in Sections 14(a), (b) and (c) of the Exchange Act, and our executive officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. The reports and other information so filed can be inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You can request copies of these documents upon payment of a duplicating fee, by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms.

The SEC also maintains an Internet website at http://www.sec.gov that contains reports, proxies, information statements and other material that are filed through the SEC’s Electronic Data Gathering, Analysis and Retrieval (EDGAR) system and filed electronically with the SEC.

We will furnish to Citibank, N.A., as depositary bank of our ADSs, our annual and semi-annual reports. When the depositary bank receives these reports, it will upon our request promptly provide them to all holders of record of ADSs or otherwise make such reports available to such ADS holders in accordance with the terms of the deposit agreement. We will also furnish the depositary bank with all notices of shareholders’ meetings and other reports and communications in English that we make available to our shareholders. The depositary bank will make these notices, reports and communications available to holders of ADSs and will upon our request mail to all holders of record of ADSs the information contained in any notice of a shareholders’ meeting it receives.

Our ADSs are quoted on the Nasdaq Global Market under the symbol “GWPH.” You may inspect certain reports and other information concerning us at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

Information about us is also available on our website at http://www.gwpharm.com. Such information on our website is not part of this prospectus.

INCORPORATION BY REFERENCE

The rules of the SEC allow us to incorporate by reference information into this prospectus. The information incorporated by reference is considered to be a part of this prospectus. Any statement contained in a document incorporated or deemed to be incorporated by reference shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained in this prospectus or in any other subsequently filed document that is incorporated or deemed to be incorporated by reference modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

The following documents filed with the SEC are incorporated in this prospectus by reference:

(1)	Our annual report on Form 20-F for the year ended September 30, 2013 (File No. 001-35892), which we filed with the SEC on November 25, 2013 and subsequently amended on January 6, 2014 and January 8, 2014; and
(2)	Our interim report for the period ended March 31, 2014 on Form 6-K filed with the SEC on May 7, 2014 (excluding exhibits thereto).

We also incorporate by reference in this prospectus all subsequent annual reports filed with the SEC on Form 20-F under the Exchange Act and those of our reports submitted to the SEC on Form 6-K that we specifically identify in such form as being incorporated by reference in this prospectus after the date hereof and prior to the completion of an offering of securities under this prospectus.

In addition, all reports and other documents filed or submitted by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date hereof and prior to the termination of an offering pursuant to this prospectus shall be deemed to be incorporated by reference in this prospectus and to be part of this prospectus from the date of filing or submission of such reports and documents.

You may also obtain copies of these documents free of charge by contacting us at the following address or telephone number set forth below:

GW Pharmaceuticals plc
Porton Down Science Park, Salisbury
Wiltshire, SP4 0JQ
United Kingdom
Telephone number (44) 198 055-7000

FORWARD-LOOKING STATEMENTS

This prospectus, including the documents incorporated by reference herein and any related prospectus supplement, contains forward-looking statements that are based on our current expectations, assumptions, estimates and projections about us and our industry. All statements other than statements of historical fact in this prospectus, the documents incorporated by reference and any related prospectus supplement, are forward-looking statements.

These forward-looking statements are subject to known and unknown risks, uncertainties, assumptions and other factors that could cause our actual results of operations, financial condition, liquidity, performance, prospects, opportunities, achievements or industry results, as well as those of the markets we serve or intend to serve, to differ materially from those expressed in, or suggested by, these forward-looking statements. These forward-looking statements are based on assumptions regarding our present and future business strategies and the environment in which we expect to operate in the future. Important factors that could cause those differences include, but are not limited to:

•	the inherent uncertainty of product development;
•	manufacturing and commercialization;
•	patents, including, but not limited to, legal challenges;
•	government regulation and approval, including, but not limited to, the expected regulatory approval dates for Sativex and Epidiolex;
•	future revenue being lower than expected;
•	the level of pricing and reimbursement for our products;
•	increasing competitive pressures in the industry;
•	general economic conditions or conditions affecting demand for the services offered by us in the markets in which we operate, both domestically and internationally, being less favorable than expected;
•	currency fluctuations and hedging risks;
•	worldwide economic and business conditions and conditions in the industries in which we operate;
•	our relationships with our customers and suppliers;
•	increased competition from other companies in the industries in which we operate;
•	changing technology;
•	claims for personal injury or death arising from the use of products produced by us;
•	the occurrence of accidents or other interruptions to our production processes;
•	changes in our business strategy or development plans, and our expected level of capital expenses;
•	our ability to attract and retain qualified personnel;
•	regulatory, environmental, legislative and judicial developments;
•	our intention to pay dividends; and
•	factors that are not known to us at this time.

Additional factors that could cause actual results, financial condition, liquidity, performance, prospects, opportunities, achievements or industry results to differ materially include, but are not limited to, those discussed under “Risk Factors” or elsewhere in this prospectus or in the documents incorporated by reference herein. Additional risks that we may currently deem immaterial or that are not presently known to us could also cause the forward-looking events discussed in this prospectus not to occur. The words “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “expect” and similar words are intended to identify estimates and forward-looking statements. Estimates and forward-looking statements speak only at the date they were made, and we undertake no obligation to update or to review any estimate and/or forward-looking statement because of new information, future events or other factors. Estimates and forward-looking statements involve risks and uncertainties and are not guarantees of future performance. Our future results may differ materially from those expressed in these estimates and forward-looking statements. In light of the risks and uncertainties described above, the estimates and forward-looking statements discussed in this prospectus might not occur and our future results and our performance may differ materially from those expressed in these forward-looking statements due to, inclusive of, but not limited to, the factors mentioned above. Because of these uncertainties, you should not make any investment decision based on these estimates and forward-looking statements.

GW PHARMACEUTICALS PLC

Founded in 1998, GW is a biopharmaceutical company focused on discovering, developing and commercializing novel therapeutics from its proprietary cannabinoid product platform in a broad range of disease areas. GW commercialized the world’s first plant-derived cannabinoid prescription drug, Sativex®, which is approved for the treatment of spasticity due to multiple sclerosis in 25 countries. Sativex is also in Phase 3 clinical development as a potential treatment of pain in people with advanced cancer. This Phase 3 program is intended to support the submission of a New Drug Application for Sativex in cancer pain with the U.S. Food and Drug Administration (the “FDA”) and in other markets around the world. GW has a deep pipeline of additional cannabinoid product candidates, including Epidiolex, which has received Orphan Drug Designation from the FDA for the treatment of Dravet and Lennox-Gastaut syndromes, severe, drug-resistant epilepsy syndromes. GW’s product pipeline also includes compounds in Phase 1 and 2 clinical development for glioma, ulcerative colitis, type 2 diabetes and schizophrenia.

Corporate Information

Our registered and principal executive offices are located at Porton Down Science Park, Salisbury, Wiltshire, SP4 0JQ, United Kingdom; our general telephone number is (44) 198 055-7000; and our internet address is http://www.gwpharm.com. Our website and the information contained on or accessible through our website are not part of this prospectus. Our agent for service of process in the United States is CT Corporation System, 111 Eighth Avenue, 13th Floor, New York, NY 10011. Since June 28, 2001, our ordinary shares have been listed on the Alternative Investment Market, or AIM, a market operated by London Stock Exchange plc; and since May 1, 2013, our ADSs, which represent 12 ordinary shares each, have been listed on The Nasdaq Global Market, or Nasdaq, under the symbol “GWPH.”

RISK FACTORS

In addition to the factors discussed below, you should carefully consider the important factors set forth under the heading “Risk Factors” in our annual report on Form 20-F for the year ended September 30, 2013, which is incorporated herein by reference, and the accompanying prospectus supplement before investing in any securities that may be offered hereunder. Any of these risks could have a material adverse effect on our business, financial condition and results of operations and could cause the market price of our ADSs to decline in which case you may lose all or part of your investment.

Risks Related to Our Business

We are substantially dependent on the success of our only commercial product Sativex.

Our future success will depend heavily on the continued successful commercialization of Sativex, which is now in the early stages of its commercial life. Although Sativex is currently approved in 24 countries outside of the United States for spasticity due to multiple sclerosis, or MS, and is sold in 11 of those countries, it may never be successfully commercialized in all of these jurisdictions. Sativex’s commercial success depends on a number of factors beyond our control, including the willingness of physicians to prescribe Sativex to patients, payers’ willingness and ability to pay for the drug, the level of pricing achieved, patients’ response to Sativex and the ability of our marketing partners to generate sales. Accordingly, we cannot assure you that we will succeed in generating revenue growth through the commercialization of Sativex for MS spasticity. If we are not successful in the continued commercialization of Sativex, our business, results of operations and financial condition will be materially harmed.

If the price for Sativex or any future approved products decreases or if governmental and other third-party payers do not provide adequate coverage and reimbursement levels our revenue and prospects for profitability will suffer.

Reimbursement systems in international markets vary significantly by country and by region, and reimbursement approvals must be obtained on a country-by-country basis. Our partners may elect to reduce the price of our products in order to increase the likelihood of obtaining reimbursement approvals. In many countries, products cannot be commercially launched until reimbursement is approved and the negotiation process in some countries can exceed 12 months. In addition, pricing and reimbursement decisions in certain countries can be affected by decisions taken in other countries, that can lead to mandatory price reductions and/or additional reimbursement restrictions across a number of other countries, which may thereby adversely affect our sales and profitability. In the event that countries impose prices which are not sufficient to allow us or our partners to generate a profit, our partners may refuse to launch the product in such countries or withdraw the product from the market, which would adversely affect sales and profitability. For example, in Germany, a revised price has caused us to initiate the renegotiation of supply terms with our partner, Almirall, in order to maintain a level of profitability of our sales of Sativex in Germany. In addition, to date, the Australian reimbursement authorities have not agreed to grant public reimbursement for Sativex in the MS spasticity indication. As a result, our partner, Novartis, has not yet launched commercialization of Sativex in Australia and the other countries in its territory and recently informed us that it will not make a decision about launching Sativex in any country in its territory until final data for the two Phase 3 clinical trials we are conducting for Sativex for cancer pain is available. Future price decreases or unfavorable reimbursement decisions could have a material adverse effect on our business, results of operations and financial condition.

We have significant and increasing liquidity needs and may require additional funding.

Our operations have consumed substantial amounts of cash since inception. Excluding receipts from milestone fees, our cash flow used for operating activities for the years ended September 30, 2013 and September 30, 2012 was £7.7 million and £8.0 million, respectively. We expect our operating and management and administrative expenses and cash used for operations to continue to be significant and to increase substantially in connection with our planned research, development and continued product commercialization efforts and as we continue to establish ourselves as a U.S. public company. Over the next two years, taking into account receipts from product sales and potential milestone fees arising from Sativex license agreements, we estimate that the cash outflow arising from operating and capital expenditures will increase to approximately £18.0 million in 2014 and £11.0 million in 2015 as we continue to increase our investment in research and development and prepare our Sativex manufacturing facilities for U.S. commercialization. The incremental research and development expenditures associated with the development of Epidiolex and GWP42006 (CBDV) in the field of epilepsy are expected to increase the operating cash outflow to approximately £24.0 million in 2014. The operating cash outflow in 2015 is also expected to increase, the size of such increase being dependent primarily on the extent of clinical trials required to submit a New Drug Application, or NDA, for Epidiolex. We may need to raise additional capital to fund our operations, continue to conduct clinical trials to support potential regulatory approval of marketing applications, and to fund commercialization of our products.

The amount and timing of our future funding requirements will depend on many factors, including, but not limited to:

•	the timing of FDA approval, if any, and approvals in international markets of Sativex and our other product candidates, if at all;
•	the timing and amount of revenue from sales of Sativex, or revenue from grants or other sources;
•	the rate of progress and cost of our clinical trials for Epidiolex and other product development programs;
•	costs of establishing or outsourcing sales, marketing and distribution capabilities;
•	costs and timing of completion of expanded in-house manufacturing facilities as well as any outsourced commercial manufacturing supply arrangements for Sativex, Epidiolex and our other product candidates;
•	costs of filing, prosecuting, defending and enforcing any patent claims and other intellectual property rights associated with our product candidates;
•	costs of operating as a U.S. public company;
•	the effect of competing technological and market developments;
•	the continuation of our existing collaboration agreements;
•	personnel, facilities and equipment requirements; and
•	the terms and timing of any additional collaborative, licensing, co-promotion or other arrangements that we may establish.

While we expect to fund our future capital requirements from cash flow from operations, including milestone and other payments from our partners and the net proceeds we received from the public offering of ADSs in January of 2014, we cannot assure you that any of these funding sources will be available to us on favorable terms, or at all.

Risks Related to Our Reliance Upon Third Parties

We depend substantially on the commercial expertise of our collaboration partners for Sativex.

We do not have a sales and marketing operation and rely on the expertise and commercial skills of our collaboration partners to sell Sativex. We have entered into agreements for the commercialization of Sativex with Almirall S.A., or Almirall, in Europe (excluding the United Kingdom) and Mexico; Otsuka Pharmaceutical Co. Ltd., or Otsuka, in the United States; Novartis Pharma AG, or Novartis, in Australia and New Zealand, Asia (excluding Japan, China and Hong Kong), the Middle East (excluding Israel) and Africa; Bayer HealthCare AG in the United Kingdom and Canada; and Neopharm Group in Israel. Our ability to successfully market and sell Sativex in each of these markets depends entirely on the expertise and commercial skills of our collaboration partners. Our partners have the right, under certain circumstances, to terminate their agreements with us, and three of our partners, Almirall, Otsuka and Novartis, have the right to terminate their agreements with us without cause. A failure by our partners to successfully market Sativex, or the termination of agreements with our partners, will have a material adverse effect on our business, results of operations and financial condition.

We rely heavily on Otsuka for funding of our research and development programs and overhead, and Otsuka is a joint owner of the intellectual property resulting from our pre-clinical research collaboration.

We rely heavily on our relationship with Otsuka for the funding of our research and development programs and for overhead expenses. Under the terms of our agreement with Otsuka with respect to Sativex in the United States, Otsuka funds all pre-clinical and clinical trials for the development of Sativex in the treatment of cancer pain. As provided for under the terms of this agreement, we also expect Otsuka to fund pre-clinical and clinical trials required for the development of Sativex in the treatment of MS spasticity in the United States. If Otsuka were to terminate this agreement, we would be required to find alternative funding for our clinical program for the development of Sativex in the treatment of cancer pain and MS spasticity or face substantial delays in, or possible termination of, that program. In addition, under a separate global research collaboration for research of cannabinoids in central nervous system, or CNS, and oncology, we received funds from Otsuka from 2007 to June 2013. The term of this research collaboration agreement with Otsuka ended in June 2013. Since then our GW-funded research and development expenditure has increased as a result of this change and we expect this trend to continue.

In addition, the research collaboration agreement provided that all intellectual property rights (including both patents and non-manufacturing related know-how) that was conceived by either Otsuka or us during the course of the collaboration is to be jointly owned by Otsuka and us. We have 14 patent families with 228 jointly owned patent applications relating to our collaboration with Otsuka, including those directed to the use of Sativex in the CNS and/or oncology field or that are otherwise relevant to Sativex. Because Otsuka exercises some control over this jointly owned intellectual property, we may need to seek Otsuka’s consent to pursue, use, license and/or enforce some of this collaboration intellectual property in the future. In addition, Otsuka has the right to develop and commercialize a synthetic cannabinoid molecule product (a molecule not based on a phytocannabinoid but which has an effect on the endocannabinoid system) subject to payment of a royalty to us. An unexpected deterioration in our relationship with Otsuka would have a material adverse effect on our business, reputation, results of operations and financial condition.

Our existing collaboration arrangements and any that we may enter into in the future may not be successful, which could adversely affect our ability to develop and commercialize Sativex and our product candidates.

We are a party to, and may seek additional, collaboration arrangements with pharmaceutical or biotechnology companies for the development or commercialization of our current and potential product candidates, including for the commercialization of Sativex. We may enter into new arrangements on a selective basis depending on the merits of retaining commercialization rights for ourselves as compared to entering into selective collaboration arrangements with leading pharmaceutical or biotechnology companies for each product candidate, both in the United States and internationally. To the extent that we decide to enter into collaboration agreements, we will face significant competition in seeking appropriate collaborators. Moreover, collaboration arrangements are complex and time consuming to negotiate, document and implement. We may not be successful in our efforts to establish, implement and maintain collaborations or other alternative arrangements if we choose to enter into such arrangements. The terms of any collaboration or other arrangements that we may establish may not be favorable to us.

Any existing or future collaboration that we enter into may not be successful. The success of our collaboration arrangements will depend heavily on the efforts and activities of our collaborators. Collaborators generally have significant discretion in determining the efforts and resources that they will apply to these collaborations. For example, Novartis, our collaborator for Sativex in parts of Asia, the Middle East and Africa, recently informed us that it will not make a determination about launching Sativex in any country in its territory until final data is available for the two Phase 3 clinical trials we are conducting for Sativex in cancer pain.

Disagreements between parties to a collaboration arrangement regarding development, intellectual property, regulatory or commercialization matters, can lead to delays in the development process or commercialization of the applicable product candidate and, in some cases, termination of the collaboration arrangement. These disagreements can be difficult to resolve if neither of the parties has final decision making authority.

Collaborations with pharmaceutical or biotechnology companies and other third parties often are terminated or allowed to expire by the other party. Any such termination or expiration would adversely affect us financially and could harm our business reputation.

Risks Related to Ownership of our American Depositary Shares (ADSs) and Ordinary Shares

The Price of our ADSs and Ordinary Shares May be Volatile.

Many factors may have a material adverse effect on the market price of the ADSs, including, but not limited to:

•	the loss of any of our key scientific or management personnel;
•	announcements of the failure to obtain regulatory approvals or receipt of a complete response letter from the FDA;
•	announcements of restricted label indications or patient populations, or changes or delays in regulatory review processes;
•	announcements of therapeutic innovations or new products by us or our competitors;
•	adverse actions taken by regulatory agencies with respect to our clinical trials, manufacturing supply chain or sales and marketing activities;
•	changes or developments in laws or regulations applicable to Sativex and our product candidates;
•	any adverse changes to our relationship with licensors, manufacturers or suppliers;
•	the failure of our testing and clinical trials;
•	the failure to retain our existing, or obtain new, collaboration partners;
•	announcements concerning our competitors or the pharmaceutical industry in general;
•	the achievement of expected product sales and profitability;
•	the failure to obtain reimbursements for our products or price reductions;
•	manufacture, supply or distribution shortages;
•	actual or anticipated fluctuations in our operating results;
•	our cash position;
•	changes in financial estimates or recommendations by securities analysts;
•	potential acquisitions;
•	the trading volume of ADSs on Nasdaq and of our ordinary shares on the Alternative Investment Market, or AIM;
•	sales of our ADSs or ordinary shares by us, our executive officers and directors or our shareholders in the future;
•	general economic and market conditions and overall fluctuations in the United States equity markets; and
•	changes in accounting principles.

In addition, the stock market in general, and Nasdaq in particular, have experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of individual companies. Broad market and industry factors may negatively affect the market price of our ADSs, regardless of our actual operating performance.

The liquidity of our ADSs and ordinary shares may have an adverse effect on share price.

As at September 30, 2013, we had 177,521,287 ordinary shares outstanding. Of these shares, 43,741,692 were held as ADSs and 133,779,595 were held as ordinary shares (which are not held in the form of ADSs). In connection with our May 2013 initial public offering, or IPO, of ADSs on the Nasdaq Global Market, we issued 3,678,000 ADSs. In January 2014 we issued an additional 2,807,275 ADSs in a public offering on the Nasdaq Global Market. There is a risk that there may not be sufficient liquidity in the market to accommodate significant increases in selling activity or the sale of a large block of our securities. Our ADSs have historically had limited trading volume, which may also result in volatility.

Additionally, our ADSs are traded on Nasdaq and our ordinary shares are traded on the AIM. We cannot predict the effect of this dual listing on the value of our ordinary shares and ADSs. However, the dual listing of our ordinary shares and ADSs may dilute the liquidity of these securities in one or both markets and may adversely affect the development of an active trading market for the ADSs in the United States. The price of the ADSs could also be adversely affected by trading in our ordinary shares on the AIM. We are actively considering whether to delist our ordinary shares from the AIM in the future. We cannot predict the effect such delisting of our ordinary shares would have on the market price of the ADSs.

Substantial future sales of our ordinary shares or the ADSs in the public market, or the perception that these sales could occur, could cause the price of the ADSs to decline.

Sales of our ordinary shares or ADSs in the public market, or the perception that these sales could occur, could cause the market price of the ADSs to decline. The ordinary shares held by our directors, including our officers, are available for sale and are not subject to contractual and legal restrictions on resale. If any of our large shareholders or members of our management team seek to sell substantial amounts of our ADSs, particularly if these sales are in a rapid or disorderly manner, or other investors perceive that these sales could occur, the market price of our ADSs could decrease significantly.

As a foreign private issuer, we are not subject to certain Nasdaq corporate governance rules applicable to U.S. listed companies.

We rely on a provision in Nasdaq’s Listed Company Manual that allows us to follow English corporate law and the Companies Act 2006 with regard to certain aspects of corporate governance. This allows us to follow certain corporate governance practices that differ in significant respects from the corporate governance requirements applicable to U.S. companies listed on Nasdaq.

For example, we are exempt from Nasdaq regulations that require a listed U.S. company to:

•	have a majority of the board of directors consist of independent directors;
•	require non-management directors to meet on a regular basis without management present;
•	promptly disclose any waivers of the code for directors or executive officers that should address certain specified items;
•	have an independent nominating committee;
•	have a compensation committee charter specifying the items enumerated in Nasdaq Listing Rule 5605(d)(1) and a review and assessment of the adequacy of that charter on an annual basis;
•	solicit proxies and provide proxy statements for all shareholder meetings; and
•	seek shareholder approval for the implementation of certain equity compensation plans and issuances of ordinary shares.

As a foreign private issuer, we are permitted to, and we will, follow home country practice in lieu of the above requirements.

Because we are listed on Nasdaq, our Audit Committee is required to comply with the provisions of Section 301 of the Sarbanes-Oxley Act of 2002, or the Sarbanes-Oxley Act, and Rule 10A-3 of the Exchange Act, both of which are also applicable to Nasdaq-listed U.S. companies. Because we are a foreign private issuer, however, our Audit Committee is not subject to additional Nasdaq requirements applicable to listed U.S. companies, including an affirmative determination that all members of the Audit Committee are “independent,” using more stringent criteria than those applicable to us as a foreign private issuer.

If we fail to establish and maintain proper internal controls over financial reporting, our ability to produce reliable financial statements or comply with applicable regulations could be impaired and investors may lose confidence in our operating results, the price of our ADSs could decline and we may be subject to litigation or regulatory enforcement actions.

Section 404(a) of the Sarbanes-Oxley Act requires that, beginning with our annual report for the year ending September 30, 2014, management assess and report annually on the effectiveness of our internal controls over financial reporting and identify any material weaknesses in our internal controls over financial reporting. As of March 31, 2014, our market capitalization exceeded US $700 million. Consequently, we now qualify as a “large accelerated filer” with the SEC. We no longer qualify as an “emerging growth company,” as defined in the Jumpstart Our Business Start-ups Act of 2012, or the JOBS Act, and therefore, we no longer qualify for the exemption from the auditor attestation requirements of Section 404(b) of the Sarbanes-Oxley Act. We are required to obtain an audit of our internal control over financial reporting as at September 30, 2014.

The presence of material weaknesses could result in financial statement errors which, in turn, could lead to errors in our financial reports, delays in our financial reporting, could require us to restate our operating results or our auditors may be required to issue a qualified audit report. We might not identify one or more material weaknesses in our internal controls in connection with evaluating our compliance with Section 404(a) of the Sarbanes-Oxley Act. Because we are in process of formalizing comprehensive documentation of our internal controls and have not yet evaluated our internal controls in accordance with Section 404, we cannot conclude in accordance with Section 404 that we do not have a material weakness in our internal controls or a combination of significant deficiencies that could result in the conclusion that we have a material weakness in our internal controls over financial reporting. In order to maintain and improve the effectiveness of our disclosure controls and procedures and internal controls over financial reporting, we will need to expend significant resources and provide significant management oversight. Implementing any appropriate changes to our internal controls may require specific compliance training of our directors and employees, entail substantial costs in order to modify our existing accounting systems, take a significant period of time to complete and divert management's attention from other business concerns. These changes may not, however, be effective in establishing and maintaining the adequacy of our internal control.

If either we are unable to conclude that we have effective internal controls over financial reporting or our independent auditors are unwilling or unable to provide us with an unqualified report on the effectiveness of our internal controls over financial reporting as required by Section 404(b) of the Sarbanes-Oxley Act, investors may lose confidence in our operating results, the price of our ADSs could decline and we may be subject to litigation or regulatory enforcement actions. In addition, if we are unable to meet the requirements of Section 404 of the Sarbanes-Oxley Act, we may not be able to remain listed on the Nasdaq Global Market.

We incur significant increased costs as a result of operating as a company whose ADSs are publicly traded in the United States, and our management is required to devote substantial time to new compliance initiatives.

As a company whose ADSs commenced trading in the United States in May 2013, we incur significant legal, accounting, insurance and other expenses that we did not previously incur. In addition, the Sarbanes-Oxley Act, Dodd-Frank Wall Street Reform and Consumer Protection Act and related rules implemented by the SEC and Nasdaq have imposed various requirements on public companies including requiring establishment and maintenance of effective disclosure and financial controls. Because we are no longer an emerging growth company under the JOBS Act, we are required to comply with Section 404(b) of the Sarbanes-Oxley Act, which involves considerable management time and expenses. Our management and other personnel need to devote a substantial amount of time to these compliance initiatives. Moreover, these rules and regulations increase our legal and financial compliance costs, relative to companies that are listed solely in the United Kingdom, and make some activities more time-consuming and costly. We estimate that our annual compliance expenses are approximately £1.0 million in each of the next two fiscal years. For example, these rules and regulations have made it more difficult and more expensive for us to obtain director and officer liability insurance, and we may be required to incur substantial costs to maintain the same or similar coverage. These laws and regulations could also make it more difficult and expensive for us to attract and retain qualified persons to serve on our board of directors, our board committees or as our executive officers. Furthermore, if we are unable to satisfy our obligations as a public company, we could be subject to delisting of the ADSs, fines, sanctions and other regulatory action and potentially civil litigation.

U.S. investors may have difficulty enforcing civil liabilities against our Company, our directors or members of senior management and the experts named in this prospectus.

Our directors and the experts named in this prospectus are non-residents of the United States, and all or a substantial portion of the assets of such persons are located outside the United States. As a result, it may not be possible to serve process on such persons or us in the United States or to enforce judgments obtained in U.S. courts against them or us based on civil liability provisions of the securities laws of the United States. Mayer Brown International LLP, our English solicitors, advised us that there is doubt as to whether English courts would enforce certain civil liabilities under U.S. securities laws in original actions or judgments of U.S. courts based upon these civil liability provisions. In addition, awards of punitive damages in actions brought in the United States or elsewhere may be unenforceable in the United Kingdom. An award for monetary damages under the U.S. securities laws would be considered punitive if it does not seek to compensate the claimant for loss or damage suffered and is intended to punish the defendant. The enforceability of any judgment in the United Kingdom will depend on the particular facts of the case as well as the laws and treaties in effect at the time. The United States and the United Kingdom do not currently have a treaty providing for recognition and enforcement of judgments (other than arbitration awards) in civil and commercial matters.

The rights of our shareholders may differ from the rights typically offered to shareholders of a U.S. corporation.

We are incorporated under English law. The rights of holders of ordinary shares and, therefore, certain of the rights of holders of ADSs, are governed by English law, including the provisions of the Companies Act 2006, and by our Articles. These rights differ in certain respects from the rights of shareholders in typical U.S. corporations. See “Description of Share Capital — Differences in Corporate Law” in this prospectus for a description of the principal differences between the provisions of the Companies Act 2006 applicable to us and, for example, the Delaware General Corporation Law relating to shareholders’ rights and protections.

USE OF PROCEEDS

We intend to use the net proceeds from the sale of the ADSs as set forth in the applicable prospectus supplement. Unless otherwise indicated in an accompanying prospectus supplement, we will not receive any of the proceeds from the sale of ADSs by any selling shareholder.

DESCRIPTION OF SHARE CAPITAL

The following describes our issued share capital, summarizes the material provisions of our articles of association and highlights certain differences in corporate law in the United Kingdom and the United States.

Issued Share Capital

Our issued share capital as at the date of this prospectus is 216,589,448 ordinary shares, par value £0.001 per share. Each issued ordinary share is fully paid.

Ordinary Shares

The holders of ordinary shares are entitled to receive, in proportion to the number of ordinary shares held by them and according to the amount paid up on such ordinary shares (excluding amounts paid up in advance of a call) during any portion or portions of the period in respect of which the dividend is paid, all of our profits paid out as dividends. Holders of ordinary shares are entitled, in proportion to the number of ordinary shares held by them and to the amounts paid up thereon, to share in any surplus in the event of the winding up of our company. The holders of ordinary shares are entitled to receive notice of, attend either in person or by proxy or, being a corporation, by a duly authorized representative, and vote at general meetings of shareholders.

As at March 31, 2014, there were options to purchase 11,918,262 ordinary shares outstanding. All options granted are exercisable at the market value on the date of the grant, with the exception of options issued under our Long Term Incentive Plan, which are issued with an exercise price equivalent to the par value of the shares under option. The vesting period for all options granted is three years from the date of grant and the options lapse after ten years.

Our Articles of Association

The following is a summary of our articles of association. Please note that this is only a summary and is not intended to be exhaustive. For further information please refer to the full version of our articles of association which is included as an exhibit to the registration statement of which this prospectus is a part.

Shares and rights attaching to them

General

All ordinary shares have the same rights and rank pari passu in all respects. We may issue shares with such preferred, deferred or other rights, or such restrictions, whether in relation to dividends, returns of capital, voting or otherwise, as we may determine by ordinary resolution (or, failing any such determination, as the directors may determine).

Voting rights

Without prejudice to any special rights, privileges or restrictions as to voting attached to any shares forming part of our share capital from time to time, the voting rights of shareholders are as follows. On a show of hands, each shareholder present in person, and each duly authorized representative present in person of a shareholder that is corporation, has one vote. On a show of hands, each proxy present in person who has been duly appointed by one or more shareholders has one vote but a proxy has one vote for and one vote against a resolution if, in certain circumstances, the proxy is instructed by more than one shareholder to vote in different ways on a resolution. On a poll, each shareholder present in person or by proxy or (being a corporation) by a duly authorized representative has one vote for each share held by the shareholder. We are prohibited (to the extent specified by the Companies Act 2006) from exercising any rights to attend or vote at meetings in respect of any shares held by it as treasury shares.

Restrictions on voting where sums overdue on shares

None of our shareholders shall be entitled to vote at any general meeting or at any separate class meeting in respect of any share held by him unless all calls or other sums payable by him in respect of that share have been paid.

The directors may from time to time make calls on shareholders in respect of any moneys unpaid on their shares, whether in respect of nominal value of the shares or by way of premium. Shareholders are required to pay called amounts on shares subject to receiving at least 14 clear days’ notice specifying the time and place for payment. If a shareholder fails to pay any part of a call, the directors may serve further notice naming another day not being less than 14 clear days from the date of the further notice requiring payment and stating that in the event of non-payment the shares in respect of which the call was made will be liable to be forfeited. Subsequent forfeiture requires a resolution by the directors.

Dividends

We may by ordinary resolution declare dividends out of our profits available for distribution in accordance with the respective rights of shareholders but no such dividend shall exceed the amount recommended by the directors. If, in the opinion of the directors, our profits available for distribution justify such payments, the directors may pay fixed dividends payable on any of our shares with preferential rights, half-yearly or otherwise, on fixed dates and from time to time pay interim dividends to the holders of any class of shares. Subject to any special rights attaching to or terms of issue of any shares, all dividends shall be declared and paid according to the amounts paid up on the shares on which the dividend is paid. No dividend shall be payable to us in respect of any shares held by us as treasury shares.

We may, upon the recommendation of the directors, by ordinary resolution, direct payment of a dividend wholly or partly by the distribution of specific assets.

All dividends unclaimed may be invested or otherwise used at the directors’ discretion for our benefit until claimed (subject as provided in the articles of association), and all dividends unclaimed after a period of 12 years from the date when such dividend became due for payment shall be forfeited and shall revert to us.

The directors may, if so authorized by ordinary resolution passed at any general meeting, offer any holders of the ordinary shares the right to elect to receive in lieu of that dividend an allotment of ordinary shares credited as fully paid.

We may cease to send any check or warrant by mail or may stop the transfer of any sum by any bank or other funds transfer system for any dividend payable on any of our shares, which is normally paid in that manner on those shares if in respect of at least two consecutive dividends the checks or warrants have been returned undelivered or remain uncashed or the transfer has failed and reasonable inquiries made by us have failed to establish any new address of the holder.

We or the directors may specify a “record date” on which persons registered as the holders of shares shall be entitled to receipt of any dividend.

Distribution of assets on winding up

Subject to any special rights attaching to or the terms of issue of any shares, on any winding up of the Company our surplus assets remaining after satisfaction of our liabilities will be distributed among our shareholders in proportion to their respective holdings of shares and the amounts paid up on those shares.

On any winding up of the Company (whether the liquidation is voluntary, under supervision or by the Court), the liquidator may with the authority of a special resolution of the Company and any other sanction required by any relevant legislation, divide among our shareholders (excluding the Company itself to the extent that it is a shareholder by virtue of its holding any shares or treasury shares) in specie or in kind the whole or any part of our assets (subject to any special rights attached to any shares issued by us in the future) and may for that purpose set such value as he deems fair upon any one or more class or classes of property and may determine how that division shall be carried out as between the shareholders or different classes of shareholders. The liquidator may, with that sanction, vest the whole or any part of the assets in trustees upon such trusts for the benefit of the shareholders as he with the relevant authority determines, and the liquidation of the Company may be closed and the Company dissolved, but so that no shareholders shall be compelled to accept any shares or other property in respect of which there is a liability.

Variation of rights

The rights or privileges attached to any class of shares may (unless otherwise provided by the terms of the issue of the shares of that class) be varied or abrogated with the consent in writing of the holders of three-fourths in requisite amount of the issued shares of that class (excluding any shares of that class held as treasury shares) or with the sanction of a special resolution passed at a separate general meeting of the shareholders of that class, but not otherwise.

Transfer of shares

All of our shares are in registered form and may be transferred by a transfer in any usual or common form or any form acceptable to the directors. All transfers of uncertificated shares shall be made in accordance with and subject to the provisions of the Uncertificated Securities Regulations 2001 and the facilities and requirements of a relevant system and subject thereto in accordance with any arrangements made by the directors.

The directors may decline to register a transfer of a share that is:

•	not fully paid or on which we have a lien provided that, where any such share is admitted to trading on the London Stock Exchange that discretion may not be exercised in such a way as to prevent dealings in shares of that class from taking place on an open and proper basis;
•	(except where uncertificated shares are transferred without a written instrument) not lodged duly stamped at our registered office or at such other place as the directors may appoint;
•	(except where a certificate has not been issued) not accompanied by the certificate of the share to which it relates or such other evidence reasonably required by the directors to show the right of the transferor to make the transfer;
•	in respect of more than one class of share; or
•	in the case of a transfer to joint holders of a share, the number of joint holders to whom the share is to be transferred exceeds four.

Capital variations

We may by ordinary resolution, consolidate and divide all or any of our share capital into shares of a larger nominal amount than our existing shares or subdivide our shares, or any of them, into shares of a smaller amount than our existing shares. By special resolution confirmed by the court, we may reduce our share capital, any capital redemption reserve fund or any share premium account. We may redeem or purchase any of our own shares as described in “— Other UK law considerations — Purchase of own shares.”

Pre-emption rights

There are no rights of pre-emption under our articles of association in respect of transfers of issued ordinary shares. In certain circumstances, our shareholders may have statutory pre-emption rights under the Companies Act 2006 in respect of the allotment of new shares in the Company as described in “— Differences in Corporate Law — Pre-emptive rights.” These statutory pre-emption rights would require us to offer new shares for allotment to existing shareholders on a pro rata basis before allotting them to other persons. In such circumstances, the procedure for the exercise of such statutory pre-emption rights would be set out in the documentation by which such ordinary shares would be offered to our shareholders.

Directors

Number

Unless and until we in a general meeting of our shareholders otherwise determine, the number of directors shall not be subject to any maximum but shall not be less than two.

Borrowing powers

Under our directors’ general power to manage our business, our directors may exercise all the powers of the Company to borrow money and to mortgage or charge our undertaking, property and uncalled capital or parts thereof and to issue debentures and other securities whether outright or as collateral security for any debt, liability or obligation of the Company or of any third party.

Directors’ interests and restrictions

(a) The board may, in accordance with our articles of association and the requirements of the Companies Act 2006, authorize a matter proposed to us which would, if not authorized, involve a breach by a director of his duty under section 175 of the Companies Act 2006, to avoid a situation in which he has, or can have, a direct or indirect interest that conflicts, or possibly may conflict, with our interests. A director is not required, by reason of being a director, to account to the Company for any remuneration or other benefit which he derives from a relationship involving a conflict of interest or possible conflict of interest which has been authorized by the board.

(b) Provided that he has disclosed to the directors the nature and extent of any material interest of his, a director may be a party to, or otherwise interested in, any transaction, contract or arrangement with us and he may be a director or other officer of, or employed by, or a party to any transaction or arrangement with, or otherwise interested in any body corporate promoted by the Company or in which the Company is otherwise interested and that director shall not, by reason of his office, be accountable to the Company for any benefit which he derives from any such office or employment or from any such transaction or arrangement or from any interest in any such body corporate; and no such transaction or arrangement shall be liable to be avoided on the ground of any such interest or benefit.

(c) A director shall not vote at a meeting of the directors in respect of any contract or arrangement or any other proposal whatsoever in which he has an interest which (together with any person connected with him within the meaning of section 252 of the Companies Act 2006) is to his knowledge a material interest, other than (i) an interest in shares or debentures or other securities of the Company, (ii) where permitted by the terms of any authorization of a conflict of interest or by an ordinary resolution, or (iii) in the circumstances set out in paragraph (d) below, and shall not be counted in the quorum at a meeting in relation to any resolution on which his is not entitled to vote.

(d) A director shall (in the absence of some material interest other than those indicated below) be entitled to vote (and be counted in the quorum) in respect of any resolution concerning any of the following matters:

(i) the giving of any guarantee, security or indemnity in respect of money lent or obligations incurred by him at the request of or for the benefit of us or any of our subsidiaries;

(ii) the giving of any guarantee, security or indemnity in respect of a debt or obligation of the Company or any of its subsidiaries for which he himself has assumed responsibility in whole or in part under a guarantee or indemnity or by the giving of security;

(iii) any proposal concerning an offer of shares or debentures or other securities of or by us or any of our subsidiaries for subscription or purchase or exchange in which offer he is or will be interested as a participant in the underwriting or sub-underwriting of such offer;

(iv) any proposal concerning any other company in which he is interested, directly or indirectly and whether as an officer or shareholder or otherwise, provided that he (together with persons connected with him) does not to his knowledge hold an interest in shares representing one percent or more of the issued shares of any class of such company (or of any third company through which his interest is derived) or of the voting rights available to shareholders of the relevant company;

(v) any proposal concerning the adoption, modification or operation of a pension, superannuation fund or retirement death or disability benefits scheme or an employees’ share scheme under which he may benefit and that relates to our employees and/or directors and does not accord to such director any privilege or benefit not generally accorded to the persons to whom such scheme relates;

(vi) any proposal under which he may benefit concerning the giving of indemnities to our directors or other officers which the directors are empowered to give under our articles of association;

(vii) any proposal under which he may benefit concerning the purchase, funding and/or maintenance of insurance for any of our directors or other officers which the directors are empowered to purchase, fund or maintain under our articles of association; and

(viii) any proposal under which he may benefit concerning the provision to directors of funds to meet expenditure in defending proceedings.

(e) Where proposals are under consideration to appoint two or more directors to offices or employments with us or with any company in which we are interested or to fix or vary the terms of such appointments, such proposals may be divided and considered in relation to each director separately and in such case each of the directors concerned (if not debarred from voting under paragraph (d)(iv) above) shall be entitled to vote (and be counted in the quorum) in respect of each resolution except that concerning his own appointment.

(f) If any question shall arise at any meeting as to the materiality of a director’s interest or as to the entitlement of any director to vote and such question is not resolved by his agreeing voluntarily to abstain from voting, such question shall be referred to the chairman of the meeting (or where the interest concerns the chairman himself to the deputy chairman of the meeting) and his ruling in relation to any director shall be final and conclusive except in a case where the nature or extent of the interests of the director concerned have not been disclosed fairly.

Remuneration

(a) Each of the directors may (in addition to any amounts payable under paragraph (b) and (c) below or under any other provision of our articles of association) be paid out of the funds of the Company such sum by way of directors’ fees as the directors may from time to time determine.

(b) Any director who is appointed to hold any employment or executive office with us or who, by our request, goes or resides abroad for any purposes of the Company or who otherwise performs services which in the opinion of the directors are outside the scope of his ordinary duties may be paid such additional remuneration (whether by way of salary, commission, participation in profits or otherwise) as the directors (or any duly authorized committee of the directors) may determine and either in addition to or in lieu of any remuneration provided for by or pursuant to any other Article.

(c) Each director may be paid his reasonable travelling expenses (including hotel and incidental expenses) of attending and returning from meetings of the directors or committees of the directors or general meetings or any separate meeting of the holders of any class of our shares or any other meeting which as a director he is entitled to attend and shall be paid all expenses properly and reasonably incurred by him in the conduct of the Company’s business or in the discharge of his duties as a director.

Pensions and other benefits

The directors may exercise all the powers of the Company to provide benefits, either by the payment of gratuities or pensions or by insurance or in any other manner whether similar to the foregoing or not, for any director or former director, or any person who is or was at any time employed by, or held an executive or other office or place of profit in, the Company or any body corporate which is or has been a subsidiary of the Company or a predecessor of the business of the Company or of any such subsidiary and for the families and persons who are or were a dependant of any such persons and for the purpose of providing any such benefits contribute to any scheme trust or fund or pay any premiums.

Appointment and retirement of directors

(a) The directors shall have power to appoint any person who is willing to act to be a director, either to fill a casual vacancy or as an additional director, but so that the total number of directors shall not exceed the maximum number (if any) fixed by the Company in a general meeting. Any director so appointed shall retire from office at our annual general meeting following such appointment. Any director so retiring shall be eligible for re-election.

(b) We may by ordinary resolution elect any person who is willing to act as a director either to fill a casual vacancy or as an addition to the existing directors or to replace a director removed from office under our articles of association but so that the total number of directors shall not at any one time exceed the maximum number (if any) fixed by the Company in a general meeting.

(c) At each annual general meeting a minimum number equal to one-third of the number of those directors who are not due to retire at the annual general meeting under sub-paragraph (a) above (referred to for as the purposes of this paragraph relevant directors) (or, if their number is not a multiple of three, the number nearest to but not greater than one-third) shall retire from office. Directors retiring under paragraph (e) below shall be counted as part of this minimum number.

(d) The directors to retire by rotation pursuant to paragraph (c) above shall include (so far as necessary to obtain the minimum number required and after taking into account the directors to retire under paragraph (e) below) any relevant director who wishes to retire and not to offer himself for re-election. Any further directors to retire shall be those of the other relevant directors who have been longest in office since their last re-election or appointment and so that as between persons who became or were last re-elected directors on the same day, those to retire shall (unless they otherwise agree among themselves) be determined by lot. A retiring director shall be eligible for re-election.

(e) In any event, each director shall retire and shall (unless his terms of appointment with the Company specify otherwise) be eligible for re-election at the annual general meeting held in the third calendar year (or such earlier calendar year as may be specified for this purpose in his terms of appointment with the Company) following his last appointment, election or re-election at any general meeting of the Company.

(f) At the meeting at which a director retires under any provision of our articles of association, we may by ordinary resolution fill the vacated office by appointing a person to it, and in default the retiring director shall be deemed to have been re-appointed except where:

(i) that director has given notice to us that he is unwilling to be elected; or

(ii) at such meeting it is expressly resolved not to fill such vacated office or a resolution for the reappointment of such director shall have been put to the meeting and not passed.

(g) In the event of the vacancy not being filled at such meeting, it may be filled by the directors as a casual vacancy in accordance with sub-paragraph (a) above.

(h) The retirement of a director pursuant to paragraphs (c), (d) and (e) shall not have effect until the conclusion of the relevant meeting except where a resolution is passed to elect some other person in the place of the retiring director or a resolution for his re-election is put to the meeting and not passed and accordingly a retiring director who is re-elected or deemed to have been re-elected will continue in office without break.

Indemnity of officers

Each of our directors and other officers are entitled to be indemnified by us against all costs, charges, losses, expenses and liabilities incurred by him in the execution and discharge of his duties or in relation to those duties. The Companies Act 2006 renders void an indemnity for a director against any liability attaching to him in connection with any negligence, default, breach of duty or breach of trust in relation to the company of which he is a director as described in “— Differences in Corporate Law — Liability of Directors and Officers.”

Shareholders meetings

Annual general meetings

We shall in each year hold a general meeting of our shareholders in addition to any other meetings in that year, and shall specify the meeting as such in the notice convening it. The annual general meeting shall be held at such time and place as the directors may appoint.

Calling of general meetings

The arrangements for the calling of general meetings are described in “— Differences in Corporate Law — Notice of General Meetings.”

Quorum of meetings

No business shall be transacted at any general meeting unless a quorum is present when the meeting proceeds to business but the absence of a quorum shall not preclude the appointment of a chairman, which shall not be treated as part of the business of a meeting. Two persons present and entitled to vote upon the business to be transacted, each being either a shareholder or a proxy for a shareholder or a duly authorized representative of a corporation which is a shareholder shall be a quorum for all purposes.

Other UK law considerations

Notification of voting rights

A shareholder in a public company incorporated in the United Kingdom whose shares are admitted to trading on the AIM is required pursuant to Rule 5 of the Disclosure and Transparency Rules of the U.K. Financial Services Authority to notify us of the percentage of his voting rights if the percentage of voting rights which he holds as a shareholder or through his direct or indirect holding of financial instruments (or a combination of such holdings) reaches, exceeds or falls below three percent, four percent, five percent and each one percent threshold thereafter up to 100 percent as a result of an acquisition or disposal of shares.

Mandatory purchases and acquisitions

Pursuant to sections 979 to 991 of the Companies Act 2006, where a takeover offer has been made for the Company and the offeror has acquired or unconditionally contracted to acquire not less than 90 percent of the voting rights carried by those shares, the offeror may give notice to the holder of any shares to which the offer relates which the offeror has not acquired or unconditionally contracted to acquire that he wishes to acquire, and is entitled to so acquire, those shares on the same terms as the general offer.

Disclosure of interest in shares

Pursuant to Part 22 of the Companies Act 2006 and our articles of association, we are empowered by notice in writing to require any person whom we know to be, or have reasonable cause to believe to be interested in our shares, or at any time during the three years immediately preceding the date on which the notice is issued has been so interested, within a reasonable time to disclose to us particulars of that person’s interest and (so far as is within his knowledge) particulars of any other interest that subsists or subsisted in those shares.

Under our articles of association, if a person defaults in supplying us with the required particulars in relation to the shares in question (“default shares”), the directors may by notice direct that:

•	in respect of the default shares, the relevant member shall not be entitled to vote or exercise any other right conferred by membership in relation to general meetings; and/or
•	where the default shares represent at least 0.25 percent of their class, (a) any dividend or other money payable in respect of the default shares shall be retained by us without liability to pay interest, and/or (b) no transfers by the relevant member of shares other than approved transfers may be registered (unless the member himself is not in default and the transfer does not relate to default shares), and/or (c) any shares held by the relevant member in uncertificated form shall be converted into certificated form.

Purchase of own shares

Under English law, a limited company may only purchase its own shares out of the distributable profits of the company or the proceeds of a fresh issue of shares made for the purpose of financing the purchase. A limited company may not purchase its own shares if as a result of the purchase there would no longer be any issued shares of the company other than redeemable shares or shares held as treasury shares.

Subject to the above, we may purchase our own shares in the manner prescribed below. We may purchase on a recognized investment exchange our own fully paid shares pursuant to an ordinary resolution of the Company. The resolution authorizing the purchase must:

•	specify the maximum number of shares authorized to be acquired;
•	determine the maximum and minimum prices that may be paid for the shares; and
•	specify a date, not being later than five years after the passing of the resolution, on which the authority to purchase is to expire.

We may purchase our own fully paid shares otherwise than on a recognized investment exchange pursuant to a purchase contract authorized by special resolution of the Company before the purchase takes place. Any authority will not be effective if any shareholder from whom we propose to purchase shares votes on the resolution and the resolution would not have been passed if he had not done so. The resolution authorizing the purchase must specify a date, not being later than five years after the passing of the resolution, on which the authority to purchase is to expire.

Differences in Corporate Law

The applicable provisions of the Companies Act 2006 differ from laws applicable to U.S. corporations and their shareholders. Set forth below is a summary of certain differences between the provisions of the Companies Act 2006 applicable to us and the Delaware General Corporation Law relating to shareholders’ rights and protections. This summary is not intended to be a complete discussion of the respective rights and it is qualified in its entirety by reference to Delaware law and English law.

	England and Wales	Delaware
Number of Directors	Under the Companies Act 2006, a public limited company must have at least two directors and the number of directors may be fixed by or in the manner provided in a company’s articles of association.	Under Delaware law, a corporation must have at least one director and the number of directors shall be fixed by or in the manner provided in the bylaws.
Removal of Directors	Under the Companies Act 2006, shareholders may remove a director without cause by an ordinary resolution (which is passed by a simple majority of those voting in person or by proxy at a general meeting) irrespective of any provisions of any service contract the director has with the company, provided that 28 clear days’ notice of the resolution is given to the company and its shareholders and certain other procedural requirements under the Companies Act 2006 are followed (such as allowing the director to make representations against his or her removal either at the meeting or in writing).	Under Delaware law, unless otherwise provided in the certificate of incorporation, directors may be removed from office, with or without cause, by a majority stockholder vote, though in the case of a corporation whose board is classified, stockholders may effect such removal only for cause.
Vacancies on the Board of Directors	Under English law, the procedure by which directors (other than a company’s initial directors) are appointed is generally set out in a company’s articles of association, provided that where two or more persons are appointed as directors of a public limited company by resolution of the shareholders, resolutions appointing each director must be voted on individually.	Under Delaware law, vacancies on a corporation’s board of directors, including those caused by an increase in the number of directors, may be filled by a majority of the remaining directors.
Annual General Meeting	Under the Companies Act 2006, a public limited company must hold an annual general meeting in each six-month period following the company’s annual accounting reference date.	Under Delaware law, the annual meeting of stockholders shall be held at such place, on such date and at such time as may be designated from time to time by the board of directors or as provided in the certificate of incorporation or by the bylaws.
General Meeting	Under the Companies Act 2006, a general meeting of the shareholders of a public limited company may be called by the directors. Shareholders holding at least 5% of the paid-up capital of the company carrying voting rights at general meetings can require the directors to call a general meeting.	Under Delaware law, special meetings of the stockholders may be called by the board of directors or by such person or persons as may be authorized by the certificate of incorporation or by the bylaws.

	England and Wales	Delaware
Notice of General Meetings	Under the Companies Act 2006, 21 clear days’ notice must be given for an annual general meeting and any resolutions to be proposed at the meeting. Subject to a company’s articles of association providing for a longer period, at least 14 clear days’ notice is required for any other general meeting. In addition, certain matters (such as the removal of directors or auditors) require special notice, which is 28 clear days’ notice. The shareholders of a company may in all cases consent to a shorter notice period, the proportion of shareholders’ consent required being 100% of those entitled to attend and vote in the case of an annual general meeting and, in the case of any other general meeting, a majority in number of the members having a right to attend and vote at the meeting, being a majority who together hold not less than 95% in nominal value of the shares giving a right to attend and vote at the meeting.	Under Delaware law, unless otherwise provided in the certificate of incorporation or bylaws, written notice of any meeting of the stockholders must be given to each stockholder entitled to vote at the meeting not less than ten nor more than 60 days before the date of the meeting and shall specify the place, date, hour and purpose or purposes of the meeting.
Proxy	Under the Companies Act 2006, at any meeting of shareholders, a shareholder may designate another person to attend, speak and vote at the meeting on their behalf by proxy.	Under Delaware law, at any meeting of stockholders, a stockholder may designate another person to act for such stockholder by proxy, but no such proxy shall be voted or acted upon after three years from its date, unless the proxy provides for a longer period.
Preemptive Rights	Under the Companies Act 2006, “equity securities” (being (i) shares in the company other than shares that, with respect to dividends and capital, carry a right to participate only up to a specified amount in a distribution (“ordinary shares”) or (ii) rights to subscribe for, or to convert securities into, ordinary shares) proposed to be allotted for cash must be offered first to the existing equity shareholders in the company in proportion to the respective nominal value of their holdings, unless an exception applies or a special resolution to the contrary has been passed by shareholders in a general meeting or the articles of association provide otherwise in each case in accordance with the provisions of the Companies Act 2006.	Under Delaware law, unless otherwise provided in a corporation’s certificate of incorporation, a stockholder does not, by operation of law, possess preemptive rights to subscribe to additional issuances of the corporation’s stock.

England and Wales	Delaware
Liability of Directors and Officers	Under the Companies Act 2006, any provision (whether contained in a company’s articles of association or any contract or otherwise) that purports to exempt a director of a company (to any extent) from any liability that would otherwise attach to him in connection with any negligence, default, breach of duty or breach of trust in relation to the company is void.

Any provision by which a company directly or indirectly provides an indemnity (to any extent) for a director of the company or of an associated company against any liability attaching to him in connection with any negligence, default, breach of duty or breach of trust in relation to the company of which he is a director is also void except as permitted by the Companies Act 2006, which provides exceptions for the company to (a) purchase and maintain insurance against such liability; (b) provide a “qualifying third party indemnity” (being an indemnity against liability incurred by the director to a person other than the company or an associated company as long as he is successful in defending the claim or criminal proceedings); and (c) provide a “qualifying pension scheme indemnity” (being an indemnity against liability incurred in connection with the company’s activities as trustee of an occupational pension plan).	Under Delaware law, a corporation’s certificate of incorporation may include a provision eliminating or limiting the personal liability of a director to the corporation and its stockholders for damages arising from a breach of fiduciary duty as a director. However, no provision can limit the liability of a director for:
• any breach of the director’s duty of loyalty to the corporation or its stockholders;
• acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;
• intentional or negligent payment of unlawful dividends or stock purchases or redemptions; or
• any transaction from which the director derives an improper personal benefit.

England and Wales	Delaware
Voting Rights	Under English law, unless a poll is demanded by the shareholders of a company or is required by the chairman of the meeting or the company’s articles of association, shareholders shall vote on all resolutions on a show of hands. Under the Companies Act 2006, a poll may be demanded by (a) not fewer than five shareholders having the right to vote on the resolution; (b) any shareholder(s) representing at least 10% of the total voting rights of all the shareholders having the right to vote on the resolution; or (c) any shareholder(s) holding shares in the company conferring a right to vote on the resolution being shares on which an aggregate sum has been paid up equal to not less than 10% of the total sum paid up on all the shares conferring that right. A company’s articles of association may provide more extensive rights for shareholders to call a poll.

Under English law, an ordinary resolution is passed on a show of hands if it is approved by a simple majority (more than 50%) of the votes cast by shareholders present (in person or by proxy) and entitled to vote. If a poll is demanded, an ordinary resolution is passed if it is approved by holders representing a simple majority of the total voting rights of shareholders present (in person or by proxy) who (being entitled to vote) vote on the resolution. Special resolutions require the affirmative vote of not less than 75% of the votes cast by shareholders present (in person or by proxy) at the meeting.	Delaware law provides that, unless otherwise provided in the certificate of incorporation, each stockholder is entitled to one vote for each share of capital stock held by such stockholder.

	England and Wales	Delaware
Shareholder Vote on Certain Transactions	The Companies Act 2006 provides for schemes of arrangement, which are arrangements or compromises between a company and any class of shareholders or creditors and used in certain types of reconstructions, amalgamations, capital reorganizations or takeovers. These arrangements require:	Generally, under Delaware law, unless the certificate of incorporation provides for the vote of a larger portion of the stock, completion of a merger, consolidation, sale, lease or exchange of all or substantially all of a corporation’s assets or dissolution requires:

•

the approval at a shareholders’ or creditors’ meeting convened by order of the court, of a majority in number of shareholders or creditors representing 75% in value of the capital held by, or debt owed to, the class of shareholders or creditors, or class thereof present and voting, either in person or by proxy; and

• the approval of the board of directors; and

•

approval by the vote of the holders of a majority of the outstanding stock or, if the certificate of incorporation provides for more or less than one vote per share, a majority of the votes of the outstanding stock of a corporation entitled to vote on the matter.

• the approval of the court.

	England and Wales	Delaware
Standard of Conduct for Directors	Under English law, a director owes various statutory and fiduciary duties to the company, including:	Delaware law does not contain specific provisions setting forth the standard of conduct of a director. The scope of the fiduciary duties of directors is generally determined by the courts of the State of Delaware. In general, directors have a duty to act without self-interest, on a well-informed basis and in a manner they reasonably believe to be in the best interest of the stockholders.
• to act in the way he considers, in good faith, would be most likely to promote the success of the company for the benefit of its members as a whole;
• to avoid a situation in which he has, or can have, a direct or indirect interest that conflicts, or possibly conflicts, with the interests of the company;
• to act in accordance with the company’s constitution and only exercise his powers for the purposes for which they are conferred;
• to exercise independent judgment;
• to exercise reasonable care, skill and diligence;
• not to accept benefits from a third party conferred by reason of his being a director or doing (or not doing) anything as a director; and
• a duty to declare any interest that he has, whether directly or indirectly, in a proposed or existing transaction or arrangement with the company.

	England and Wales	Delaware
Stockholder Suits	Under English law, generally, the company, rather than its shareholders, is the proper claimant in an action in respect of a wrong done to the company or where there is an irregularity in the company’s internal management. Notwithstanding this general position, the Companies Act 2006 provides that (i) a court may allow a shareholder to bring a derivative claim (that is, an action in respect of and on behalf of the company) in respect of a cause of action arising from a director’s negligence, default, breach of duty or breach of trust and (ii) a shareholder may bring a claim for a court order where the company’s affairs have been or are being conducted in a manner that is unfairly prejudicial to some of its shareholders.	Under Delaware law, a stockholder may initiate a derivative action to enforce a right of a corporation if the corporation fails to enforce the right itself. The complaint must:

•

state that the plaintiff was a stockholder at the time of the transaction of which the plaintiff complains or that the plaintiff’s shares thereafter devolved on the plaintiff by operation of law; and

• allege with particularity the efforts made by the plaintiff to obtain the action the plaintiff desires from the directors and the reasons for the plaintiff’s failure to obtain the action; or

•

state the reasons for not making the effort. Additionally, the plaintiff must remain a stockholder through the duration of the derivative suit. The action will not be dismissed or compromised without the approval of the Delaware Court of Chancery.

City Code on Takeovers and Mergers

As a U.K. public company with its place of central management and control in the United Kingdom, we are subject to the U.K. City Code on Takeovers and Mergers (the “City Code”), which is issued and administered by the U.K. Panel on Takeovers and Mergers (the “Panel”). The City Code provides a framework within which takeovers of companies subject to it are conducted. In particular, the City Code contains certain rules in respect of mandatory offers. Under Rule 9 of the City Code, if a person:

(a) acquires an interest in our shares which, when taken together with shares in which he or persons acting in concert with him are interested, carries 30% or more of the voting rights of our shares; or

(b) who, together with persons acting in concert with him, is interested in shares that in the aggregate carry not less than 30% and not more than 50% of the voting rights in the company, acquires additional interests in shares that increase the percentage of shares carrying voting rights in which that person is interested, the acquirer and depending on the circumstances, its concert parties, would be required (except with the consent of the Panel) to make a cash offer for our outstanding shares at a price not less than the highest price paid for any interests in the shares by the acquirer or its concert parties during the previous 12 months.

Exchange Controls

There are no governmental laws, decrees, regulations or other legislation in the United Kingdom that may affect the import or export of capital, including the availability of cash and cash equivalents for use by us, or that may affect the remittance of dividends, interest or other payments by us to non-resident holders of our ordinary shares or ADSs, other than withholding tax requirements. There is no limitation imposed by English law or our articles of association on the right of non-residents to hold or vote shares.

DESCRIPTION OF AMERICAN DEPOSITARY SHARES

Citibank, N.A. has agreed to act as the depositary bank for the American Depositary Shares. Citibank’s depositary offices are located at 388 Greenwich Street, New York, New York 10013. American Depositary Shares are frequently referred to as “ADSs” and represent ownership interests in securities that are on deposit with the depositary bank. ADSs may be represented by certificates that are commonly known as “American Depositary Receipts” or “ADRs.” The depositary bank typically appoints a custodian to safekeep the securities on deposit. In this case, the custodian is Citibank, N.A. London Branch, located at Citigroup Centre, Canada Square, Canary Wharf, London E14 5LB, England.

We have appointed Citibank as depositary bank pursuant to a deposit agreement. A copy of the form of deposit agreement is on file with the SEC under cover of a Registration Statement on Form F-6. You may obtain a copy of the form of deposit agreement from the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549 and from the SEC’s website (www.sec.gov). Please refer to Registration Number 333-187978 when retrieving such copy.

We are providing you with a summary description of the material terms of the ADSs and of your material rights as an owner of ADSs. Please remember that summaries by their nature lack the precision of the information summarized and that the rights and obligations of an owner of ADSs will be determined by reference to the terms of the deposit agreement and not by this summary. We urge you to review the deposit agreement in its entirety. The portions of this summary description that are italicized describe matters that may be relevant to the ownership of ADSs but that may not be contained in the deposit agreement.

Each ADS represents the right to receive 12 ordinary shares on deposit with the custodian. An ADS also represents the right to receive any other property received by the depositary bank or the custodian on behalf of the owner of the ADS but that has not been distributed to the owners of ADSs because of legal restrictions or practical considerations. The custodian, the depositary bank and their respective nominees will hold all deposited property for the benefit of the holders and beneficial owners of ADSs. The deposited property does not constitute the proprietary assets of the depositary bank, the custodian or their nominees. Beneficial ownership in the deposited property will under the terms of the deposit agreement be vested in the beneficial owners of the ADSs. The depositary bank, the custodian and their respective nominees will be the record holders of the deposited property represented by the ADSs for the benefit of the holders and beneficial owners of the corresponding ADSs. Owners of ADSs will be able to exercise beneficial ownership interests in the deposited property only through the registered holders of the ADSs, by the registered holders of the ADSs (on behalf of the applicable ADS owners) only through the depositary bank, and by the depositary bank (on behalf of the owners of the corresponding ADSs) directly, or indirectly through the custodian or their respective nominees, in each case upon the terms of the deposit agreement.

If you become an owner of ADSs, you will become a party to the deposit agreement and therefore will be bound to its terms and to the terms of any ADR that represents your ADSs. The deposit agreement and the ADR specify our rights and obligations as well as your rights and obligations as owner of ADSs and those of the depositary bank. As an ADS holder, you appoint the depositary bank to act on your behalf in certain circumstances. The deposit agreement and the ADRs are governed by New York law. However, our obligations to the holders of Shares will continue to be governed by the laws of England and Wales, which may be different from the laws in the United States.

In addition, applicable laws and regulations may require you to satisfy reporting requirements and obtain regulatory approvals in certain circumstances. You are solely responsible for complying with such reporting requirements and obtaining such approvals. Neither the depositary bank, the custodian, us or any of their or our respective agents or affiliates shall be required to take any actions whatsoever on your behalf to satisfy such reporting requirements or obtain such regulatory approvals under applicable laws and regulations.

As an owner of ADSs, we will not treat you as one of our shareholders and you will not have direct shareholder rights. The depositary bank will hold on your behalf the shareholder rights attached to the Shares underlying your ADSs. As an owner of ADSs you will be able to exercise the shareholders rights for the Shares represented by your ADSs through the depositary bank only to the extent contemplated in the deposit agreement. To exercise any shareholder rights not contemplated in the deposit agreement you will, as an ADS owner, need to arrange for the cancellation of your ADSs and become a direct shareholder.

As an owner of ADSs, you may hold your ADSs either by means of an ADR registered in your name, through a brokerage or safekeeping account, or through an account established by the depositary bank in your name reflecting the registration of uncertificated ADSs directly on the books of the depositary bank (commonly referred to as the “direct registration system” or “DRS”). The direct registration system reflects the uncertificated (book-entry) registration of ownership of ADSs by the depositary bank. Under the direct registration system, ownership of ADSs is evidenced by periodic statements issued by the depositary bank to the holders of the ADSs. The direct registration system includes automated transfers between the depositary bank and The Depository Trust Company (“DTC”), the central book-entry clearing and settlement system for equity securities in the United States. If you decide to hold your ADSs through your brokerage or safekeeping account, you must rely on the procedures of your broker or bank to assert your rights as ADS owner. Banks and brokers typically hold securities such as the ADSs through clearing and settlement systems such as DTC. The procedures of such clearing and settlement systems may limit your ability to exercise your rights as an owner of ADSs. Please consult with your broker or bank if you have any questions concerning these limitations and procedures. All ADSs held through DTC will be registered in the name of a nominee of DTC. This summary description assumes you have opted to own the ADSs directly by means of an ADS registered in your name and, as such, we will refer to you as the “holder.” When we refer to “you,” we assume the reader owns ADSs and will own ADSs at the relevant time.

Dividends and Distributions

As a holder of ADSs, you generally have the right to receive the distributions we make on the securities deposited with the custodian. Your receipt of these distributions may be limited, however, by practical considerations and legal limitations. Holders of ADSs will receive such distributions under the terms of the deposit agreement in proportion to the number of ADSs held as of a specified record date, after deducting the applicable fees, taxes and expenses.

Distributions of Cash

Whenever we make a cash distribution for the securities on deposit with the custodian, we will deposit the funds with the custodian. Upon receipt of confirmation of the deposit of the requisite funds, the depositary bank will arrange for the funds to be converted into U.S. dollars and for the distribution of the U.S. dollars to the holders, subject to the laws and regulations of England and Wales.

The conversion into U.S. dollars will take place only if practicable and if the U.S. dollars are transferable to the United States. The depositary bank will apply the same method for distributing the proceeds of the sale of any property (such as undistributed rights) held by the custodian in respect of securities on deposit.

The distribution of cash will be made net of the fees, expenses, taxes and governmental charges payable by holders under the terms of the deposit agreement. The depositary bank will hold any cash amounts it is unable to distribute in a non-interest bearing account for the benefit of the applicable holders and beneficial owners of ADSs until the distribution can be effected or the funds that the depositary bank holds must be escheated as unclaimed property in accordance with the laws of the relevant states of the United States.

Distributions of Shares

Whenever we make a free distribution of Shares for the securities on deposit with the custodian, we will deposit the applicable number of Shares with the custodian. Upon receipt of confirmation of such deposit, the depositary bank will either distribute to holders new ADSs representing the Shares deposited or modify the ADS-to-Share ratio, in which case each ADS you hold will represent rights and interests in the additional Shares so deposited. Only whole new ADSs will be distributed. Fractional entitlements will be sold and the proceeds of such sale will be distributed as in the case of a cash distribution.

The distribution of new ADSs or the modification of the ADS-to-Share ratio upon a distribution of Shares will be made net of the fees, expenses, taxes and governmental charges payable by holders under the terms of the deposit agreement. In order to pay such taxes or governmental charges, the depositary bank may sell all or a portion of the new Shares so distributed.

No such distribution of new ADSs will be made if it would violate a law (i.e., the U.S. securities laws) or if it is not operationally practicable. If the depositary bank does not distribute new ADSs as described above, it may sell the Shares received upon the terms described in the deposit agreement and will distribute the proceeds of the sale as in the case of a distribution of cash.

Distributions of Rights

Whenever we intend to distribute rights to purchase additional Shares, we will give prior notice to the depositary bank and we will assist the depositary bank in determining whether it is lawful and reasonably practicable to distribute rights to purchase additional ADSs to holders.

The depositary bank will establish procedures to distribute rights to purchase additional ADSs to holders and to enable such holders to exercise such rights if it is lawful and reasonably practicable to make the rights available to holders of ADSs, and if we provide all of the documentation contemplated in the deposit agreement (such as opinions to address the lawfulness of the transaction). You may have to pay fees, expenses, taxes and other governmental charges to subscribe for the new ADSs upon the exercise of your rights. The depositary bank is not obligated to establish procedures to facilitate the distribution and exercise by holders of rights to purchase new Shares other than in the form of ADSs.

The depositary bank will not distribute the rights to you if:

•	We do not timely request that the rights be distributed to you or we request that the rights not be distributed to you; or
•	We fail to deliver satisfactory documents to the depositary bank; or
•	It is not reasonably practicable to distribute the rights.

The depositary bank will sell the rights that are not exercised or not distributed if such sale is lawful and reasonably practicable. The proceeds of such sale will be distributed to holders as in the case of a cash distribution. If the depositary bank is unable to sell the rights, it will allow the rights to lapse.

Elective Distributions

Whenever we intend to distribute a dividend payable at the election of shareholders either in cash or in additional shares, we will give prior notice thereof to the depositary bank and will indicate whether we wish the elective distribution to be made available to you. In such case, we will assist the depositary bank in determining whether such distribution is lawful and reasonably practicable.

The depositary bank will make the election available to you only if it is reasonably practicable and if we have provided all of the documentation contemplated in the deposit agreement. In such case, the depositary bank will establish procedures to enable you to elect to receive either cash or additional ADSs, in each case as described in the deposit agreement.

If the election is not made available to you, you will receive either cash or additional ADSs, depending on what a shareholder in England and Wales would receive upon failing to make an election, as more fully described in the deposit agreement.

Other Distributions

Whenever we intend to distribute property other than cash, Shares or rights to purchase additional Shares, we will notify the depositary bank in advance and will indicate whether we wish such distribution to be made to you. If so, we will assist the depositary bank in determining whether such distribution to holders is lawful and reasonably practicable.

If it is reasonably practicable to distribute such property to you and if we provide all of the documentation contemplated in the deposit agreement, the depositary bank will distribute the property to the holders in a manner it deems practicable.

The distribution will be made net of fees, expenses, taxes and governmental charges payable by holders under the terms of the deposit agreement. In order to pay such taxes and governmental charges, the depositary bank may sell all or a portion of the property received.

The depositary bank will not distribute the property to you and will sell the property if:

•	We do not request that the property be distributed to you or if we ask that the property not be distributed to you; or
•	We do not deliver satisfactory documents to the depositary bank; or
•	The depositary bank determines that all or a portion of the distribution to you is not reasonably practicable.

The proceeds of such a sale will be distributed to holders as in the case of a cash distribution.

Redemption

Whenever we decide to redeem any of the securities on deposit with the custodian, we will notify the depositary bank in advance. If it is practicable and if we provide all of the documentation contemplated in the deposit agreement, the depositary bank will provide notice of the redemption to the holders.

The custodian will be instructed to surrender the shares being redeemed against payment of the applicable redemption price. The depositary bank will convert the redemption funds received into U.S. dollars upon the terms of the deposit agreement and will establish procedures to enable holders to receive the net proceeds from the redemption upon surrender of their ADSs to the depositary bank. You may have to pay fees, expenses, taxes and other governmental charges upon the redemption of your ADSs. If less than all ADSs are being redeemed, the ADSs to be retired will be selected by lot or on a pro rata basis, as the depositary bank may determine.

Changes Affecting Shares

The Shares held on deposit for your ADSs may change from time to time. For example, there may be a change in nominal or par value, a split-up, cancellation, consolidation or reclassification of such Shares or a recapitalization, reorganization, merger, consolidation or sale of assets.

If any such change were to occur, your ADSs would, to the extent permitted by law, represent the right to receive the property received or exchanged in respect of the Shares held on deposit. The depositary bank may in such circumstances deliver new ADSs to you, amend the deposit agreement, the ADRs and the applicable Registration Statement(s) on Form F-6, call for the exchange of your existing ADSs for new ADSs and take any other actions that are appropriate to reflect as to the ADSs the change affecting the Shares. If the depositary bank may not lawfully distribute such property to you, the depositary bank may sell such property and distribute the net proceeds to you as in the case of a cash distribution.

Issuance of ADSs upon Deposit of Shares

The Shares being offered pursuant to this prospectus will be deposited by us with the custodian. Upon receipt of confirmation of such deposit, the depositary bank will issue ADSs to the underwriters named in the applicable prospectus supplement.

The depositary bank may create ADSs on your behalf if you or your broker deposit Shares with the custodian. The depositary bank will deliver these ADSs to the person you indicate only after you pay any applicable issuance fees and any charges and taxes payable for the transfer of the Shares to the custodian. Your ability to deposit Shares and receive ADSs may be limited by U.S., as well as English and Wales legal considerations applicable at the time of deposit.

The issuance of ADSs may be delayed until the depositary bank or the custodian receives confirmation that all required approvals have been given and that the Shares have been duly transferred to the custodian. The depositary bank will only issue ADSs in whole numbers.

When you make a deposit of Shares, you will be responsible for transferring good and valid title to the depositary bank. As such, you will be deemed to represent and warrant that:

•	The Shares are duly authorized, validly issued, fully paid, non-assessable and legally obtained.
•	All preemptive (and similar) rights, if any, with respect to such Shares have been validly waived or exercised.

•	You are duly authorized to deposit the Shares.
•	The Shares presented for deposit are free and clear of any lien, encumbrance, security interest, charge, mortgage or adverse claim, and are not, and the ADSs issuable upon such deposit will not be, “restricted securities” (as defined in the deposit agreement).
•	The Shares presented for deposit have not been stripped of any rights or entitlements.

If any of the representations or warranties are incorrect in any way, we and the depositary bank may, at your cost and expense, take any and all actions necessary to correct the consequences of the misrepresentations.

Transfer, Combination and Split-Up of ADRs

As an ADR holder, you will be entitled to transfer, combine or split up your ADRs and the ADSs evidenced thereby. For transfers of ADRs, you will have to surrender the ADRs to be transferred to the depositary bank and also must:

•	ensure that the surrendered ADR is properly endorsed or otherwise in proper form for transfer;
•	provide such proof of identity and genuineness of signatures as the depositary bank deems appropriate;
•	provide any transfer stamps required by the State of New York or the United States; and
•	pay all applicable fees, charges, expenses, taxes and other government charges payable by ADR holders pursuant to the terms of the deposit agreement, upon the transfer of ADRs.

To have your ADRs either combined or split up, you must surrender the ADRs in question to the depositary bank with your request to have them combined or split up, and you must pay all applicable fees, charges and expenses payable by ADR holders, pursuant to the terms of the deposit agreement, upon a combination or split-up of ADRs.

Withdrawal of Shares Upon Cancellation of ADSs

As a holder, you will be entitled to present your ADSs to the depositary bank for cancellation and then receive the corresponding number of underlying Shares at the custodian’s offices. Your ability to withdraw the Shares may be limited by U.S. and England and Wales considerations applicable at the time of withdrawal. In order to withdraw the Shares represented by your ADSs, you will be required to pay to the depositary bank the fees for cancellation of ADSs and any charges and taxes payable upon the transfer of the Shares being withdrawn. You assume the risk for delivery of all funds and securities upon withdrawal. Once canceled, the ADSs will not have any rights under the deposit agreement.

If you hold ADSs registered in your name, the depositary bank may ask you to provide proof of identity and genuineness of any signature and such other documents as the depositary bank may deem appropriate before it will cancel your ADSs. The withdrawal of the Shares represented by your ADSs may be delayed until the depositary bank receives satisfactory evidence of compliance with all applicable laws and regulations. Please keep in mind that the depositary bank will only accept ADSs for cancellation that represent a whole number of securities on deposit.

You will have the right to withdraw the securities represented by your ADSs at any time except for:

•	Temporary delays that may arise because (i) the transfer books for the Shares or ADSs are closed, or (ii) Shares are immobilized on account of a shareholders’ meeting or a payment of dividends.
•	Obligations to pay fees, taxes and similar charges.
•	Restrictions imposed because of laws or regulations applicable to ADSs or the withdrawal of securities on deposit.
•	The deposit agreement may not be modified to impair your right to withdraw the securities represented by your ADSs except to comply with mandatory provisions of law.

Voting Rights

As a holder, you generally have the right under the deposit agreement to instruct the depositary bank to exercise the voting rights for the Shares represented by your ADSs. The voting rights of holders of Shares are described in “Description of Share Capital — Key Provisions of Our Articles of Association — Shares and rights attaching to them — Voting Rights.”

At our request, the depositary bank will distribute to you any notice of shareholders meetings received from us together with information explaining how to instruct the depositary bank to exercise the voting rights of the securities represented by ADSs. The timing required by the depositary bank and set forth in the deposit agreement to establish a record date and to distribute the notice of meeting and voting materials to holders of ADSs may differ from the timelines set forth in “Description of Share Capital — Differences in Corporate Law.”

If the depositary bank timely receives voting instructions from a holder of ADSs, it will endeavor to vote the securities (in person or by proxy) represented by the holder’s ADSs as follows:

•	In the event of voting by show of hands, the Depositary will vote (or cause the custodian to vote) all Shares held on deposit at that time in accordance with the voting instructions received from a majority of holders of ADSs who provide timely voting instructions.
•	In the event of voting by poll, the Depositary will vote (or cause the Custodian to vote) the Shares held on deposit in accordance with the voting instructions received from the holders of ADSs. Under certain limited circumstances described in the deposit agreement, our chairman shall be entitled to vote the Shares held on deposit for which voting instructions have not been timely received by the depositary from holders of ADSs.

Please note that the ability of the depositary bank to carry out voting instructions may be limited by practical and legal limitations and the terms of the securities on deposit. We cannot assure you that you will receive voting materials in time to enable you to return voting instructions to the depositary bank in a timely manner. Except as described in the deposit agreement, securities for which no voting instructions have been received will not be voted.

Fees and Charges

The following table shows the fees and charges that a holder of our ADSs may have to pay, either directly or indirectly. The majority of these costs are set by the Depositary and are subject to change:

Service	Fees
Issuance of ADSs	Up to U.S. 5¢ per ADS issued
Cancellation of ADSs	Up to U.S. 5¢ per ADS canceled
Distribution of cash dividends or other cash distributions	Up to U.S. 5¢ per ADS held
Distribution of ADSs pursuant to stock dividends, free stock distributions or exercise of rights	Up to U.S. 5¢ per ADS held
Distribution of securities other than ADSs or rights to purchase additional ADSs	Up to U.S. 5¢ per ADS held
Depositary Services	Up to U.S. 5¢ per ADS held on the applicable record date(s) established by the depositary bank

As an ADS holder you will also be responsible for paying certain fees and expenses incurred by the depositary bank and certain taxes and governmental charges such as:

•	Fees for the transfer and registration of Shares charged by the registrar and transfer agent for the Shares in England and Wales (i.e., upon deposit and withdrawal of Shares).
•	Expenses incurred for converting foreign currency into U.S. dollars.
•	Expenses for cable, telex and fax transmissions and for delivery of securities.
•	Taxes and duties upon the transfer of securities (i.e., when Shares are deposited or withdrawn from deposit).
•	Fees and expenses incurred in connection with the delivery or servicing of Shares on deposit.

Depositary fees payable upon the issuance and cancellation of ADSs are typically paid to the depositary bank by the brokers (on behalf of their clients) receiving the newly issued ADSs from the depositary bank and by the brokers (on behalf of their clients) delivering the ADSs to the depositary bank for cancellation. The brokers in turn charge these fees to their clients. Depositary fees payable in connection with distributions of cash or securities to ADS holders and the depositary services fee are charged by the depositary bank to the holders of record of ADSs as of the applicable ADS record date.

The Depositary fees payable for cash distributions are generally deducted from the cash being distributed. In the case of distributions other than cash (i.e., stock dividend, rights), the depositary bank charges the applicable fee to the ADS record date holders concurrent with the distribution. In the case of ADSs registered in the name of the investor (whether certificated or uncertificated in direct registration), the depositary bank sends invoices to the applicable record date ADS holders. In the case of ADSs held in brokerage and custodian accounts (via DTC), the depositary bank generally collects its fees through the systems provided by DTC (whose nominee is the registered holder of the ADSs held in DTC) from the brokers and custodians holding ADSs in their DTC accounts. The brokers and custodians who hold their clients’ ADSs in DTC accounts in turn charge their clients’ accounts the amount of the fees paid to the depositary banks.

In the event of a refusal to pay the depositary fees, the depositary bank may, under the terms of the deposit agreement, refuse the requested service until payment is received or may set off the amount of the depositary fees from any distribution to be made to the ADS holder.

Note that the fees and charges you may be required to pay may vary over time and may be changed by us and by the depositary bank. You will receive prior notice of such changes.

The depositary bank may reimburse us for certain expenses incurred by us in respect of the ADR program established pursuant to the deposit agreement, by making available a portion of the depositary fees charged in respect of the ADR program or otherwise, upon such terms and conditions as we and the depositary bank may agree from time to time.

Amendments and Termination

We may agree with the depositary bank to modify the deposit agreement at any time without your consent. We undertake to give holders 30 days’ prior notice of any modifications that would materially prejudice any of their substantial rights under the deposit agreement. We will not consider to be materially prejudicial to your substantial rights any modifications or supplements that are reasonably necessary for the ADSs to be registered under the Securities Act or to be eligible for book-entry settlement, in each case without imposing or increasing the fees and charges you are required to pay. In addition, we may not be able to provide you with prior notice of any modifications or supplements that are required to accommodate compliance with applicable provisions of law.

You will be bound by the modifications to the deposit agreement if you continue to hold your ADSs after the modifications to the deposit agreement become effective. The deposit agreement cannot be amended to prevent you from withdrawing the Shares represented by your ADSs (except as permitted by law).

We have the right to direct the depositary bank to terminate the deposit agreement. Similarly, the depositary bank may in certain circumstances on its own initiative terminate the deposit agreement. In either case, the depositary bank must give notice to the holders at least 30 days before termination. Until termination, your rights under the deposit agreement will be unaffected.

After termination, the depositary bank will continue to collect distributions received (but will not distribute any such property until you request the cancellation of your ADSs) and may sell the securities held on deposit. After the sale, the depositary bank will hold the proceeds from such sale and any other funds then held for the holders of ADSs in a non-interest bearing account. At that point, the depositary bank will have no further obligations to holders other than to account for the funds then held for the holders of ADSs still outstanding (after deduction of applicable fees, taxes and expenses).

Books of Depositary

The depositary bank will maintain ADS holder records at its depositary office. You may inspect such records at such office during regular business hours but solely for the purpose of communicating with other holders in the interest of business matters relating to the ADSs and the deposit agreement.

The depositary bank will maintain facilities in New York to record and process the issuance, cancellation, combination, split-up and transfer of ADSs. These facilities may be closed from time to time, to the extent not prohibited by law.

Limitations on Obligations and Liabilities

The deposit agreement limits our obligations and the depositary bank’s obligations to you. Please note the following:

•	We and the depositary bank are obligated only to take the actions specifically stated in the deposit agreement without negligence or bad faith.
•	The depositary bank disclaims any liability for any failure to carry out voting instructions, for any manner in which a vote is cast or for the effect of any vote, provided it acts in good faith and in accordance with the terms of the deposit agreement.
•	The depositary bank disclaims any liability for any failure to determine the lawfulness or practicality of any action, for the content of any document forwarded to you on our behalf or for the accuracy of any translation of such a document, for the investment risks associated with investing in Shares, for the validity or worth of the Shares, for any tax consequences that result from the ownership of ADSs, for the credit-worthiness of any third party, for allowing any rights to lapse under the terms of the deposit agreement, for the timeliness of any of our notices or for our failure to give notice.
•	We and the depositary bank will not be obligated to perform any act that is inconsistent with the terms of the deposit agreement.
•	We and the depositary bank disclaim any liability if we or the depositary bank are prevented or forbidden from or subject to any civil or criminal penalty or restraint on account of, or delayed in, doing or performing any act or thing required by the terms of the deposit agreement, by reason of any provision, present or future of any law or regulation, or by reason of present or future provision of our articles of association, or any provision of or governing the securities on deposit, or by reason of any act of God or war or other circumstances beyond our control.
•	We and the depositary bank disclaim any liability by reason of any exercise of, or failure to exercise, any discretion provided for in the deposit agreement or in our articles of association or in any provisions of or governing the securities on deposit.
•	We and the depositary bank further disclaim any liability for any action or inaction in reliance on the advice or information received from legal counsel, accountants, any person presenting Shares for deposit, any holder of ADSs or authorized representatives thereof, or any other person believed by either of us in good faith to be competent to give such advice or information.
•	We and the depositary bank also disclaim liability for the inability of a holder to benefit from any distribution, offering, right or other benefit that is made available to holders of Shares but is not, under the terms of the deposit agreement, made available to you.
•	We and the depositary bank may rely without any liability upon any written notice, request or other document believed to be genuine and to have been signed or presented by the proper parties.
•	We and the depositary bank also disclaim liability for any consequential or punitive damages for any breach of the terms of the deposit agreement.
•	No disclaimer of any Securities Act liability is intended by any provision of the deposit agreement.

Pre-Release Transactions

Subject to the terms and conditions of the deposit agreement, the depositary may issue to broker/dealers ADSs before receiving a deposit of Shares or release Shares to broker/dealers before receiving ADSs for cancellation. These transactions are commonly referred to as “pre-release transactions,” and are entered into between the depositary bank and the applicable broker/dealer. The deposit agreement limits the aggregate size of pre-release transactions (not to exceed 30% of the Shares on deposit in the aggregate) and imposes a number of conditions on such transactions (i.e., the need to receive collateral, the type of collateral required, the representations required from brokers and other conditions). The depositary bank may retain the compensation received from the pre-release transactions.

Taxes

You will be responsible for the taxes and other governmental charges payable on the ADSs and the securities represented by the ADSs. We, the depositary bank and the custodian may deduct from any distribution the taxes and governmental charges payable by holders and may sell any and all property on deposit to pay the taxes and governmental charges payable by holders. You will be liable for any deficiency if the sale proceeds do not cover the taxes that are due.

The depositary bank may refuse to issue ADSs, to deliver, transfer, split-up or combine ADRs or to release securities on deposit until all taxes and charges are paid by the applicable holder. The depositary bank and the custodian may take reasonable administrative actions to obtain tax refunds and reduced tax withholding for any distributions on your behalf. However, you may be required to provide to the depositary bank and to the custodian proof of taxpayer status and residence and such other information as the depositary bank and the custodian may require to fulfill legal obligations. You are required to indemnify us, the depositary bank and the custodian for any claims with respect to taxes based on any tax benefit obtained for you.

Foreign Currency Conversion

The depositary bank will arrange for the conversion of all foreign currency received into U.S. dollars if such conversion is practical, and it will distribute the U.S. dollars in accordance with the terms of the deposit agreement. You may have to pay fees and expenses incurred in converting foreign currency, such as fees and expenses incurred in complying with currency exchange controls and other governmental requirements.

If the conversion of foreign currency is not practical or lawful, or if any required approvals are denied or not obtainable at a reasonable cost or within a reasonable period, the depositary bank may take the following actions in its discretion:

•	Convert the foreign currency to the extent practical and lawful and distribute the U.S. dollars to the holders for whom the conversion and distribution is lawful and practical.
•	Distribute the foreign currency to holders for whom the distribution is lawful and practical.
•	Hold the foreign currency (without liability for interest) for the applicable holders.

TAXATION

U.S. Federal Income Taxation

The applicable prospectus supplement will describe material U.S. federal income tax consequences of the ownership and disposition of the ADSs offered thereunder to certain U.S. persons.

United Kingdom Tax Considerations

The applicable prospectus supplement will describe the material U.K. tax consequences of the ownership and disposition of the ADSs offered thereunder.

SELLING SHAREHOLDERS

Information regarding the beneficial ownership of our ordinary shares by the selling shareholders, where applicable, the number of ordinary shares and related ADSs being offered by such selling shareholders and the number of ordinary shares beneficially owned by such selling shareholders after an applicable offering, will be set forth in a prospectus supplement, in a post-effective amendment, or in filings we make with the SEC under the Exchange Act which are incorporated by reference.

PLAN OF DISTRIBUTION

The ADSs may be offered and sold by purchasers, transferees, donees, pledgees or other successors in interest, directly or through brokers, dealers, agents or underwriters who may receive compensation in the form of discounts, commissions or similar selling expenses paid by us or any selling shareholder or by a purchaser of the ADSs on whose behalf such broker-dealer may act as agent. Sales and transfers of the ADSs may be effected from time to time in one or more transactions, in private or public transactions, on the Nasdaq Global Market, in the over-the-counter market, in negotiated transactions or otherwise, at a fixed price or prices that may be changed, at market prices prevailing at the time of sale, at negotiated prices, without consideration or by any other legally available means. If sales and transfers are effected by means of an underwriting, underwriting discounts will not exceed 8% of the proceeds of the offering. Any or all of the ADSs may be sold from time to time by means of:

•	a sale to one or more underwriters for resale to the public or to institutional investors in one or more transactions;
•	a block trade, in which a broker or dealer attempts to sell the ADSs as agent but may position and resell a portion of the ADSs as principal to facilitate the transaction;
•	purchases by a broker or dealer as principal and the subsequent sale by such broker or dealer for its account pursuant to this prospectus;
•	ordinary brokerage transactions (which may include long or short sales) and transactions in which the broker solicits purchasers;
•	the writing (sale) of put or call options on the ADSs;
•	the pledging of the ADSs as collateral to secure loans, credit or other financing arrangements and subsequent foreclosure, the disposition of the ADSs by the lender thereunder;
•	an exchange distribution in accordance with the rules of the applicable stock exchange;
•	privately negotiated transactions;
•	settlement of short sales entered into after the date of this prospectus;
•	broker-dealers agreeing with the selling shareholder to sell a specified number of such ADSs at a stipulated price per ADS;
•	a combination of any such methods of sale; and
•	any other legally available means.

To the extent required with respect to a particular offer or sale of the ADSs, we will file a prospectus supplement, which will accompany this prospectus, to disclose:

•	the identity and other information concerning beneficial ownership of any selling shareholders;
•	the number of ADSs to be sold;
•	the purchase price;

We or any selling shareholders may enter into derivative transactions with third parties or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, such third parties (or affiliates of such third parties) may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, such third parties (or affiliates of such third parties) may use securities pledged by us or the selling shareholders or borrowed from us, the selling shareholders or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from us or the selling shareholders in settlement of those derivatives to close out any related open borrowings of stock. The third parties (or affiliates of such third parties) in such sale transactions will be underwriters and, if not identified in this prospectus, will be identified in the applicable prospectus supplement (or a post-effective amendment).

We may loan or pledge securities to a financial institution or other third party that in turn may sell the securities using this prospectus. Such financial institution or third party may transfer its short position to investors in our securities or in connection with a simultaneous offering of other securities offered by this prospectus.

Any selling shareholder may transfer the ADSs by means of gifts, donations and contributions. Subject to certain limitations under rules promulgated under the Securities Act, this prospectus may be used by the recipients of such gifts, donations and contributions to offer and sell the ADSs received by them, directly or through brokers, dealers or agents and in private or public transactions.

In the event of an offering by selling shareholders only, unless otherwise indicated in the prospectus supplement, we will not be subject to any selling or transfer restrictions in connection with such offering.

A selling shareholder, if any, and any broker-dealers who participate in the distribution of the ADSs may be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act and any discounts, commissions or similar selling expenses they receive and any profit on the resale of the ADSs purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. As a result, we have informed or will inform any selling shareholder that Regulation M, promulgated under the Exchange Act, may apply to sales by such selling shareholder in the market. Any selling shareholder may agree to indemnify any broker, dealer or agent that participates in transactions involving the sale of the ADSs against certain liabilities, including liabilities arising under the Securities Act.

The aggregate net proceeds to us or to any selling shareholder from the sale of ADSs will be the purchase price of such ADSs less any discounts, concessions or commissions. We will not receive any proceeds from the sale of any ADSs by any selling shareholder.

The ADSs covered by this prospectus may become qualified for sale under Section 4(1) of the Securities Act or Rules 144 or 145 promulgated thereunder, whereupon they may be sold pursuant to such provisions rather than pursuant to this prospectus.

LEGAL MATTERS

Certain legal matters of United States federal law and New York State law will be passed upon for us by Mayer Brown LLP. The validity of the ordinary shares represented by the ADSs and certain other legal matters as to English law will be passed upon for us by Mayer Brown International LLP, our English counsel.

EXPERTS

The consolidated balance sheets of GW Pharmaceuticals plc and subsidiaries as at September 30, 2013 and 2012, and the related consolidated income statements, consolidated statements of changes in equity, and consolidated cash flow statements for each of the three years in the period ended September 30, 2013, incorporated by reference in this Prospectus, have been audited by Deloitte LLP, an independent registered public accounting firm, as stated in their report, which is included by reference herein. Such financial statements have been so included in reliance upon the report of such firm given upon their authority as experts in auditing and accounting.

SERVICE OF PROCESS AND ENFORCEMENT OF JUDGMENTS

We are incorporated under the laws of England and Wales. Many of our directors and officers reside outside the United States, and a substantial portion of our assets and all or a substantial portion of the assets of such persons are located outside the United States. As a result, it may be difficult for you to serve legal process on us or our directors and executive officers (as well as certain directors, managers and executive officers of the finance subsidiaries) or have any of them appear in a U.S. court.

We have appointed CT Corporation System as our authorized agent upon whom process may be served in any action instituted in any U.S. federal or state court having subject matter jurisdiction in the Borough of Manhattan in New York, New York, arising out of or based upon the ADSs, the deposit agreement or the underwriting agreement related to the ADSs.

Mayer Brown International LLP, our English solicitors, has advised us that there is some doubt as to the enforceability in the United Kingdom, in original actions or in actions for enforcement of judgments of U.S. courts, of civil liabilities based solely on the federal securities laws of the United States. In addition, awards for punitive damages in actions brought in the United States or elsewhere may be unenforceable in the United Kingdom. An award for monetary damages under the U.S. securities laws would be considered punitive if it does not seek to compensate the claimant for loss or damage suffered and is intended to punish the defendant. The enforceability of any judgment in the United Kingdom will depend on the particular facts of the case as well as the laws and treaties in effect at the time. The United States and the United Kingdom do not currently have a treaty providing for recognition and enforcement of judgments (other than arbitration awards) in civil and commercial matters.